Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

Alchemist Energy LeaseCo, LP

as Seller

and

Presidio Production Company

as Purchaser

Dated May 7, 2026

i

(continued)

(continued)

(continued)

EXHIBITS:

Exhibit A-1	Leases
Exhibit A-2	Wells
Exhibit A-3	Fee Minerals
Exhibit A-4	Rights of Way
Exhibit B-1	Form of Assignment and Bill of Sale
Exhibit C	Form of Registration Rights Agreement

SCHEDULES:

Schedule K	Knowledge Persons
Schedule 1.3	Certain Excluded Assets
Schedule 2.2	Allocated Values
Schedule 3.2(a)	Unrecorded Written Title Instruments
Schedule 3.3	Certain Additional Permitted Encumbrances
Schedule 3.5	Certain Environmental Matters
Schedule 3.14	Drag-Along Rights
Schedule 4.2	Litigation
Schedule 4.3	Taxes and Assessments
Schedule 4.4	Compliance with Law
Schedule 4.5	Material Contracts
Schedule 4.7	Imbalances
Schedule 4.8(a)	Preferential Rights to Purchase
Schedule 4.8(b)	Consents to Assign
Schedule 4.11	Wells and Equipment
Schedule 4.12	Non-Consent Operations
Schedule 4.13	Outstanding Capital Commitments
Schedule 4.14	Hedges
Schedule 4.15	Environmental
Schedule 4.17(a)	Lease Demands
Schedule 4.17(c)	Lease Defaults
Schedule 4.17(a)	Drilling Commitments
Schedule 4.18	Credit Support
Schedule 4.22	Dedications; Minimum Volume Commitments
Schedule 6.3 – Part A	Seller Operation of Business
Schedule 6.3 – Part B	Purchaser Contact Persons
Schedule 6.9 – Part A	Purchaser Operation of Business
Schedule 6.9 – Part B	Seller Contact Persons

TABLE OF DEFINED TERMS

Accounting Arbitrator	66
Action	1, 84
Additional Hedge Novations	60
Additional Hedges	59
Adjustment Period	17
Affiliate	1
Agreement	1
Allocated Value	16
Asset Taxes	1
Assets	2
Assignment and Bill of Sale	20
Assumed Obligations	73
barrel	4
Base Cash Consideration	15
Base Purchase Price	15
Base Stock Consideration	15
Business Day	4
Canyon Creek PSA	4
Cash Closing Payment	65
Cash Consideration	15
Casualty Loss	78
Claim	77
Claim Notice	77
Closing	63
Closing Adjustment Shares	65
Closing Date	63
Closing Payment	65
Code	4
Consent	42
Contracting Parties	87
Contracts	2
Credit Support	44
Cure Date	29
Cure Target Defect	29
Cure Target Environmental Defect	29
Cure Target Title Defect	29
Cut-Off Date	5
Damages	81
Debt Commitment Letters	5
Debt Financing	5
Debt Financing Documents	5, 84
Debt Financing Sources	5
Defect Claim Date	27
Defect Escrow Account	31
Defect Escrow Agreement	31
Defect Escrow Amount	31
Defensible Title	20
Deposit	5
Designated Area	5

v

TABLE OF DEFINED TERMS

Disputed Environmental Matters	35
Disputed Items	67
Disputed Matter	30
Disputed Title Matters	35
Effective Date	5
Environmental Arbitrator	35
Environmental Consultant	25
Environmental Cure Date	29
Environmental Defect	26
Environmental Defect Amount	30
Environmental Defect Asset	28
Environmental Defect Claim Notice	28
Environmental Information	26
Environmental Laws	5
Environmental Matters	6
Environmental Permits	43
Environmental Review	25
Equipment	3
Escrow Agent	31
Exchange Act	6
Excluded Assets	14
Excluded Records	4
Execution Date	1
Fee Minerals	2
Final Adjustment Date	37
Final Settlement Statement	66
Financial Statements	50
First Holdback Release Date	67
Fraud	6
G&G Data	6
GAAP	6
Governmental Authority	6
Hazardous Substance	6
Hedge	6
Hedge Gains	6
Hedge Losses	6
Holdback Legend	6
Holdback Period	67
Holdback Shares Balance	7
Hydrocarbons	7
Income Taxes	7
Indemnified Person	77
Indemnifying Person	77
Individual Defect Threshold	33
Individual Indemnity Threshold	80
Invasive Activity	25
Knowledge	7
Laws	7
Leases	2
Material Consent	7

TABLE OF DEFINED TERMS

Material Contract	7
Net Revenue Interest	9
Non-Disclosure Agreement	9
Nonparty Affiliates	87
NORM	26
Novation Agreements	9
NYSE	9
Outside Date	71
Overpayment	67
Parties	1
Party	1
Per Share Value	9
Permits	44
Permitted Encumbrances	21
Permitted Issuance	15
Person	9
Phase I	25
Pre-Effective Date Tax Proceeding	70
Preliminary Settlement Statement	65
Properties	2
Property Costs	9
Purchase Price	15
Purchaser	1
Purchaser Common Stock	10
Purchaser Disclosure Schedules	53
Purchaser Fundamental Representations	10
Purchaser Group	75
Purchaser Holdback Shares	68
Purchaser Material Adverse Effect	10
Records	4
Reference Price	11
Registration Rights Agreement	11
Release	11
Representatives	11
Retained Obligations	74
Rights of Way	2
Royalties	11
SEC	11
Second Holdback Release Date	68
Securities Act	11
Seller	1
Seller Comment Deadline	66
Seller Disclosure Schedules	48
Seller Fundamental Representations	11
Seller Group	75
Seller Material Adverse Effect	12
Seller Taxes	12

TABLE OF DEFINED TERMS

Share Underpayment	66
Stock Closing Payment	65
Stock Consideration	15
Straddle Period	12
Subject Courts	12, 54
Surrendered Adjustment Shares	67
Tag Parties	39
Tag-Along PSAs	39
Tag-Along Rights	39
Target Closing Date	63
Tax	12
Tax Proceeding	12
Tax Return	12
Taxes	12
Termination and Release of Joint Operating Agreement	12
Third Party	13
Title Arbitrator	35
Title Benefit	21
Title Benefit Amount	30
Title Benefit Threshold	34
Title Cure Date	29
Title Defect	21
Title Defect Amount	30
Title Defect Claim Notice	27
Title Defect Property	27
Title Matters	13
Trading Day	13
Transaction Agreements	13
Transactions	13
Transfer Agent	13
Transfer Agent Documentation	13
Transfer Taxes	13
Treasury Regulations	13
Unapproved Exception	13
Underpayment	66
Units	2
Untransferred Hedge Contract	60
Vortus	1
Wells	2
Working Interest	13

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), is dated as of May 7, 2026 (the “Execution Date”), by and between Alchemist Energy LeaseCo, LP, a Delaware limited partnership (“Seller”), and Presidio Production Company, a Delaware corporation (“Purchaser”). Seller, on the one hand, and Purchaser, on the other hand, are referred to herein individually, as a “Party” and collectively, as the “Parties”.

RECITALS:

Seller desires to sell, and Purchaser desires to purchase, those certain oil and gas properties, rights, and related assets that are defined and described as “Assets” herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article 1
PURCHASE AND SALE

1.1 Purchase and Sale. On the terms and conditions contained in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase, accept, and pay for, the Assets.

1.2  Certain Definitions. As used herein:

(a)  “Action” has the meaning set forth in Section 12.7(b).

(b)  “Affiliate” means, with respect to any Person, a Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person. For the avoidance of doubt, other than for purposes of Section 11.3, or as may be otherwise expressly set forth in this Agreement, the term “Affiliate” expressly excludes each of (a) Vortus Investment Advisors, LLC (“Vortus”) (acting solely in its capacity as agent for and on behalf of one or more of the funds to which it provides investment management services), (b) each of the investment funds sponsored by such entity, and the various portfolio companies of each of such investment funds, (c) each of their respective Affiliates (including their various portfolio companies), other than Seller and Seller’s direct subsidiaries, and (d) each of the officers, directors, managers and direct and indirect equity holders in each of the entities identified in the immediately preceding clauses (a) through (c) who is not also an officer, director, manager or direct or indirect equity holder of Seller or Seller’s subsidiaries (in each case, solely in such Person’s capacity as an officer, director, manager or direct or indirect equity holder of Seller or its subsidiary), except, in each case, that for purposes of the definition of “Indemnified Person” (and any indemnities hereunder in favor of Seller or its Affiliates) and any disclaimers or releases/waivers hereunder in favor of (or to the benefit of) Seller or its Affiliates (and, in each case, similar phrases) hereunder, the terms “Affiliate” or “Affiliates” shall include each such Person. As used in this definition, the word “control” (and the words “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direct the management or policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

(c)  “Asset Taxes” means ad valorem, property, real estate, excise, severance, production, sales, use and similar Taxes based upon the acquisition, operation or ownership of the Assets or the production of Hydrocarbons therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

(d)  “Assets” means all of Seller’s right, title, and interest in and to the following (but excluding in all cases any Excluded Assets):

(i)  the oil and gas leases, oil, gas, and mineral leases and subleases, carried interests, operating rights, record title interests, overriding royalty interests and other interests located within the Designated Area, including those identified or described on Exhibit A-1, and, without limiting the foregoing, all other rights (of whatever character, whether legal or equitable, vested or contingent, and whether or not the same are expired or terminated) in and to the Hydrocarbons in, on, under, and that may be produced from or are otherwise attributable to the Designated Area, including the lands covered by the leases, subleases, interests and rights described on Exhibit A-1, and any renewals, modifications, supplements, ratifications or amendments to such leases, subleases, interests and rights described on Exhibit A-1 (collectively, the “Leases”);

(ii)  all Hydrocarbon, water, CO2, or injection or disposal wells identified on Exhibit A-2 and any and all Hydrocarbon, water, CO2, or injection or disposal wells located on the Leases or on lands pooled, communitized, or unitized therewith or on the Rights of Way, including the wells shown on Exhibit A-2, in each case, whether producing, non-producing, permanently or temporarily plugged and abandoned, and whether or not fully described on any exhibit or schedule hereto (the “Wells”);

(iii) all pooled, communitized, consolidated or unitized acreage which includes all or part of any Leases, and all tenements, hereditaments, and appurtenances belonging thereto (collectively, the “Units,” and, together with the Wells, Leases, and Fee Minerals (defined below), the “Properties”);

(iv)  all currently existing contracts, agreements, and instruments pertaining to the other Assets (to the extent applicable to the other Assets) including operating agreements; unitization, pooling, and communitization agreements; declarations and orders; area of mutual interest agreements; farmin and farmout agreements; exchange agreements; compressor agreements; gathering agreements; agreements for the sale and purchase of Hydrocarbons; disposal agreements; transportation agreements; and processing agreements (the “Contracts”); provided, however, that the term “Contracts” shall not include (x) the Leases, the Rights of Way and other instruments constituting Seller’s chain of title to the applicable Leases or Rights of Way or (y) any master services agreements, drilling contracts and other similar service contracts;

(v)  all fee mineral interests in the Designated Area, including those identified or described on Exhibit A-3 (the “Fee Minerals ”);

(vi)  all currently existing Permits, to the extent related to the Assets and to the extent transferrable;

(vii) the Assumed Hedges;

(viii) to the extent transferrable, all surface and/or subsurface easements, permits, licenses, servitudes, rights-of-way, leases, rights to explore and drill for, produce, store, gather, transport, use and sell surface and subsurface water and other rights to use the surface appurtenant to, or used or held for use in connection with, the Properties, including those described on Exhibit A-4 (collectively, the “Rights of Way”); provided, however, that the term “Rights of Way” shall not include interests held pursuant to the Leases and other instruments constituting Seller’s chain of title to the applicable Leases;

(ix)  all surface and subsurface equipment, machinery, fixtures, and other tangible personal property and improvements that are located at, on or under any of the lands covered by or attributable to any of the Properties, or are used or held for use in connection with the ownership or operation of the Properties or any of the other Assets or the production, treatment, storage, disposal, or transportation of Hydrocarbons or other substances thereon or therefrom (including all Well and wellhead equipment, casing rods, boilers, tubing, motors, fixtures, pumps, pumping units, Hydrocarbon measurement facilities, flowlines, gathering systems, piping, pipelines, compressors, Hydrocarbons measurement facilities, metering facilities, interconnections, tanks, tank batteries, treatment facilities, injection facilities, disposal facilities, compression facilities, processing and separation facilities, platforms, SCADA equipment, frac tanks and ponds and other materials, supplies, inventory, facilities, machinery, equipment and similar personal property (both surface and subsurface)), including the items described on Schedule 1.2(d)(ix) (collectively, the “Equipment”);

(x)  all Hydrocarbons produced from, or attributable to, the Assets from and after the Effective Date; all Hydrocarbon inventories from or attributable to the Assets that are in storage or existing in stock tanks, pipelines and/or plants on the Effective Date (including inventory and line fill); to the extent related or attributable to the Assets, all production, plant, and transportation imbalances; and, in each case, all proceeds therefrom;

(xi)  except to the extent related to any of the Retained Obligations, all (A) trade credits, accounts receivable, take-or-pay amounts receivable, and other receivables and general intangibles, to the extent attributable to the other Assets for periods of time from and after the Effective Date or related to any Assumed Obligation hereunder, (B) liens and security interests in favor of Seller or any of its Affiliates under any Law or Contract to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Effective Date of any of the other Assets or to the extent arising in favor of Seller with respect to any Asset or any Assumed Obligation for which Purchaser is providing indemnification hereunder, (C) indemnity, contribution, and other such rights in favor of Seller or any of its Affiliates arising under any of the other Assets to the extent attributable to such other Assets for periods of time from and after the Effective Date or related to any Assumed Obligation hereunder, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common Law rights of contribution and all rights and remedies of any kind arising under or with respect to any Contracts ((1) whether related to periods of time occurring before, on or after the Effective Date and (2) including audit and other similar rights (including, for purposes of clarity, the right to receive adjustments, refunds or other proceeds related to or payable in connection with the exercise of any such rights)) and (D) rights, remedies, claims, demands, interests or causes of action whatsoever, at Law or in equity, known or unknown, of Seller or any of its Affiliates against any third Person to the extent related to (1) the Assets or periods of time from and after the Effective Date or (2) any Assumed Obligation, and, where necessary to give effect to the assignment, conveyance and/or transfer of any of the foregoing matters described in this Section 1.2(d)(xi), Seller grants to Purchaser the right to be subrogated thereto, except, in each case, to the extent relating to any of the Retained Obligations; and

(xii) originals, to the extent available, otherwise copies (including electronic copies) of files, records, information and data in Seller’s or any of its Affiliates’ possession or control and to the extent relating or relevant to Seller’s ownership and/or operation of all or any portion of any of the Assets, including all books, records, data, files, information, drawings, maps, lease files, land files, surveys, division order files, abstracts, muniments of title, title opinions, title curative documents and other title information, contract files, well logs and other similar files, well and equipment telemetry data, wellbore schematics, shape files, the G&G Data, production data, well, operation and accounting data and records, workover, artificial lift conversion and downtime history, and engineering, exploration and other technical data and information (excluding any interpretive data or other technical analysis) that relates or is relevant to any of the Assets (including, for purposes of clarity, the ownership or operation thereof), but excluding, in each case:

(A)  all corporate, financial, Tax, and legal data and records of Seller that relate to Seller’s business generally (whether or not relating to the Assets) or to Seller’s business (including all Income Tax data and records), operations, assets, and properties to the extent not related to or part of the Assets;

(B)  any data, software, and records to the extent disclosure or transfer is prohibited or subjected to payment of a fee or other consideration by any license agreement or other agreement, or by applicable Law, and for which no consent to transfer has been received and/or for which Purchaser has not agreed in writing to pay the fee or other consideration, as applicable;

(C)  all legal records and legal files of Seller, including all work product of, and attorney-client communications with, Seller’s legal counsel (other than Leases, title opinions, and Contracts, which shall, for purposes of clarity, be included in the Assets);

(D)  data and records relating to the sale of the Assets, including communications with the advisors or other Representatives of Seller or any member of Seller Group;

(E)  any data and records, to the extent relating to the Excluded Assets or assets and properties to the extent they do not constitute Assets under this Agreement;

(F)  all emails and electronic correspondence, unless (I) an item otherwise included in the Records is only available as an attachment to such email or electronic correspondence, (II) such email or electronic correspondence is of a type that would ordinarily be included in a Lease file or Well file, as applicable or (III) any other record that would only be contained in email and electronic correspondence; and

(G)  those original data and records retained by Seller pursuant to Section 12.5.

(Clauses (A) through (G) shall hereinafter be referred to as the “Excluded Records” and subject to such exclusions, the data, software and records described in this Section 1.2(d)(xii) are referred to herein as the “Records.”).

(e)  “Assumed Hedges” means the Existing Hedges and the Additional Hedges.

(f)  “barrel” means forty-two (42) U.S. gallons.

(g)  “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Tulsa, Oklahoma, United States of America.

(h)  “Canyon Creek PSA” means that certain Purchase and Sale Agreement, by and between Purchaser, as purchaser, and Canyon Creek Energy – Arkoma, LLC, as seller, dated as of May 7, 2026.

(i)  “Code” means the United States Internal Revenue Code of 1986, as amended.

(j)  “Contract Legend” means the following legend to be placed on the Purchaser Common Stock issued to Seller as Closing Adjustment Shares pursuant to Section 8.3(b)(ii).

THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER APPLICABLE TO THE CLOSING ADJUSTMENT SHARES AS SET FORTH IN SECTION 6.14 OF THE PURCHASE AND SALE AGREEMENT, DATED AS OF MAY 7, 2026, AS MAY BE AMENDED FROM TIME TO TIME, BY AND BETWEEN ALCHEMIST ENERGY LEASECO, LP AND PRESIDIO PRODUCTION COMPANY, AND THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

(k)  “Cut-Off Date” means five o’clock p.m. in Tulsa, Oklahoma on the date that is twelve (12) months following the Closing Date.

(l)  “Debt Commitment Letters” means any executed debt commitment letters or agreements (as amended, supplemented or replaced in compliance with this Agreement) pursuant to which the Debt Financing Sources party thereto have committed, on the terms and subject only to the financing conditions set forth therein, to provide to Purchaser or an Affiliate thereof the amount of debt financing described therein.

(m)  “Debt Financing” means the financing contemplated by the Debt Commitment Letters, the proceeds of which shall be used to, among other things, fund a portion of the Purchase Price.

(n)  “Debt Financing Documents” has the meaning set forth Section 12.7(b).

(o)  “Debt Financing Sources” means Persons that have committed to provide or otherwise entered into agreements in connection with any debt financing in connection with the Transactions, including the parties to any applicable joinder agreements, indentures, credit agreements similar debt agreements entered into pursuant thereto or relating thereto, together with their respective former, current or future Representatives, employees, directors, officers and Affiliates and their successors and assigns.

(p)  “Deposit” means One Million Six Hundred Ninety Three Thousand Dollars ($1,693,000) in cash.

(q)  “Designated Area” means the entirety of each land section in which there exists a Well identified on Exhibit A-2.

(r)  “Effective Date” means 7:00 a.m. in Tulsa, Oklahoma on February 1, 2026.

(s)  “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case as amended to the date hereof, and all similar Laws, including common law, as of the Execution Date of any Governmental Authority having jurisdiction over the property in question addressing pollution or pollution control, protection of the environment (including natural resources), biological or cultural resources, exposure to pollution or chemicals in the environment or protection of occupational safety, including those Laws relating to the storage, handling and use of Hazardous Substances and Laws relating to the Release, threatened Release, generation, processing, treatment, storage, transportation, disposal or management thereof and all regulations implementing the foregoing.

(t)  “Environmental Matters” means (i) the terms of Article 3, (ii) Seller’s representations and warranties in Sections 4.2 and 4.15, (iii) Seller’s covenants and agreements pursuant to Section 6.3, (iv) the Retained Obligations described in Sections 11.2(d), 11.2(e), 11.2(f), 11.2(g) and 11.2(i) and (v) Seller’s liability and indemnification obligations with respect to (including, for purposes of clarity, Purchaser’s right to indemnification pursuant to Article 11 with respect to) any (A) breach or inaccuracy, as applicable, of any such representations and warranties, covenants or agreements or (B) the Retained Obligations described in Sections 11.2(d), 11.2(e), 11.2(f), 11.2(g) and 11.2(i) (including, for purposes of clarity, any and all Damages caused by, arising out of, resulting from or related to any of the foregoing matters described in this definition).

(u)  “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(v)  “Fraud” means actual and intentional fraud under Delaware common law with respect to the making of the representations and warranties pursuant to Article 4 or Article 5 (as applicable); provided, that such actual and intentional fraud shall exclude any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory under applicable Law.

(w)  “G&G Data” means all geological or geophysical information constituting proprietary data, studies, core samples, maps, related technical data and any other geological or geophysical information (in each case excluding any interpretations of Seller made with respect to such information as well as any seismic information of Seller) covering the Properties that Seller is not prohibited by agreement from transferring to Purchaser (other than any such information licensed from non-Affiliate Persons that cannot be transferred without additional consideration to such non-Affiliate Persons and for which Purchaser has not agreed (in its sole discretion) to pay such additional consideration).

(x)  “GAAP” means United States generally accepted accounting principles, consistently applied.

(y)  “Governmental Authority” means any national, state, county or municipal government and/or government of any political subdivision, and departments, courts, commissions, boards, bureaus, ministries, agencies, or other instrumentalities of any of them.

(z)  “Hazardous Substance” shall mean any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM, petroleum and any fraction thereof, asbestos, Hydrocarbons, produced water, polychlorinated biphenyls, per- or poly-fluoroalkyl substances and any other substances referenced in Section 3.4(c).

(aa) “Hedge” means any future derivative, swap, collar, put, call, cap, option or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including hydrocarbons or securities.

(bb) “Hedge Gains” means, with respect to the Additional Hedges, the amount to which any of Seller or its Affiliates is entitled to receive under the terms of any and all such Additional Hedges (without offset or netting of amounts under any other hedge transaction with the counterparty that is a party to such Additional Hedges).

(cc) “Hedge Losses” means, with respect to the Additional Hedges, the amount any of Seller or its Affiliates is obligated to pay to the applicable counterparty (under the terms of such Additional Hedges), without offset or netting of amounts under any other hedge transaction with the counterparty that is a party to any such Additional Hedges.

(dd) “Holdback Legend” means the following legend to be placed on the Purchaser Common Stock issued to the Seller as Holdback Shares pursuant to Section 8.3(b)(iii):

THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER APPLICABLE TO THE HOLDBACK SHARES AS SET FORTH IN SECTION 6.14 OF THE PURCHASE AND SALE AGREEMENT, DATED AS OF MAY 7, 2026, AS MAY BE AMENDED FROM TIME TO TIME, BY AND BETWEEN ALCHEMIST ENERGY LEASECO, LP AND PRESIDIO PRODUCTION COMPANY, AND THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

(ee) “Holdback Shares” 368,043 shares of Purchaser Common Stock.

(ff)  “Holdback Shares Balance” means, as of the applicable date of determination, the balance of Holdback Shares, as such number of Holdback Shares may be reduced prior to such date by all disbursements under Section 8.5.

(gg) “Hydrocarbons” means crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.

(hh) “Income Taxes” means any U.S. federal, state or local or foreign income Tax or Tax based on profits, net profits, margin, revenues, gross receipts or similar measure.

(ii)  “Knowledge” (or “known” or other derivatives thereof) means, whether or not capitalized, (i) with respect to Seller, without any duty of inquiry or investigation, the actual conscious knowledge, as of the Execution Date, of any of the individuals listed in Subpart 1 of Schedule K and (ii) with respect to Purchaser the actual conscious knowledge, without any duty of inquiry or investigation, as of the Execution Date, of any of the individuals listed in Subpart 2 of Schedule K.

(jj)  “Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, writs, injunctions, requirements, judgments, and codes of Governmental Authorities.

(kk) “Material Consent” means a Consent by a third Person (i) that if not obtained prior to the assignment of an Asset, (A) voids or nullifies (automatically or at the election of the holder thereof) the assignment, conveyance or transfer of such Asset, (B) terminates (or gives the holder thereof the right to terminate) any material rights in the Asset subject to such consent, or (C) requires payment of a fee or liquidated damages or (ii) that has affirmatively been denied in writing (except for any such consent that is otherwise waived in writing by Purchaser); provided, however, that “Material Consent” does not include (x) any consent or approval of Governmental Authorities customarily obtained after Closing or (y) any Consent which by its express terms cannot be unreasonably withheld, unless such Consent has been affirmatively denied in writing.

(ll)  “Material Contract” means, to the extent binding on the Assets or Purchaser’s ownership thereof after Closing, any Contract which is one or more of the following types:

(i)  Contracts between Seller, on the one hand, and any Affiliate of Seller, on the other hand, which will be binding on or otherwise burden Purchaser or any of the Assets after the Closing;

(ii)  Contracts for the sale, purchase, exchange, or other disposition of Hydrocarbons produced from or allocable to the Properties which are not cancellable without penalty to, or material payment by Seller, its Affiliates, or its or their permitted successors and assigns, on sixty (60) days’ or less prior written notice;

(iii) To the extent currently pending, Contracts to sell, lease, farmout, exchange, or otherwise dispose of all or any part of the Assets at any time from and after the Effective Date, but excluding conventional rights of reassignment upon intent to abandon any Asset;

(iv)  Contracts for the gathering, treatment, processing, storage or transportation of Hydrocarbons, which are not cancellable without penalty to or material payment by Seller, its Affiliates, or its or their permitted successors and assigns, on sixty (60) days’ or less prior written notice;

(v)  Contracts that are joint operating agreements, unit operating agreements, exploration agreements, development agreements, participation agreements, joint venture agreements, area of mutual interest agreements (or that contain area of mutual interest agreements or similar provisions), farmin agreements, farmout agreements, non-compete agreements, production sharing agreements, exchange agreements, pooling agreements or other similar agreements, including any agreement with any express drilling or development obligations to the extent the same have not been fully performed or fulfilled and would be binding on Purchaser and/or the Assets after Closing;

(vi)  Contracts requiring Seller or its Affiliates to post guarantees, bonds, letters of credit or similar financial agreements;

(vii) Contracts that provide for a call upon, option to purchase or similar right with respect to any of the Assets (including any Hydrocarbons produced therefrom or allocated thereto);

(viii) Contracts that are sale lease-back agreements, indentures, loan agreements, credit agreements, security agreements, mortgages, promissory notes or similar financial agreements that will be binding on, or result in a lien or other encumbrance on, any of the Assets after the Closing;

(ix)  Contracts for salt water or fresh water disposal, gathering, processing, transportation or other similar agreements, or any water rights or water source agreements, which are not cancellable without penalty to or material payment by Seller, its Affiliates, or its or their permitted successors and assigns, on sixty (60) days’ or less prior written notice;

(x)  Contracts containing “tag-along” or “drag-along” rights, preferential rights or other similar rights of, or applicable to, any Person, including, without limitation, any “change of control” or other similar provision;

(xi)  Contracts that constitute a lease under which Seller is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by Seller without penalty or material payment upon sixty (60) days’ or less prior written notice and (B) involves (x) an annual base rental of more than Fifty Thousand Dollars ($50,000) or (y) the payment of more than Fifty Thousand Dollars ($50,000) in the aggregate (net to Seller’s interest);

(xii) All other Contracts that can reasonably be expected to involve aggregate payments by, or aggregate proceeds or revenues to, Seller or any of its Affiliates in excess of Fifty Thousand Dollars ($50,000) during the current year or any subsequent fiscal year;

(xiii) All Contracts constituting Hedges; and

(xiv) All Contracts with respect to G&G Data.

(mm)  “Net Revenue Interest” means, with respect to any Well, Seller’s interest (expressed as a percentage or a decimal) in and to the Hydrocarbons produced and saved or sold from or allocated to such Well from those formations from which such Well is currently producing, or with respect to a Well that is not currently producing, the last formation from which such Well last produced, after giving effect to all Royalties.

(nn) “Non-Disclosure Agreement” means that certain Confidentiality Agreement dated as of January 15, 2026 by and between Presidio Petroleum LLC, a Delaware limited liability company, and Canyon Creek Energy – Arkoma, LLC, as amended from time to time.

(oo) “Novation Agreements” means, collectively, each ISDA Novation Agreement by and among Seller, Purchaser (or its Affiliate) and each other counterparty to the applicable Assumed Hedge, pursuant to which Seller will novate to Purchaser (or its Affiliate), and, if applicable, the other counterparty will novate to another counterparty, such Assumed Hedges, in a form mutually agreed upon in good faith by the parties thereto.

(pp) “NYSE” means the New York Stock Exchange.

(qq) “Per Share Value” means Nine Dollars and Twenty Cents ($9.20), subject to adjustment as provided in Section 2.1(c).

(rr)  “Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.

(ss)  “Property Costs” means, without duplication, all ordinary course operating expenses (including costs of insurance (solely to the extent any such insurance costs are premiums that are paid with respect to the period of time between the Effective Date and the Closing Date), and overhead costs charged by any Third Party operator of any of the Assets) pursuant to an applicable joint operating agreement and capital expenditures, in each case, paid or payable to Third Parties and incurred in the ownership and operation of the Assets in the ordinary course of business, but excluding (without limitation), in each case, any and all liabilities, losses, costs, expenses, and Damages arising out of or otherwise attributable or related to:

(i)  claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury, illness or death; property damage; environmental damage or contamination; other torts; private rights of action given under any Law; or violation of any Law;

(ii)  obligations to plug and/or abandon wells, dismantle, decommission or remove facilities or any other Asset;

(iii) obligations to remediate any contamination of groundwater, surface water, soil, sediments, or Equipment or that otherwise affect or relate to any of the Assets;

(iv)  (A) all title examination and curative matters (including any title examination and/or curative costs paid or incurred in connection with, or with respect to, any Title Defects asserted pursuant to this Agreement, any special warranty claims made pursuant to the Assignment and Bill of Sale or with respect to curing any breach of any of Seller’s representations or warranties, including claims that Leases have terminated), and (B) all environmental matters, claims and/or obligations, including to remediate any contamination of water or personal property, or restore the surface around such wells, facilities or personal property, including under applicable Environmental Laws (including Environmental Defect claims asserted pursuant to this Agreement);

(v)  obligations to pay working interests, Royalties, and other revenues or proceeds attributable to sale of Hydrocarbons to Third Parties, as well as claims of improper calculation or payment of same;

(vi)  gas balancing and other production balancing obligations;

(vii) any Casualty Loss (including any mitigation, repair, replacement or restoration costs related thereto);

(viii) Taxes (including Asset Taxes);

(ix)  obligations with respect to Hedges;

(x)  obligations to pay (A) any rentals, shut-in royalties or other similar lease maintenance payments, (B) any bonuses, broker fees and other Lease acquisition costs, costs of drilling and completing wells and costs of acquiring equipment that are not paid and/or incurred in accordance with Section 6.3 and (C) any transfer or similar fees associated with the assignment of the Assets from Seller to Purchaser pursuant to this Agreement unless Purchaser agrees in writing to be responsible for the same;

(xi)  any of the Retained Obligations (except any such Retained Obligation described in Section 11.2(b) that results in an adjustment to the Purchase Price pursuant to Section 2.3 or a turnover obligation pursuant to Section 2.4) or any other matters for which Seller has an indemnity obligation under this Agreement;

(xii) any general and administrative and/or overhead costs that are not charged by Third Parties pursuant to an applicable joint operating agreement; and

(xiii) any claims for indemnification, contribution, or reimbursement from any Third Party with respect to liabilities, losses, costs, expenses and Damages of the type described in preceding clauses (i) through (xii), whether such claims are made pursuant to contract or otherwise.

(tt)  “Purchaser Common Stock” means the Class A common stock, par value $0.0001 per share, of Purchaser.

(uu) “Purchaser Fundamental Representations” means the representations and warranties of Purchaser set forth in Sections 5.1, 5.2, 5.3, 5.4(a), 5.7, 5.16 and 5.18.

(vv) “Purchaser Material Adverse Effect” means any event, condition, change, development, circumstance or set of facts that, individually or in the aggregate with any other such events, conditions, changes, developments, circumstances or sets of facts, has, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, financial condition or results of operations of the Purchaser, or (b) the ability of Purchaser to consummate the Transactions contemplated hereby; provided, however, that the term “Purchaser Material Adverse Effect” shall not include effects (except in the case of clauses (i) through (vi) and (viii) below, to the extent such effects have a disproportionate materially adverse impact on Purchaser relative to other Persons operating in the same industry and geographic area in which Purchaser operates) resulting from (i) general changes in oil and gas prices; (ii) general changes in economic or political conditions or markets; (iii) changes in condition or developments (including changes in applicable Law) generally applicable to the oil and gas industry; (iv) acts of God, including storms and natural disasters; (v) acts or failures to act of Governmental Authorities (where not caused by the willful or negligent acts of Purchaser or its Affiliates); (vi) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, civil unrest or similar disorder or terrorist acts; (vii) any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the Transactions; (viii) any change in GAAP, or in the interpretation thereof; (ix) any epidemic, pandemic, or widespread disease outbreak (including the COVID-19 virus), or, in each case, any changes, restrictions or additional health or security measures imposed by a Governmental Authority in connection therewith; (x) any occurrence, condition, change, event or effect resulting from (A) the announcement of the Transactions, or (B) actions expressly required by this Agreement or expressly at or with the written consent of Seller; (xi) any change, in and of itself, in the market price or trading volume of Purchaser Common Stock or any other securities of Purchaser or any of its subsidiaries; and (xii) any legal proceeding brought or threatened by shareholders of Purchaser (whether on behalf of Purchaser or otherwise) asserting allegations of breach of fiduciary duty arising out of or relating to (A) violations of securities Laws in SEC Documents or (B) this Agreement or the Transactions contemplated hereby.

(ww)  “Reference Price” means (i) with respect to the adjustments to the Base Purchase Price made at Closing, the volume-weighted average price per share of Purchaser Common Stock on the NYSE (as reported by Bloomberg L.P. under the function “VWAP”) for the five (5) consecutive Trading Days ending on and including the second (2nd) Trading Day immediately preceding the Closing Date, and (ii) with respect to adjustments made after Closing in accordance with Section 8.4 or Section 8.5, as applicable, the volume-weighted average price per share of Purchaser Common Stock on the NYSE (as reported by Bloomberg L.P. under the function “VWAP”) for the five (5) consecutive Trading Days ending on and including the second (2nd) Trading Day immediately preceding the date on which the Contract Legend or Holdback Legend, as applicable, is removed from the applicable Closing Adjustment Shares or Holdback Shares (as applicable) in accordance with Section 8.5.

(xx) “Registration Rights Agreement” means that certain registration rights agreement, substantially in the form attached hereto as Exhibit C.

(yy) “Release” means any releasing, disposing, discharging, discarding, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, migrating, or escaping of any Hazardous Substances into or upon the environment, including the abandonment or discarding of barrels, containers and other closed receptacles.

(zz) “Representatives” means, with respect to a Person, such Person’s Affiliates and its and their respective directors, officers, partners, investors, members, managers, employees, financing sources, agents and advisors (including attorneys, accountants, consultants, bankers, financial advisors, brokers, and any representatives of those advisors).

(aaa) “Royalties” means all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests, reversionary interests and other royalty burdens and other similar interests payable out of production of Hydrocarbons from or allocated to the Properties or the proceeds thereof to third Persons.

(bbb)  “SEC” means the United States Securities and Exchange Commission.

(ccc) “Securities Act” means the United States Securities Act of 1933, as amended.

(ddd)  “Seller Fundamental Representations” means the representations and warranties of Seller set forth in Sections 4.1(a), 4.1(b), 4.1(c), 4.1(d)(i), 4.9 and 4.10.

(eee) “Seller Material Adverse Effect” means any event, condition, change, development, circumstance or set of facts that, individually or in the aggregate with any other such events, conditions, changes, developments, circumstances or sets of facts, has, has had or would reasonably be expected to have, a material adverse effect on (a) the ownership, operation, or financial condition of the Assets, taken as a whole, or (b) the ability of Seller to consummate the Transactions contemplated hereby; provided, however, that the term “Seller Material Adverse Effect” shall not include effects (except in the case of clauses (i) through (vi) and (viii) below, to the extent such effects have a disproportionate materially adverse impact on (x) Seller relative to other Persons operating in the same industry and geographic area in which Seller operates or (y) the Assets relative to similar Assets within the same geographic area in which the Assets are located) resulting from (i) general changes in oil and gas prices; (ii) general changes in economic or political conditions or markets; (iii) changes in condition or developments (including changes in applicable Law) generally applicable to the oil and gas industry; (iv) acts of God, including storms and natural disasters; (v) acts or failures to act of Governmental Authorities (where not caused by the willful or negligent acts of Seller or its Affiliates); (vi) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, civil unrest or similar disorder or terrorist acts; (vii) any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the Transactions; (viii) any change in GAAP, or in the interpretation thereof; (ix) any epidemic, pandemic, or widespread disease outbreak (including the COVID-19 virus), or, in each case, any changes, restrictions or additional health or security measures imposed by a Governmental Authority in connection therewith and (x) any occurrence, condition, change, event or effect resulting from (A) the announcement of the Transactions, or (B) actions expressly required by this Agreement or expressly at or with the written consent of Purchaser.

(fff) “Seller Taxes” means any and all (i) Income Taxes imposed by any applicable Laws on Seller or any of its Affiliates or any affiliated, combined, consolidated, unitary or similar group with respect to Taxes of which any of the foregoing is or was a member, (ii) Asset Taxes allocable to Seller pursuant to Section 9.1 (taking into account, and without duplication of, such Asset Taxes effectively borne by Seller (A) as a result of the adjustments to the Purchase Price pursuant to Section 2.3 or (B) in connection with the provisions of Section 11.4, as applicable), (iii) Taxes imposed on or with respect to the ownership or operation of the Excluded Assets, and (iv) Taxes (other than Taxes described in clauses (i), (ii) or (iii) of this definition) imposed on or with respect to the acquisition, ownership, or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom for any Tax period (or portion of any Straddle Period) ending before the Effective Date.

(ggg)  “Straddle Period” means any Tax period beginning before and ending on or after the Effective Date.

(hhh)  “Subject Courts” has the meaning set forth in Section 12.7(b).

(iii) “Tax” or “Taxes” means all federal, state, local and foreign income, branch profits, license, payroll, employment, social security, unemployment, disability, profits, franchise, sales, use, ad valorem, property, severance, production, conservation, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer or withholding taxes, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

(jjj) “Tax Proceeding” has the meaning provided in Section 9.6.

(kkk)  “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

(lll) “Termination and Release of Joint Operating Agreement” means a termination and release of joint operating agreements, in a form reasonably acceptable to both Parties, providing for the termination of all applicable joint operating agreements and related tax partnership agreements, and the release of all liens and security interests created thereunder (including the release of any related memorandum of operating agreement of record) to the extent, and only to the extent, such joint operating agreements and related tax partnership agreements are solely among Seller and the seller under the Canyon Creek PSA or the sellers under any of the other Tag-Along PSAs.

(mmm)  “Third Party” means any Person other than Seller and Purchaser and their respective Affiliates.

(nnn)  “Title Matters” means (a) the terms of Article 3, (b) the special warranty of Defensible Title in the Assignment and Bill of Sale, (c) Seller’s representations and warranties in Sections 4.2, 4.7, 4.8, 4.11(a), 4.12, 4.13(b), 4.17, 4.21, and 4.22(b), (d) Seller’s covenants and agreements pursuant to Section 6.3, (e) the Retained Obligations described in Sections 11.2(g) and 11.2(j) and (f) Seller’s liability and indemnification obligations with respect to (including, for purposes of clarity, Purchaser’s right to indemnification pursuant to Article 11 with respect to) any (A) breach or inaccuracy, as applicable, of any such representations and warranties, covenants or agreements or (B) the Retained Obligations described in Sections 11.2(g) and 11.2(j) (including, for purposes of clarity, any and all Damages caused by, arising out of, resulting from or related to any of the foregoing matters described in this definition).

(ooo)  “Trading Day” means any day on which the NYSE is open for trading.

(ppp)  “Transaction Agreements” means this Agreement and each other agreement or instrument to be executed and delivered pursuant hereto at the Closing.

(qqq)  “Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.

(rrr) “Transfer Agent” means Continental Stock Transfer & Trust Company.

(sss) “Transfer Agent Documentation” means a written instruction letter, a stock medallion guaranty, an incumbency certificate, a completed spreadsheet in the form required by the Transfer Agent or any other documentation required by the procedures of the Transfer Agent to effect a contemplated transaction in the Purchaser Common Stock.

(ttt) “Transfer Taxes” means any excise, sales, purchase, transfer, stamp, documentary, filing, registration, use or other similar Taxes or fees, and costs or expenses of preparing and filing any related Tax Returns, incurred as a result of or with respect to the sale of the Assets pursuant to this Agreement.

(uuu)  “Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury, whether in proposed, temporary or final form.

(vvv)  “Unapproved Exception” means, with respect to any Well or other applicable Asset, as applicable, any fact(s), circumstance(s), or other matter(s) that, individually or in the aggregate, (i) operate to reduce Seller’s Net Revenue Interest for any Well to an amount below the Net Revenue Interest set forth in Exhibit A-2, for such Well, or (ii) operate to increase Seller’s Working Interest for any Well to an amount greater than the Working Interest set forth in Exhibit A-2, for such Well (in each case, except to the extent the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth Exhibit A-2, for such Well in the same or greater proportion as the cumulative increase in Seller’s Working Interest therefor).

(www)  “Working Interest” means, with respect to any Well (as to those formations in which such Well is currently producing, or if such Well is not currently producing, the last formation from which such Well last produced), the aggregate interest (expressed as a percentage or a decimal) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations for, on or in connection with such Well (solely with respect to those formations in which such Well is currently producing, or if such Well is not currently producing, the last formation from which such Well last produced), in each case, without regard to the effect of any Royalties.

1.3  Excluded Assets. Notwithstanding anything to the contrary in Section 1.2 or elsewhere in this Agreement, the “Assets” shall not include any rights with respect to the Excluded Assets. “Excluded Assets” means the following:

(a)  the Excluded Records;

(b)  any interpretations of Seller made with respect to any G&G Data, as well as copies of the Records retained by Seller pursuant to Section 12.5, including, for the avoidance of doubt, copies of all geological, geophysical and similar data and studies other than any such data and/or studies constituting or included in the G&G Data;

(c)  Assets excluded from this Agreement pursuant to Sections 3.4(a), 3.12 or 3.13;

(d)  subject to Section 11.5, all contracts of insurance and all claims, rights and interests of Seller or any Affiliate of Seller (i) under any policy or agreement of insurance or indemnity agreement, (ii) under any bond or security instrument, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of an Asset prior to the Effective Date and to the extent not related to any of the Assumed Obligations;

(e)  all of Seller’s proprietary computer software, patents, trade secrets, copyrights, logos, trademarks, trade names, and other intellectual property;

(f)  Seller’s interests in offices, office leases and buildings;

(g)  any leased equipment and other leased personal property of Seller if such equipment or property, or the Contract pursuant to which it was leased, is not freely transferrable without payment of a fee or other consideration, unless Purchaser has agreed in writing to pay such fee or consideration;

(h)  except to the extent described in sub-clause (x) of the definition of “Assets” or otherwise related to any Assumed Obligation, all indemnity and contribution rights, rights under any Contracts and all other rights and claims of Seller or any Affiliate of Seller against any third Person to the extent related or attributable to, periods on or prior to the Effective Date (including claims for adjustments or refunds with respect to amounts paid or incurred by Seller) or for which Seller is liable for payments or required to indemnify Purchaser under Article 11 (whether or not such claims are pending or threatened as of the Execution Date or the Closing Date);

(i)  except to the extent described in sub-clause (x) of the definition of “Assets” or otherwise related to any Assumed Obligation, all audit rights, and rights to reimbursement with respect to, all costs and revenues associated with joint interest audits and other audits of Property Costs covering periods prior to the Effective Date, which adjustments arising from such audits are paid or received prior to the Cut-Off Date; provided, however, that such audit rights and rights to reimbursement shall be deemed to be included within the Assets for all purposes from and after the Cut-Off Date (unless any applicable joint interest audit is initiated by a Third Party prior to the Cut-Off Date, in which case such audit rights (solely with respect to the subject matter of any such joint interest audit) shall not terminate on the Cut-Off Date and shall continue until reasonably resolved);

(j)  any refunds, claims for refunds or rights to receive refunds from any Governmental Authority with respect to Taxes that are Seller Taxes (solely to the extent such Seller Taxes are actually paid or economically borne by Seller or any of its Affiliates);

(k)  refunds relating to the overpayment of royalties by or on behalf of Seller to any Governmental Authority, to the extent relating to royalties paid with respect to Hydrocarbon production prior to the Effective Date, whether received before, on, or after the Effective Date; provided, however, that such refunds shall be deemed to be included within the Assets for all purposes from and after the Cut-Off Date;

(l)  all office equipment, computers, cell phones, pagers and other hardware, personal property, and equipment that relate primarily to Seller’s business generally, even if otherwise relating to the business conducted by Seller with respect to the Assets;

(m)  subject to Section 2.4 and except as otherwise related to any Assumed Obligation, all trade credits, accounts receivable, take-or-pay amounts receivable, and other receivables and general intangibles, to the extent attributable to the Assets for periods of time prior to the Effective Date;

(n)  Seller’s vehicles; and

(o)  any other assets, contracts or rights which are specifically identified or described on Schedule 1.3.

Article 2
PURCHASE PRICE

2.1  Purchase Price.

(a)  Subject to the terms and conditions set forth in this Agreement, the total purchase price to be paid for the Assets shall consist of:

(i)  cash in the amount of Twenty-Five Million Three Hundred Ninety-Five Dollars ($25,395,000) (such amount of cash, the “Base Cash Consideration”), adjusted as provided in Section 2.3 (the Base Cash Consideration as so adjusted pursuant to Section 2.3, the “Cash Consideration”) and

(ii)  Nine Hundred Twenty Thousand One Hundred Nine (920,109) shares of Purchaser Common Stock (such number of shares of Purchaser Common Stock, as adjusted pursuant to Section 2.1(c) if applicable, the “Base Stock Consideration” and together with the Base Cash Consideration, the “Base Purchase Price”) adjusted as provided in Section 2.3 (the Base Stock Consideration as so adjusted pursuant to Section 2.3, the “Stock Consideration” and, together with the Cash Consideration, the “Purchase Price”).

(b)  Not later than one (1) Business Day following the Execution Date, Purchaser will deliver or cause to be delivered to Seller, the Deposit, to an account designated by Seller in writing.

(c)  Notwithstanding Section 2.1(a), other than with respect to any shares of Purchaser Common Stock issued by Purchaser as full or partial consideration in connection with a bona fide acquisition, purchase of the capital stock or assets of, or transaction of series of transactions with, an unaffiliated third party that is the result of arm’s length negotiations (each, a “Permitted Issuance), if, at any time on or after the Execution Date and prior to the Closing Date, Purchaser effects any merger, consolidation, combination or other transaction is consummated pursuant to which shares of Purchaser Common Stock are converted to cash or other securities, then the Stock Consideration and the Per Share Value shall be proportionately adjusted.

2.2  Allocated Values. Schedule 2.2 sets forth the agreed allocation of the Base Purchase Price among the Assets. The “Allocated Value” for any Well equals the portion of the Base Purchase Price that is allocated to such Well on Schedule 2.2. Seller has accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise makes no representation or warranty as to the accuracy of such values.

2.3  Adjustments to Base Purchase Price. The Base Purchase Price shall be adjusted as follows (without duplication), but (x) in the case of Sections 2.3(c), 2.3(d) and 2.3(e), only to the extent identified on or before the Cut-Off Date; and (y) in the case of Section 2.3(f) and Section 2.3(i), only to the extent paid or received, as applicable, on or before the Cut-Off Date:

(a)  decreased in accordance with Section 3.8;

(b)  decreased as a consequence of Assets (or any portions thereof) excluded from the transactions contemplated by this Agreement as set forth in Sections 3.4(a), 3.12 or 3.13;

(c)  with respect to production, pipeline, storage, processing, or other imbalances or overlifts, (i) decreased (for amounts owed by Seller or any of its Affiliates to any third Person as of the Effective Date) or (ii) increased (for amounts owed by any third Person to Seller or any of its Affiliates as of the Effective Date), as applicable, (A) in the case of gaseous Hydrocarbons, to the extent the applicable Contract provides for cash balancing, the actual cash balance amount determined to be due to such Party, otherwise on the basis of $3.00 per MMBtu, multiplied by the amount of imbalance in MMBtu, and (B) in the case of liquid Hydrocarbons (other than NGLs), to the extent the applicable Contract provides for cash balancing, the actual cash balance amount determined to be due to such Party, otherwise on the basis of $80.00 per barrel, multiplied by the amount of the imbalance in barrels (in each case of sub-clauses (i) and (ii) hereof, net of any (x) Royalties; (y) gathering, processing, compression, transportation, marketing and other similar costs and expenses paid or that would be payable in connection with sales of oil, gas, or other Hydrocarbons) or (D) by an amount agreed to in writing by the Parties;

(d)  increased by the aggregate amount of Seller’s share of any merchantable Hydrocarbon inventories produced from or credited to the Properties in storage tanks (excluding tank bottoms) included in the Assets upstream of delivery points to the relevant purchasers on the Effective Date and based on the quantities in such storage tanks as of the Effective Date (solely to the extent such Hydrocarbon inventories are not sold prior to the Closing Date), multiplied by the Contract price therefor, or, if there is no applicable Contract, (A) in the case of gaseous Hydrocarbons, multiplied by $3.00 per MMBtu, or (B) in the case of liquid Hydrocarbons (other than NGLs), multiplied by $80.00 per barrel, (in each case, net of any (x) Royalties; and (y) gathering, processing, compression, transportation, marketing and other similar costs and expenses paid or that would be payable in connection with sales of oil, gas, or other Hydrocarbons);

(e)  increased by the net amount of prepaid Property Costs paid by Seller attributable to periods from and after the Effective Date set forth on Schedule 2.3(e);

(f)  without limiting either Party’s rights to indemnification under Article 11, adjusted for proceeds, revenues and other income attributable to the Assets, Property Costs, and certain other costs attributable to the Assets as follows:

(i)  decreased by an amount equal to the aggregate amount of the following proceeds and/or revenues received by Seller or any of its Affiliates:

(A)  amounts earned from the sale, attributable to the period after the Effective Time through but excluding the Cut-Off Date (the “Adjustment Period”), of Hydrocarbons produced from, or attributable or allocable to, the Properties (net of any (x) Royalties and (y) gathering, processing, compression, transportation, marketing and other similar costs and expenses paid by or behalf of Seller in connection with sales of oil, gas, or other Hydrocarbons that are not included as Property Costs under Section 2.3(f)(i)(B); excluding the effects of any Hedges); and

(B)  other income earned with respect to the Assets during the Adjustment Period (excluding the effects of any Hedges);

(ii)  increased by an amount equal to the amount of all Property Costs which are incurred by Seller or any of its Affiliates in the ownership and operation of the Assets from and after the Effective Date and paid to Third Parties or that are otherwise economically borne by or on behalf of Seller or any of its Affiliates on or prior to the Cut-Off Date, except, in each case, any costs already deducted in the determination of proceeds in Section 2.3(f)(i);

(iii) decreased by any amount received by Seller from the applicable operator pursuant to any joint operating agreements that are attributable to the ownership and operation of the Assets during the Adjustment Period, excluding amounts that are netted in Section 2.3(f)(i);

(g)  increased by the amount of Asset Taxes allocated to Purchaser pursuant to Section 9.1 but paid or otherwise economically borne by Seller (or any of its Affiliates);

(h)  decreased by the amount of Asset Taxes allocated to Seller pursuant to Section 9.1 but paid or otherwise economically borne by Purchaser (or any of its Affiliates);

(i)  decreased by the amount of Property Costs paid by Purchaser attributable to periods before the Effective Time;

(j)  decreased, by (1) the amount of all realized Hedge Losses and any other costs or expenses attributable to the Additional Hedges that are allocated to Seller but that have been paid or economically borne by Purchaser; and (2) the amount of all realized Hedge Gains attributable to the Additional Hedges that are allocated to Purchaser and that are actually paid to or received and retained by or for the benefit of Seller or its Affiliates;

(k)  increased, by (1) the amount of all realized Hedge Losses and any other costs or expenses attributable to the Additional Hedges that are allocated to Purchaser paid or economically borne by Seller or its Affiliates; and (2) the amount of all realized Hedge Gains attributable to the Additional Hedges that are allocated to Seller and that are actually paid to or received and retained by or for the benefit of Purchaser or its Affiliates;

(l)  increased by the amount of five-hundred thirty-five thousand Dollars ($535,000) as consideration to Seller for including the Existing Hedges in the Assets; and

(m)  increased or decreased by any other amount agreed to by the Parties in writing.

2.4  Certain Ordinary-Course Costs and Revenues.

(a)  With respect to revenues earned or Property Costs incurred with respect to the Assets prior to the Effective Date but received or paid, as applicable, after the Effective Date:

(i)  Subject to the terms of this Section 2.4, Seller shall be entitled to all amounts earned from the sale, during the period up to but excluding the Effective Date, of Hydrocarbons produced from, or attributable or allocable to, the Properties, which amounts are received after Closing but prior to the Cut-Off Date (net of any (A) gathering, processing, compression, transportation, marketing and other similar costs and expenses paid in connection with sales of Hydrocarbons that are not included as Property Costs under Section 2.4(a)(ii)); and (B) Property Costs that are deducted by the purchaser of production, and to all other income earned with respect to the Assets up to but excluding the Effective Date and received after Closing but on or before the Cut-Off Date.

(ii)  Seller shall be responsible for (by payment, through the adjustments to the Purchase Price under this Agreement or otherwise), and entitled to any refunds and indemnities with respect to, all Property Costs incurred prior to the Effective Date; provided, however, that Seller’s responsibility for and entitlements to, as applicable, the foregoing shall terminate on the Cut-Off Date.

(b)  Purchaser shall be entitled to all amounts earned from the sale, during the period from and after the Effective Date of Hydrocarbons produced from, or attributable or allocable to, the Properties and after the Cut-Off Date the amounts described in Section 2.4(a)(i) and to all other income earned with respect to the Assets from and after the Effective Date, and shall be responsible for (and entitled to any refunds and indemnities with respect to) all Property Costs incurred from and after the Effective Date (including after the Cut-Off Date) the amounts described in Section 2.4(a)(i).

(c)  Notwithstanding anything herein to the contrary, without duplication of any adjustments made pursuant this Article 2, (i) (A) should Purchaser or any Affiliate of Purchaser receive after Closing, but on or before the Cut-Off Date, any proceeds or other income to which Seller is entitled under Section 2.4(a), Purchaser shall fully disclose, account for, and promptly remit the same to Seller, (B) should Purchaser or any Affiliate of Purchaser pay after Closing, but on or before the Cut-Off Date, any Property Costs for which Seller is responsible under Section 2.4(a), Purchaser shall be reimbursed by Seller as promptly as reasonably practicable after receipt of an invoice therefor (regardless of whether such invoice is delivered to Seller before, on or after the Cut-Off Date), accompanied by copies of the relevant vendor or other invoice and proof of payment thereof, (C) should Seller or any Affiliate of Seller receive after Closing any amounts earned from the sale of Hydrocarbons produced from, or attributable or allocable to, the Properties or other income earned with respect to the Assets for the period of time from and after the Effective Date, Seller shall fully disclose, account for, and promptly remit the same to Purchaser, and (D) should Seller or any Affiliate of Seller receive after Closing any receipts, reimbursements, or other amounts from the operator of the Assets pursuant to any joint operating agreement, unit operating agreement, or similar agreement (including any COPAS overhead or other cost reimbursements) to the extent attributable to the ownership and operation of the Assets for the period from and after the Effective Date, Seller shall fully disclose, account for, and promptly remit the same to Purchaser, and (ii) Seller shall have no further entitlement to amounts earned from the sale of Hydrocarbons produced from, or attributable or allocable to, the Properties and other income earned with respect to the Assets, and no further responsibility for Property Costs incurred with respect to the Assets, to the extent (A) an invoice for such amounts has not been received or paid by Purchaser, Seller or any of their respective Affiliates and (B) a claim for such amounts has not been made, in each case, respectively, on or before the Cut-Off Date.

(d)  All adjustments and payments made pursuant to this Article 2 shall be without duplication of any other amounts paid or received under this Agreement.

2.5  Procedures.

(a)  For purposes of allocating production (and accounts receivable with respect thereto) under Section 2.3 and Section  2.4, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the pipeline flange connecting into the tank batteries related to each Well or, if there are not storage facilities, when they pass through the LACT meter or similar meter at the entry point into the pipelines through which they are transported from such Well, and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported. Seller shall use reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging or strapping data are not available.

(b)  Surface use or damage fees, insurance premiums (and refunds thereof), and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before, or on or after, the Effective Date, but, notwithstanding anything to the contrary in this Agreement, prepaid insurance premiums that constitute Property Costs shall only be Purchaser’s responsibility to the extent attributable to the period of time between the Effective Date and the Closing Date.

(c)  After Closing, Purchaser shall handle all joint interest audits and other audits of Property Costs covering periods for which Seller is in whole or in part responsible under Section 2.4, provided that, prior to the Cut-Off Date, Purchaser shall not agree to any adjustments to previously assessed costs for which Seller is liable, or any compromise of any audit claims to which Seller would be entitled, without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed (and which shall be deemed granted if not affirmatively withheld within five (5) Business Days following receipt of Purchaser’s request therefor). Purchaser shall provide Seller with a copy of all applicable audit reports and written audit agreements received by Purchaser and relating to periods for which Seller is partially responsible.

(d)  “Earned” and “incurred,” as used in Section 2.4 and Section 2.3, shall be interpreted in accordance with accounting recognition guidance under GAAP.

(e)  Adjustments to the Base Purchase Price pursuant to Section 2.3 shall be effected as follows:

(i)  Subject to Section 2.5(e)(iii), if the net total amount of all adjustments to the Base Purchase Price pursuant to Section 2.3 results in a decrease to the Base Purchase Price (such decrease, the “Base Purchase Price Decrease”), such adjustments shall be effected (A) first (y) by decreasing the Base Stock Consideration by an amount equal to twenty-five percent (25%) of such Base Purchase Price Decrease (with the decrease to the Base Stock Consideration being the number of shares of Purchaser Common Stock equal to the quotient of (1) twenty-five percent (25%) of the dollar amount of the Base Purchase Price Decrease divided by (2) the Reference Price, rounded up or down to the nearest whole number of shares of Purchaser Common Stock) and (z) by decreasing the Base Cash Consideration by an amount equal to seventy-five percent (75%) of the Base Purchase Price Decrease, and (B) second, to the extent the Stock Consideration has been reduced to zero by the adjustment set forth in clause (A) of this Section 2.5(e)(i), thereafter by decreasing the Base Cash Consideration;

(ii)  Subject to Section 2.5(e)(iii), if the net total amount of all adjustments to the Base Purchase Price pursuant to Section 2.3 results in an increase to the Base Purchase Price (such increase, the “Base Purchase Price Increase”), such adjustments shall be effected by (A) increasing the Base Stock Consideration by twenty-five percent (25%) of such Base Purchase Price Increase (with the increase to the Base Stock Consideration being the number of shares of Purchaser Common Stock equal to the quotient of (1) twenty-five percent (25%) of the dollar amount of the Base Purchase Price Increase divided by (2) the Reference Price, rounded up or down to the nearest whole number of shares of Purchaser Common Stock) and (B) increasing the Base Cash Consideration by an amount equal to seventy-five percent (75%) of such Base Purchase Price Increase;

(iii) notwithstanding the foregoing, the upward adjustment to the Base Purchase Price set forth in Section 2.3(l) shall be effected by increasing only the Base Cash Consideration only.

Article 3
TITLE AND ENVIRONMENTAL MATTERS

3.1  Purchaser’s Title Review.

(a)  From and after the Execution Date, and pursuant and subject to the terms of Sections 6.1 and 6.4, Purchaser shall have the right to conduct a review of Seller’s title to the Assets. The Title Matters and the condition to Closing set forth in Section 7.1(d) (together with any rights and remedies of Purchaser set forth in this Agreement with respect to such condition) provide Purchaser’s exclusive remedies with respect to any Title Defects or other deficiencies or defects in Seller’s title to the Properties.

(b)  Purchaser’s rights with respect to title to the Properties pursuant to this Article 3 are limited to the Properties, and, except with respect to, and without limitation of the Title Matters, Seller hereby expressly disclaims and negates any and all other warranties of title whatsoever, whether express, implied, statutory, or otherwise.

(c)  The Assignment and Bill of Sale to be executed and delivered by the Parties at Closing (the “Assignment and Bill of Sale”) shall be in the form attached hereto as Exhibit B-1, and shall contain a special warranty of Defensible Title to the Properties by, through or under Seller and its Affiliates, but not otherwise, subject to the Permitted Encumbrances. Purchaser shall be deemed to have waived all breaches of Seller’s special warranty of Defensible Title set forth in the Assignment and Bill of Sale for which Purchaser has not furnished to Seller a valid defect claim notice that substantially satisfies the requirements set forth in Sections 3.6(a)(i) through 3.6(a)(v) on or before the date that is eighteen (18) months after Closing. Purchaser shall not be entitled to protection under Seller’s special warranty of Defensible Title in the Assignment and Bill of Sale against any Title Defect reported by Purchaser to Seller in a Title Defect Claim Notice delivered by Purchaser pursuant to Section 3.6(a) prior to the Defect Claim Date. If Purchaser provides written notice of a breach of the special warranty of Defensible Title set forth in any Assignment and Bill of Sale to Seller, Seller shall have a reasonable opportunity to cure such breach (at Seller’s sole cost and expense) for a period not to exceed one hundred twenty (120) days following Seller’s receipt of such notice. In any event, the recovery on a breach of Seller’s special warranty of Defensible Title under the Assignment and Bill of Sale (excluding any recovery attributable to such breaches that result from security interests, deeds of trust, mortgages, pledges or similar interests granted by Seller) shall not exceed the Allocated Value of the affected Asset; provided, however, that, notwithstanding anything herein to the contrary and for the avoidance of doubt, no claim asserted by Purchaser in respect of a breach of Seller’s Special Warranty of Defensible Title shall be subject to the limitations set forth in Sections 3.9(a)(vi)(A) or 3.9(a)(vi)(C).

3.2  Definition of Defensible Title.

(a)  As used in this Agreement, the term “Defensible Title” means that record title or beneficial title (solely in the case of contractual interests held pursuant to any applicable joint operating agreement, unit agreement or similar agreement) of Seller in and to the Wells (with respect to those formations in which a particular Well is currently producing, or if such Well is not currently producing, the last formation from which such Well last produced) shown on Exhibit A-2, which, as of the Effective Date through the Closing Date, and subject to and except for Permitted Encumbrances:

(i)  with respect to each Well set forth on Exhibit A-2, entitles Seller to not less than the aggregate Net Revenue Interest set forth in Exhibit A-2 for such Well throughout the productive life thereof, except (A) decreases in connection with those operations in which Seller may elect after the Execution Date to be a non-consenting co-owner (if, and solely to the extent, such election is otherwise permissible under and made in compliance with the terms of the Agreement), (B) decreases resulting from reversion of interests to co-owners with respect to operations in which such co-owners elect, after the Execution Date, not to consent, (C) decreases resulting from the establishment or amendment, after the Execution Date, of pools or units (if, and solely to the extent, such establishment or amendment thereof is otherwise permissible under and conducted in compliance with the terms of this Agreement), (D) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (E) as otherwise expressly stated in Exhibit A-2;

(ii)  with respect to each Well set forth on Exhibit A-2, obligates Seller to bear a Working Interest for such Well, as applicable, that is not greater than the Working Interest set forth in Exhibit A-2 for such Well without increase throughout the productive life of such Well, except (A) increases resulting from contribution requirements with respect to defaulting or non-consenting co-owners under applicable operating agreements or applicable Law, (B) increases that are accompanied by at least a proportionate increase in Seller’s (or its successor’s or assign’s) Net Revenue Interest for Well, and (C) as otherwise expressly stated in Exhibit A-2;

(iii) is free and clear of any and all other liens, charges, encumbrances, mortgages, deeds of trust, and substantially equivalent obligations, and defects of any kind, other than Permitted Encumbrances.

(b)  As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation, defect or other matter, including a discrepancy in Net Revenue Interest or Working Interest, that causes or results in Seller’s title to any Well identified or described on Exhibit A-2 to be less than Defensible Title.

(c)  As used in this Agreement, the term “Title Benefit” means any right, circumstance, or condition that operates to (i) increase the Net Revenue Interest of Seller as of the Effective Date and Closing Date, in any Well (solely with respect to those formations in which a particular Well is currently producing, or if such Well is not currently producing, the last formation from which such Well last produced) above that shown for such Well on Exhibit A-2, or (ii) decrease the Working Interest of Seller as of the Effective Date and Closing Date in any Well (solely with respect to those formations in which a particular Well is currently producing, or if such Well is not currently producing, the last formation from which such Well last produced) below that shown for such Well on Exhibit A-2 with no decrease in the Net Revenue Interest for such Well, as applicable.

3.3  Definition of Permitted Encumbrances. As used in this Agreement, the term “Permitted Encumbrances” means any or all of the following:

(a)  all Royalties to the extent that they do not, and would not be reasonably likely to, individually or in the aggregate, reduce Seller’s Net Revenue Interest in any Well below that shown in Exhibit A-2 for such Well or increase Seller’s Working Interest in any Well above that shown in Exhibit A-2 for such Well without a corresponding increase in the Net Revenue Interest thereof;

(b)  the terms of all Leases to the extent that the same do not, individually or in the aggregate, result in or constitute an Unapproved Exception;

(c)  the terms of all Material Contracts and Rights of Way including provisions for obligations, penalties, suspensions, or forfeitures contained therein, in each case, so long as the same do not, individually or in the aggregate, result in or constitute an Unapproved Exception;

(d)  rights of first refusal, preferential rights to purchase, and similar rights with respect to the Assets that are (i) set forth on Schedule 4.8(a) as of the Execution Date or (ii) are not triggered by the Transactions;

(e)  all third Person consent requirements and similar restrictions (i) that are not applicable to the Transactions, (ii) that are to Seller’s Knowledge Material Consents that are set forth on Schedule 4.8(b), if such consents are obtained from the appropriate Persons prior to the Closing Date, (iii) for which the appropriate time period for asserting the right to withhold or condition such consent has expired in accordance with its terms (unless (x) a dispute is pending or threatened with respect to or related to such consent or (y) such consent has been affirmatively withheld or refused by the holder thereof), (iv) that need not be satisfied prior to or in connection with a transfer of such Asset, (v) which are not Material Consents, but which are properly and timely addressed by Seller in accordance with Sections 3.11 and 3.12; or (vi) that relate solely and exclusively to Excluded Records or any other Excluded Assets;

(f)  liens for Taxes (i) not yet due and payable or (ii) if due and payable, that are being contested in good faith by appropriate actions (which actions are described and set forth on Schedule 3.3 as of the Execution Date);

(g)  liens created under the terms of the Leases, Contracts or Rights of Way that, in each case, are for amounts (i) not yet delinquent (including any amounts being withheld as provided by Law), or (ii) if delinquent, being contested in good faith by appropriate actions by or on behalf of Seller (which actions are described and set forth on Schedule 3.3 as of the Execution Date);

(h)  materialman’s, warehouseman’s, workman’s, carrier’s, mechanic’s, vendor’s, repairman’s, employee’s, contractor’s, operator’s liens, construction liens and other similar liens arising in the ordinary course of business for amounts (i) not yet delinquent (including any amounts being withheld as provided by Law), or (ii) if delinquent, being contested in good faith by appropriate actions by or on behalf of Seller (which actions are described and set forth on Schedule 3.3 as of the Execution Date);

(i)  all rights to consent, and any required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or rights or interests therein if they are customarily obtained subsequent to the sale or conveyance of such leases, rights or interests;

(j)  to the extent not yet triggered, conventional rights of reassignment arising upon the expiration or final intention to abandon or release any of the Assets;

(k)  easements, rights-of-way, covenants, servitudes, permits, surface leases, conditions, restrictions, and other rights included in or burdening the Assets for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities, and equipment, in each case, to the extent they do not, individually or in the aggregate, result in or constitute an Unapproved Exception or as would otherwise be used, owned and/or operated by a reasonably prudent owner and/or operator of oil and gas assets similar to such Assets and located in the same geographic area as such Asset(s);

(l)  rights of a common owner of any interest in Rights of Way held by Seller, to the extent that the same do not result in or constitute an Unapproved Exception or as would otherwise be used, owned, and/or operated by a reasonably prudent owner and/or operator of oil and gas assets similar to such Assets and located in the same geographic area as such Asset(s);

(m)  any lien, charge, or other encumbrance which is expressly waived or assumed by Purchaser in writing or discharged by Seller, or otherwise released, in each case, at or prior to Closing;

(n)  defects based solely on the failure to recite marital status in a document or omissions of successors or heirship or estate proceedings, absent reasonable evidence that such failure or omission has resulted in, or would reasonably be expected to result in, a superior claim of title from a third Person attributable to such matter;

(o)  lack of a survey, unless a survey is required by Law;

(p)  any defect based on a failure to conduct operations, cessation of production or insufficient production over any period of time following the drilling and completion of a well capable of producing in paying quantities on any Lease that is identified on Exhibit A-1 being held by production (or on any lands pooled or unitized therewith), except to the extent Purchaser provides reasonable evidence that such cessation of production, insufficient production or failure to conduct operations has (i) given the applicable lessor or any other third Person the right to terminate (or partially terminate) all or a portion of the applicable Lease or (ii) resulted in the expiration or termination (or partial expiration or termination) of the applicable Lease pursuant to its terms;

(q)  all applicable Laws and rights reserved to or vested in any Governmental Authorities (i) to control or regulate any of the Assets in any manner, (ii) to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, (iii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets, (iv) to use any Asset in a manner which does not materially interfere with or impair the use, ownership and/or operation of such Asset for the purposes for which it is currently used, owned and operated as of the Execution Date or as such Asset would otherwise be used, owned and/or operated by a reasonably prudent owner and/or operator of oil and gas assets similar to such Asset and located in the same geographic area as such Asset(s), or (v) to enforce any obligations or duties affecting the Assets to any Governmental Authority, with respect to any franchise, grant, license or permit;

(r)  defects based solely on assertions that Seller’s, Seller’s Representatives’ or the applicable operator’s files lack any information (including title opinions), or defects based solely on the inability to locate an unrecorded instrument of which Purchaser has actual notice by virtue of a reference to such unrecorded instrument in any instrument provided or made available to Purchaser by Seller, if no claim has been made under such unrecorded instruments within the last ten (10) years, in each case solely to the extent Seller does not rely on such file to show Defensible Title;

(s)  defects based solely on a lack of evidence of the proper authorization, execution, delivery, acknowledgment, or approval of any instrument in Seller’s chain of title absent reasonable evidence that such matter has resulted in or would be reasonably expected to result in, a superior title from a third Person attributable to such matter;

(t)  unreleased instruments (including prior oil and gas leases and mortgages) that have expired and terminated by their own terms or the enforcement of which is barred by applicable statutes of limitation, in each case, absent reasonable evidence that such instruments (i) continue in force and effect or (ii) give rise to, or would reasonably be expected to give rise to, a third Person’s superior claim of title to the applicable Asset(s);

(u)  any depth severances with respect to any Lease that do not individually or in the aggregate, result in or constitute an Unapproved Exception;

(v)  defects arising solely from a change in applicable Laws after the Execution Date;

(w)  production payments that have expired and terminated by their own terms or the enforcement of which is barred by applicable statutes of limitation, in each case, absent reasonable evidence that such instruments (i) continue in force and effect or (ii) give rise to, or would reasonably be expected to give rise to, a third Person’s superior claim of title to the applicable Asset(s);

(x)  any lien, obligation, burden, or defect that affects only which Person (other than Seller of any of its Affiliates) has the right to receive payments with respect to Royalties with respect to any Property (rather than the amount of such Royalties on the applicable Property) and that does not affect the validity of the Seller’s interest in such underlying Property;

(y)  any defect arising from (i) any Lease having no pooling provision, or an inadequate horizontal pooling provision, (ii) the absence of any lease amendment or consent by any royalty interest or mineral interest holder authorizing the pooling of any Lease or (iii) the failure of Exhibit A-1 or Exhibit A-2 to reflect any Lease where the owner thereof was treated as a non-participating co-tenant during the drilling of any Well, except, in each case, to the extent Seller or any of its Affiliates has received written notice from any Person alleging or asserting an adverse claim or demand of any kind that is based upon or related to any of the foregoing matters;

(z)  lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Assets, (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Assets, or (iii) in the case of a well or other operation that has not been commenced as of the Closing Date, any permits, easements, rights of way, unit designations, or production or drilling units not yet obtained, formed, or created, so long as the same would not, individually or in the aggregate, result in or constitute an Unapproved Exception;

(aa) the terms and conditions of this Agreement; and

(bb) any other liens, charges, encumbrances, defects, or irregularities which do not, individually or in the aggregate, result in or constitute an Unapproved Exception.

3.4  Environmental Assessment; Environmental Defects.

(a)  From and after the Execution Date, and subject to the terms of Sections 6.1 and 6.4 and this Section 3.4, Purchaser shall have the right to conduct, or cause a reputable environmental consulting or engineering firm (the “Environmental Consultant”), to conduct, an inspection of the environmental condition and compliance status of the Assets, including with respect to the operations, use, maintenance and development thereof (the “Environmental Review”), which may include conducting a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-13 or E2247-16) (“Phase I”). With respect to any Assets that are operated by a Third Party, Seller shall use commercially reasonable efforts to obtain permission from such Third Party operator of such Asset(s) for Purchaser and/or the Environmental Consultant to conduct the Environmental Review with respect to such Asset(s); provided, however, that Seller shall have no liability to Purchaser for failure to obtain such Third Party operator’s permission so long as Seller uses its commercially reasonable efforts to obtain permission from the applicable Third Party operator of such Asset(s) for Purchaser and/or the Environmental Consultant to conduct the Environmental Review with respect to such Asset(s) (and, for purposes of clarity, Seller shall not be required to make any payments or undertake any obligations for the benefit of any Third Party with respect to such access to such non-operated Assets). Purchaser shall provide Seller with a minimum of twenty-four (24) hours’ advance written notice of its proposed Environmental Review activities prior to entering the Asset(s) to be assessed. Seller shall have the right to have one or more Representatives accompany Purchaser and the Environmental Consultant at all times during the Environmental Review. The Environmental Review shall not include any sampling, boring, operation of Equipment, or other invasive activity (each, an “Invasive Activity”) without (x) with respect to any Invasive Activity proposed to be conducted on or with respect to any Assets that are operated by Seller or any of its Affiliates, the prior written consent of Seller (which consent can be withheld in Seller’s sole discretion for any reason or no reason), or (y) with respect to any Invasive Activity proposed to be conducted on or with respect to any Assets that are not operated by Seller or any of its Affiliates, the prior written consent of Seller and the applicable Third Party operator; provided, however, that the use of non-invasive equipment such as thermal imaging and drone technology, electronic ground or air scanners or samplers, FLIR cameras and non-photographic devices shall not be Invasive Activities and are expressly permitted; provided, further, that in the event that (A) Purchaser determines in good faith that any Phase I conducted by Purchaser or any Environmental Consultant identifies the existence of any actual or potential “recognized environmental condition” (or any other fact, condition or circumstance that, individually or in the aggregate, would reasonably be expected to give rise to or otherwise indicate the potential existence of an Environmental Defect) with respect to any of the Assets and concludes or recommends that conducting any Invasive Activity(ies) with respect to the affected Asset(s) is reasonably necessary in order for Purchaser or the Environmental Consultant to determine the nature, scope and/or extent of such identified actual or potential “recognized environmental condition” (or any other fact, condition or circumstance that, individually or in the aggregate, would reasonably be expected to give rise to or otherwise indicate the potential existence of an Environmental Defect) and/or the Environmental Defect Amount thereof and (B) Seller (or, if applicable, the applicable Third Party operator of the affected Asset(s)) fails to grant its consent (which consent can be withheld in either Seller’s or the applicable Third Party operator’s sole discretion for any reason or no reason) to such Invasive Activity(ies) within five (5) days of its receipt of Purchaser’s request therefor, then Purchaser shall have the right (in its sole discretion) to elect in writing to exclude the affected Asset(s) from the transactions contemplated by this Agreement and, in such event, (1) the Base Purchase Price shall be reduced by the Allocated Value, if any, of such affected Asset(s), (2) such affected Asset(s) shall be deemed to be excluded from the definition of “Assets” and from the applicable exhibits attached hereto, (3) Purchaser shall have no obligations or liabilities of any kind with respect to such excluded affected Assets and (4) such affected Assets(s) shall thereafter be deemed to constitute Excluded Assets for all purposes of this Agreement. Notwithstanding any rejection of Purchaser’s ability to conduct any Invasive Activity as described above on or with respect to the Assets, Purchaser may still deliver an Environmental Defect Notice for any Environmental Defect identified with respect to such Assets based on information available to Purchaser and the lack of such Invasive Activity shall not, in and of itself, invalidate such Environmental Defect Notice. In performing its Environmental Review, Purchaser shall (and shall cause the Environmental Consultant and Purchaser’s other Representatives to): (I) perform all work in a safe and workmanlike manner; (II) perform all work in such a way as to not unnecessarily and unreasonably interfere with the operation of any Property or the business of Seller; (III) materially comply with all applicable Laws; and (IV) at its sole cost, risk, and expense, with respect to any physical damages caused by the Environmental Review, repair any damages to the Properties caused by the Environmental Review.

(b)  Purchaser shall provide to Seller (free of cost) copies of any final environmental reports generated by the Environmental Consultant with respect to any Environmental Defect asserted by Purchaser hereunder, if applicable. Except (i) as may be required or permitted pursuant to the exercise of the rights and fulfilment of the obligations of a Party under this Agreement, (ii) as may be required by applicable Law, or (iii) for information which is or becomes public knowledge through no fault of the Person against whom this sentence is sought to be enforced, Purchaser and Seller and their respective Affiliates shall maintain, and shall cause its and their respective officers, directors, employees, contractors, consultants (including, with respect to Purchaser, the Environmental Consultant), and other Representatives to maintain, all information, reports (whether interim, draft, final, or otherwise), data, work product, and other matters obtained or generated from or attributable to the Environmental Review (the “Environmental Information”) strictly confidential, and shall not disclose all or any portion of the Environmental Information to any Third Party without the prior written consent of Purchaser or Seller, as applicable, which consent shall not be unreasonably withheld or delayed. If this Agreement is terminated prior to the Closing, Purchaser shall continue to be subject to the confidentiality provisions in this Section 3.4(b) and shall deliver the Environmental Information to Seller, which Environmental Information shall become the sole property of Seller. Each Party shall be responsible for the compliance of its Affiliates, and its and their respective officers, directors, employees, contractors, consultants (including, with respect to Purchaser, the Environmental Consultant), and other Representatives with the terms of this Section 3.4(b) that are applicable to such Persons. If the Closing occurs, the foregoing confidentiality obligations set forth in this Section 3.4(b) shall not apply to Purchaser and its Affiliates and its and their respective officers, directors, employees, contractors, consultants and other Representatives, but shall, for purposes of clarity, remain in full force and effect with respect to Seller and its Affiliates and its and their respective officers, directors, employees, contractors, consultants and other Representatives.

(c)  Purchaser acknowledges that the Assets have been used for the exploration, development, and production of Hydrocarbons and that there may be petroleum, produced water, wastes, or other substances or materials located in, on, or under the Properties or associated with the Assets. Equipment and sites included in the Assets may contain hazardous materials, including asbestos and naturally occurring radioactive material (“NORM”). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Properties or included in the Assets may contain hazardous materials, including asbestos and NORM. Hazardous materials, including asbestos and NORM, may have come into contact with various environmental media, including water, soils, or sediment. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT, SELLER DOES NOT MAKE, SELLER EXPRESSLY DISCLAIMS, AND PURCHASER WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRESENCE OR ABSENCE OF ASBESTOS OR NORM IN OR ON THE ASSETS IN QUANTITIES TYPICAL FOR OILFIELD OPERATIONS IN THE AREAS WHERE THE ASSETS ARE LOCATED. AS OF CLOSING, PROVIDED SELLER HAS COMPLIED WITH ITS ACCESS RELATED OBLIGATIONS CONTAINED IN THIS AGREEMENT PURCHASER SHALL HAVE INSPECTED AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED ITS RIGHT TO INSPECT THE ASSETS FOR ALL PURPOSES, AND SHALL BE DEEMED TO HAVE SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING CONDITIONS SPECIFICALLY RELATING TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS, OTHER MAN-MADE FIBERS, AND NORM. PURCHASER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT AND ITS OWN INSPECTION OF THE ASSETS.

3.5  Environmental Defects. As used in this Agreement, the term “Environmental Defect” means (a) any condition, matter, obligation, event or circumstance with respect to all or any portion of any of the Assets that causes such Asset(s) (or Seller, with respect to such Asset(s)) to be in violation of any Environmental Law or not to be in compliance with, or to be subject to, if known, or will be subject to, once sufficiently discovered, an investigation, reporting, monitoring, removal, restoration, remedial or corrective action obligation pursuant to, any Environmental Law or (b) the existence as of the Defect Claim Date with respect to the Assets or the operation thereof of any environmental pollution, contamination or degradation in excess of standards permitted under any Environmental Law; provided, however, that the term “Environmental Defect” shall not include (i) current obligations to plug or abandon any well, except to the extent constituting or causing a current violation of Environmental Laws, (ii) the presence of NORM or asbestos, as described in Section 3.4(c), other than with respect to the presence of NORM or asbestos in quantities that presently require reporting, monitoring, removal, restoration remediation or abatement under Environmental Law, or (iii) the matters that are disclosed on Schedule 3.5 as of the Execution Date.

3.6  Notice of Title and Environmental Defects and Benefits; Adjustment.

(a)  To assert a claim for a Title Defect, Purchaser must deliver a defect claim notice or notices (each, a “Title Defect Claim Notice”) to Seller on or before 5:00 p.m. local time in Tulsa, Oklahoma, on June 24, 2026 (the “Defect Claim Date”). Each such Title Defect Claim Notice shall be in writing and shall include:

(i)  a description of the alleged Title Defect(s);

(ii)  the Property(ies) affected thereby (each, a “Title Defect Property”);

(iii) the Allocated Value of the Title Defect Property(ies) subject to the alleged Title Defect(s);

(iv)  to the extent in Purchaser’s possession or control, copies of supporting documents reasonably sufficient for Seller (as well as any attorney or examiner hired by Seller) to evaluate the alleged Title Defect(s) (any and all of which supporting documents may be furnished via access to a web link or ftp site (in lieu of other means of delivery)); and

(v)  Purchaser’s good faith estimate of the Title Defect Amount attributable to such alleged Title Defect and the computations and information upon which Purchaser’s estimate is based; provided, in the case that only a portion of a Property is affected by the alleged Title Defect, Purchaser’s good faith estimate of the Title Defect Amount shall reflect only the portion of such Property so affected using the corresponding portion of the Allocated Value for such Property.

Notwithstanding anything to the contrary in this Agreement, an immaterial failure of any Title Defect Claim Notice to include any of the information or documentation identified or described in Section 3.6(a)(i) through Section 3.6(a)(v) above shall not render such Title Defect Claim Notice void or ineffective so long as such Title Defect Claim Notice is otherwise reasonably sufficient to provide notice to Seller of the existence, nature, and Purchaser’s good faith estimate of the applicable Title Defect(s) and Title Defect Amount(s) asserted therein.

SUBJECT TO, AND WITHOUT LIMITATION OF, THE TITLE MATTERS, AND EXCEPT FOR INSTANCES OF FRAUD (AS DEFINED HEREIN), PURCHASER SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND ALL TITLE DEFECTS OR OTHER DEFICIENCIES OR DEFECTS IN SELLER’S TITLE TO THE PROPERTIES (AND ANY ADJUSTMENTS TO THE BASE PURCHASE PRICE ATTRIBUTABLE THERETO) FOR WHICH SELLER HAS NOT RECEIVED, ON OR BEFORE THE DEFECT CLAIM DATE, A VALID TITLE DEFECT CLAIM NOTICE THAT IS REASONABLY SUFFICIENT TO PROVIDE NOTICE TO SELLER OF THE EXISTENCE, NATURE, and purchaser’s good faith estimate OF THE TITLE DEFECT(S) AND TITLE DEFECT AMOUNT(S) ASSERTED IN SUCH TITLE DEFECT CLAIM NOTICE.

(b)  Should (x) Purchaser obtain knowledge of any Title Benefit on or before the Defect Claim Date or (y) Seller first obtain knowledge of any Title Benefit after the Execution Date and on or before the Defect Claim Date, then such Party shall, on or before the Defect Claim Date, deliver to the other Party a written notice of such alleged Title Benefit including:

(i)  a description of the alleged Title Benefit;

(ii)  the Property(ies) affected thereby;

(iii) the Allocated Value of the Property subject to such alleged Title Benefit;

(iv)  to the extent in the possession or control of such notifying Party, copies of supporting documents reasonably sufficient for the other Party (as well as any attorney or examiner hired by the other Party) to evaluate the alleged Title Benefit(s); and

(v)  such notifying Party’s good faith estimate of the Title Benefit Amount attributable to such alleged Title Benefit and the computations and information upon which Purchaser’s estimate is based.

Notwithstanding anything to the contrary in this Agreement, an immaterial failure of any Title Benefit notice to include any of the information or documentation identified or described in Section 3.6(b)(i) through Section 3.6(b)(v) above shall not render such Title Benefit notice void or ineffective so long as such Title Benefit notice is otherwise reasonably sufficient to provide notice to the applicable other Party of the existence, nature, and the applicable notifying Party’s good faith estimate of the applicable Title Benefit(s) and Title Benefit Amount(s) asserted therein. Further notwithstanding anything to the contrary contained in this Agreement, the Seller shall not dispute that an Environmental Defect Claim Notice was properly delivered, and no Environmental Defect Claim Notice shall be deemed to have been improperly delivered, in each case, based on Purchaser’s inability to obtain sufficient information or data relating to the applicable Environmental Defect resulting from the Seller’s or, if applicable, the applicable Third Party operator’s failure to consent to any Invasive Activity.

SELLER SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND ALL TITLE BENEFITS OF WHICH NO PARTY HAS RECEIVED ON OR BEFORE THE DEFECT CLAIM DATE A VALID TITLE BENEFIT NOTICE THAT IS REASONABLY SUFFICIENT TO PROVIDE NOTICE TO THE OTHER PARTY OF THE EXISTENCE, NATURE, AND GOOD FAITH ESTIMATE OF THE TITLE BENEFIT(S) AND TITLE BENEFIT AMOUNT(S) ASSERTED IN SUCH TITLE BENEFIT NOTICE, EXCEPT TO THE EXTENT PURCHASER HAS FAILED TO GIVE A NOTICE WHICH IT WAS OBLIGATED TO GIVE UNDER THIS SECTION 3.6(b).

(c)  To assert a claim for an Environmental Defect, Purchaser must, on or before the Defect Claim Date, deliver to Seller one or more notices relating to Environmental Defects (each, an “Environmental Defect Claim Notice”), which Environmental Defect Claim Notices shall be in writing and shall include:

(i)  a description of the alleged Environmental Defect, including the applicable Environmental Law(s) alleged to be violated and/or implicated thereby and the facts that Purchaser believes substantiate the existence of such alleged Environmental Defect;

(ii)  the Asset(s) affected by such alleged Environmental Defect (each, an “Environmental Defect Asset”);

(iii) to the extent in Purchaser’s possession or control, such supporting documentation and/or Environmental Information as is reasonably sufficient for Seller (as well as any consultant hired by Seller) to evaluate the alleged Environmental Defect (any and all of which supporting documents may be furnished via access to a web link or ftp site (in lieu of other means of delivery));

(iv)  Purchaser’s good faith estimate of the Environmental Defect Amount attributable to such alleged Environmental Defect and the computations and information upon which Purchaser’s estimate is based.

Notwithstanding anything to the contrary in this Agreement, an immaterial failure of any Environmental Defect Claim Notice to include any of the information or documentation identified or described in Section 3.6(c)(i) through Section 3.6(c)(iv) above shall not render such Environmental Defect Claim Notice void or ineffective so long as such Environmental Defect Claim Notice is otherwise reasonably sufficient to provide notice to Seller of the existence, nature and Purchaser’s good faith estimate of the applicable Environmental Defect(s) and Environmental Defect Amount(s) asserted therein.

SUBJECT TO, AND WITHOUT LIMITATION OF, THE ENVIRONMENTAL MATTERS, AND EXCEPT FOR INSTANCES OF FRAUD (AS DEFINED HEREIN), PURCHASER SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND ALL ENVIRONMENTAL DEFECTS AND OTHER DEFECTS OR DAMAGES RELATED TO THE ENVIRONMENTAL CONDITION OF THE ASSETS (AND ANY ADJUSTMENTS TO THE BASE PURCHASE PRICE ATTRIBUTABLE THERETO) FOR WHICH SELLER HAS NOT RECEIVED ON OR BEFORE THE DEFECT CLAIM DATE A VALID ENVIRONMENTAL DEFECT CLAIM NOTICE THAT IS REASONABLY SUFFICIENT TO PROVIDE NOTICE TO SELLER OF THE EXISTENCE, NATURE, AND PURCHASER’S GOOD FAITH ESTIMATE OF THE ENVIRONMENTAL DEFECT(S) AND ENVIRONMENTAL DEFECT AMOUNT(S) ASSERTED IN SUCH ENVIRONMENTAL DEFECT CLAIM NOTICE.

(d)  Purchaser agrees to use commercially reasonable efforts to provide Seller, on or before the end of each fourteen (14) day period prior to the Defect Claim Date, written notice of all alleged Title Defects and alleged Environmental Defects discovered by Purchaser during such calendar week, which notice may be preliminary in nature and may be amended, supplemented, replaced and/or withdrawn (in-whole or in-part), in Purchaser’s discretion, at any time on or prior to the Defect Claim Date and provided that, notwithstanding anything to the contrary herein, any failure of Purchaser to provide any such preliminary notice to Seller shall not be deemed or construed to waive, limit, restrict or otherwise prejudice Purchaser’s right to assert any Title Defect or Environmental Defect at any time on or prior to the Defect Claim Date.

3.7  Cure.

(a)  Seller shall have the right, but not the obligation, to attempt, at Seller’s sole cost, risk, and expense, to cure or remove to the reasonable satisfaction of Purchaser (i) on or before the date that is three (3) days prior to the Target Closing Date (such date, the “Environmental Cure Date”), any alleged Environmental Defects (each such alleged Environmental Defect, a “Cure Target Environmental Defect”) or (ii) on or before the date that is one hundred twenty (120) days after the Closing Date (such date, the “Title Cure Date” and, together with the Environmental Cure Date, each, a “Cure Date”, as applicable), any alleged Title Defects (each such alleged Title Defect, a “Cure Target Title Defect” and, together with all Cure Target Environmental Defect, collectively, the “Cure Target Defects”), in each case, of which Seller has been advised by Purchaser pursuant to Sections 3.6(a), 3.6(c) or 3.6(d), as applicable. To exercise any such cure or removal right with respect to any Cure Target Title Defects after Closing, Seller shall provide written notice to Purchaser of its intent to attempt to cure or remove any such Cure Target Title Defects on or before 5:00 p.m. local time in Tulsa, Oklahoma on the date that is at least two (2) days prior to the Target Closing Date. Seller may elect to perform any such environmental cure or removal work with respect to any Cure Target Environmental Defect at any time prior to the Environmental Cure Date by delivering prior written notice thereof to Purchaser. At Closing, (A) all Title Defect Properties that are affected by or subject to any such Cure Target Title Defects shall be included in the Assets to be assigned, conveyed and transferred to Purchaser in connection with Closing and (B) all adjustments to the Base Purchase Price with respect to such Cure Target Title Defects shall be addressed as provided in Section 3.8(e) for purposes of Closing and thereafter any adjustment required under Section 3.8(a) with respect thereto shall be made pursuant to Section 3.8(f). The election by Seller to attempt to cure or remove one or more of such Cure Target Defects shall not affect the rights and obligations of the Parties under Section 3.10 with respect to dispute resolution related to any such Cure Target Defect. Seller’s election to attempt cure or remove a Cure Target Defect shall not constitute a waiver of any of the rights of Seller pursuant to this Article 3, including Seller’s right to dispute the existence, nature, or value of such Cure Target Defect.

(b)  Subject to, and without limitation of, the Parties’ respective rights under Section 3.10 with respect to any Disputed Matter, including, for purposes of clarity, the determination by the Title Arbitrator or Environmental Arbitrator, as applicable, of the existence of and/or the Title Defect Amount or Environmental Defect Amount with respect to, as applicable, any Cure Target Defect that constitutes a Disputed Matter, to the extent any Cure Target Defect is not cured and/or remediated to Purchaser’s reasonable satisfaction by Seller on or before the applicable Cure Date, the adjustment with respect thereto shall be made pursuant to Section 8.4(a) or Section 8.4(b), as applicable.

(c)  Any dispute between Seller and Purchaser relating to whether, and to what extent, a Cure Target Defect has been cured or remediated shall be deemed to constitute a Disputed Matter and shall be resolved as set forth in Section 3.10, except that any such matter shall be submitted to the Title Arbitrator or Environmental Arbitrator, as applicable, on or before the date that is ten (10) Business Days after the applicable Cure Date; provided, however, that any prior or concurrent determination by the Title Arbitrator or Environmental Arbitrator, as applicable, with respect to Cure Target Defects (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute) which Seller has elected to attempt to cure or remediate pursuant to Section 3.7(a) shall be binding on the Parties with respect to such Cure Target Defect (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute).

3.8  Adjustment for Title Defects and Benefits and Environmental Defects.

(a)  With respect to each Asset for which any Title Defect or Environmental Defect has been alleged under Section 3.6(a) or 3.6(c), such Asset shall be assigned at Closing subject to all uncured Title Defects and Environmental Defects, and the Purchase Price shall be reduced at Closing by (i) in the case of Title Defects, an amount determined pursuant to Section 3.9(a) (the “Title Defect Amount”), and (ii) in the case of Environmental Defects, an amount determined pursuant to Section 3.9(c) (the “Environmental Defect Amount”), in each case, as provided in Sections 3.8(d), 3.8(e) and 3.8(f), as applicable; provided, however, that, notwithstanding the foregoing, without limitation of Section 3.8(e), no other reduction shall be made in the Base Purchase Price at Closing with respect to any Title Defect or Environmental Defect which (A) Seller elects to cure following Closing pursuant to Section 3.7(a) (solely with respect to Title Defects) or (B) are Disputed Matters.

(b)  With respect to each Property affected by Title Benefits reported under Section 3.6(b), there shall be an offset to Title Defects and Environmental Defects by an amount as determined pursuant to Section 3.9(b) (the “Title Benefit Amount”); provided, however, that, notwithstanding anything in this Agreement to the contrary, in no event shall any Title Benefit Amount(s) result in any increase to the Base Purchase Price.

(c)  Seller and Purchaser shall use their respective commercially reasonable efforts and cooperate in good faith to attempt to agree upon the existence of any Title Defects, Title Benefits or Environmental Defects reported pursuant to Sections 3.6(a), 3.6(b) and 3.6(c), as applicable, and any corresponding Title Defect Amounts, Title Benefit Amounts, and Environmental Defect Amounts, in each case, on or before the Closing Date. If Seller and Purchaser are unable to agree by the Closing Date, then, subject to Section 3.7, the Title Defects, Title Benefits, Environmental Defects, reported pursuant to Sections 3.6(a), 3.6(b) and 3.6(c), as applicable, and any corresponding Title Defect Amounts, Title Benefit Amounts, and Environmental Defect Amounts which are then in dispute (each a “Disputed Matter”) shall be exclusively and finally resolved by arbitration pursuant to Section 3.10.

(d)  At Closing, the Base Purchase Price shall be adjusted (i) in accordance with Section 3.8(a) with respect to any Title Defects which (A) Seller has not elected to attempt to cure pursuant to Section 3.7(a) and (B) are not Disputed Matters, (ii) in accordance with Section 3.8(b) with respect to any Environmental Defects which (A) Seller has not cured to Purchaser’s reasonable satisfaction as of the Closing Date and (B) are not Disputed Matters and (iii) in accordance with Section 3.8(b) with respect to any Title Benefits which are not Disputed Matters.

(e)  At Closing, an amount equal to the sum of all Title Defect Amounts and Environmental Defect Amounts (as asserted in good faith by Purchaser in the applicable Title Defect Claim Notices and Environmental Defect Claim Notices provided in accordance with Sections 3.6(a) and/or 3.6(c), as applicable) related to (i) any Cure Target Title Defects which Seller elects to attempt to cure prior to the Title Cure Date in accordance with Section 3.7(a) or (ii) which are Disputed Matters (such aggregate amount, the “Defect Escrow Amount”), shall be deducted in the calculation of the Closing Payment, as provided in Section 8.4(a). As contemplated by Section 8.4(b), such deduction shall be made by reducing the Base Purchase Price (with (y) the Base Stock Consideration being the number of shares of Purchaser Common Stock equal to the quotient of (1) twenty five (25%) of the dollar amount of the decrease to Base Purchase Price divided by (2) the Reference Price, rounded up or down to the nearest whole number of shares of Purchaser Common Stock) and (z) by decreasing the Base Cash Consideration by an amount equal to seventy five percent (75%) of the decrease to the Base Purchase Price) payable at Closing by an amount equal to the Defect Escrow Amount and, at the Closing, Purchaser shall deposit the Defect Escrow Amount into a separate escrow account established with a mutually agreeable escrow agent (the “Escrow Agent”) (the “Defect Escrow Account”), to be governed by an escrow agreement to be executed at Closing among Seller, Purchaser and the Escrow Agent in the form to be agreed between the Parties (the “Defect Escrow Agreement”). The Defect Escrow Amount shall be held, invested and disbursed in accordance with the terms of this Article 3 and the Defect Escrow Agreement pending the curing and/or resolution, as applicable, of the applicable Cure Target Title Defects and/or the applicable Disputed Matters in accordance with the applicable terms of this Article 3.

(f)  After Closing, the Purchase Price shall be adjusted for (i) any Cure Target Title Defects which (A) Seller elects to attempt to cure prior to the Title Cure Date pursuant to Section 3.7(a) or (B) are Disputed Matters and (ii) any Environmental Defects or Title Benefits which are Disputed Matters, in each case, to the extent the Title Defect Amounts, Title Benefit Amounts and Environmental Defect Amounts for such Title Defects, Title Benefits and Environmental Defects are included in the Defect Escrow Amount, as provided in this Section 3.8(f). Within ten (10) Business Days after the later to occur of (x) the Title Cure Date and (y) the final date of determination of all Disputed Matters submitted to a Title Arbitrator or Environmental Arbitrator pursuant to Section 3.10, as applicable, and after consideration of all other adjustments previously made to the Base Purchase Price and after giving effect to all applicable limitations set forth in Section 3.9, the Parties shall execute joint written instructions to the Escrow Agent instructing it to deliver to Seller or Purchaser, as applicable, the portion of the Defect Escrow Amount equal to the net amount which such Party is entitled to receive in order to make the adjustments to the Base Purchase Price called for pursuant to this Section 3.8(f), with respect to (a) any Disputed Matters, as determined by the applicable Title Arbitrator or Environmental Arbitrator under Section 3.10(a) and/or Section 3.10(b), as applicable, and (b) any Cure Target Title Defects which Seller elected to attempt to cure prior to the Title Cure Date pursuant to Section 3.7(a) and which are not Disputed Matters after considering the extent such Title Defects have been cured pursuant to Section 3.6(c) to Purchaser’s reasonable satisfaction. Any payment made pursuant to this Section 3.8(f) shall be made by wire transfer of immediately available funds to a bank account or accounts to be designated in writing by the Party receiving such payment (which bank account or account(s) shall, for purposes of clarity, be designated by such Party in the applicable executed joint written instructions delivered to the Escrow Agent instructing it to deliver such payment to such Party).

(g)  The Parties shall treat for Tax purposes, any amount paid pursuant to this Section 3.8 as an adjustment to the Purchase Price.

(h)  SUBJECT TO, AND WITHOUT LIMITATION OF, THE ENVIRONMENTAL MATTERS, THE TITLE MATTERS, THE TERMS AND PROVISIONS OF THE OTHER TRANSACTION AGREEMENTS, THE CONDITION TO CLOSING IN SECTION 7.2(d), AND EXCEPT FOR INSTANCES OF FRAUD (AS DEFINED IN THIS AGREEMENT), (X) THIS Article 3 SHALL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, OTHERWISE BE THE EXCLUSIVE RIGHT AND REMEDY OF PURCHASER WITH RESPECT TO TITLE DEFECTS AND OTHER DEFICIENCIES IN TITLE TO THE ASSETS AND ANY ENVIRONMENTAL DEFECTS AND OTHER DEFECTS OR DAMAGES RELATED TO THE ENVIRONMENTAL CONDITION OF THE ASSETS AND (Y) EXCEPT AS PROVIDED IN SECTION  3.6(a) AND SECTIOn 3.6(c), BUT SUBJECT TO THE FOREGOING TERMS OF THIS SECTION  3.8(h), PURCHASER OTHERWISE RELEASES, REMISES, AND FOREVER DISCHARGES SELLER, ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE MEMBERS, SHAREHOLDERS, INTEREST OWNERS, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, ADVISORS, AND REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO, OR ARISING OUT OF, ANY TITLE DEFECT, ENVIRONMENTAL DEFECT, OR OTHER DEFICIENCY IN TITLE TO, OR OTHER DEFECTS OR DAMAGES RELATED TO THE ENVIRONMENTAL CONDITION OF, ANY ASSET.

3.9  Calculation of Title Defect Amounts, Title Benefit Amounts, and Environmental Defect Amounts.

(a)  The Title Defect Amount resulting from a Title Defect shall be determined as follows:

(i)  if Purchaser and Seller agree in writing upon the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)  if the Title Defect is a lien, encumbrance, or other charge which is liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from Seller’s interest in the affected Property;

(iii) if (x) the Title Defect represents a discrepancy between (A) Seller’s aggregate Net Revenue Interest for any Well and (B) the aggregate Net Revenue Interest stated in Exhibit A-2 for such Well, and (y) there is a proportionate decrease in Seller’s Working Interest ownership, as applicable, for such applicable Well from that set forth in Exhibit A-2, for such Well, then the Title Defect Amount shall be the product of the Allocated Value of such Well, multiplied by a fraction, the numerator of which is the decrease in Seller’s aggregate Net Revenue Interest in such Well and the denominator of which is Seller’s aggregate Net Revenue Interest stated in Exhibit A-2, as applicable, for such Well; provided, however, that if the Title Defect does not affect such Well throughout its entire productive life, the Title Defect Amount determined under this Section 3.9(a)(iii) shall be reduced to take into account the applicable time period only;

(iv)  if the Title Defect represents an obligation, encumbrance, burden, or charge upon, or other defect in title to, the affected Property of a type not described in subsections (i), (ii), (iii), or (iii) of this Section 3.9, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Property so affected, the portion of Seller’s interest in the Property affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the productive life of the affected Property, the values placed upon the Title Defect by Purchaser and Seller, the age of the factual matters causing or constituting the alleged Title Defect, the probability that title failure will occur with respect to any Title Defect that represents only a possibility of title failure, and such other factors as are necessary to make a proper evaluation;

(v)  the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder or for which Purchaser otherwise receives credit in the calculation of the Purchase Price; and

(vi)  notwithstanding anything to the contrary in this Article 3:

(A)  an individual claim for a Title Defect for which a valid Title Defect Claim Notice is given prior to the Defect Claim Date shall only generate an adjustment to the Base Purchase Price under this Article 3 if the Title Defect Amount with respect thereto exceeds Forty-Two Thousand Three Hundred Twenty-Five Dollars ($42,325) (the “Individual Defect Threshold”); provided, however, that if a specific Title Defect affects more than one Title Defect Property, then the Title Defect Amounts associated with such specific Title Defect may be aggregated by Purchaser for determining whether the Individual Defect Threshold is met with respect to all such Properties affected by such specific Title Defect;

(B)  except with respect to Title Defects described in Section 3.9(a)(ii), the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any given Property shall not exceed the Allocated Value of such Property; and

(C)  there shall be no adjustment to the Purchase Price for Title Defects or Environmental Defects unless and until either (x) the aggregate of all Title Defect Amounts that exceed (or are deemed to exceed) the Individual Defect Threshold less the aggregate of all Title Benefit Amounts that exceed the Title Benefit Threshold, exceeds an amount equal to one and one-half percent (1.5%) of the Base Purchase Price, and then only to the extent that such aggregate amount exceeds one and one-half percent (1.5%) of the Base Purchase Price, or (y) the aggregate of all Environmental Defect Amounts that exceed (or are deemed to exceed) the Individual Defect Threshold exceeds an amount equal to one and one-half percent (1.5%) of the Base Purchase Price, and then only to the extent that such aggregate amount exceeds one and one-half percent (1.5%) of the Base Purchase Price. For purposes of this Section 3.9(a)(vi)(C), the Base Purchase Price shall be reduced by the Allocated Value of any Assets excluded pursuant to Section 3.4(a) or Section 3.12 and references to the Base Purchase Price in this Section 3.9(a)(vi)(C) shall be deemed and construed to reference the Base Purchase Price as reduced by any such reductions described herein.

(b)  The Title Benefit Amount resulting from a Title Benefit shall be determined as follows:

(i)  if Purchaser and Seller agree in writing upon the Title Benefit Amount, that amount shall be the Title Benefit Amount;

(ii)  if (x) the Title Benefit represents a discrepancy between (A) the Net Revenue Interest for a Well and (B) the Net Revenue Interest stated with respect to such Well in Exhibit A2, and (y) there is a proportionate increase in Seller’s Working Interest, for such applicable Well from that set forth in Exhibit A-2 for such Well, then the Title Benefit Amount shall be the product of the Allocated Value of the affected Well, multiplied by a fraction, the numerator of which is the increase in Seller’s aggregate Net Revenue Interest in such Well and the denominator of which is the Net Revenue Interest stated Exhibit A2 with respect to such Well; provided, however, that if the Title Benefit does not affect a Well throughout the entire productive life thereof, the Title Benefit Amount determined under this Section 3.9(b)(ii) shall be reduced to take into account the applicable time period only;

(iii) if a Title Benefit represents a right, circumstance, or condition of a type not described in subsections (i) or (ii) of this Section 3.9(b), the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Property so affected, the portion of Seller’s interest in the Property so affected, the legal effect of the Title Benefit, the potential discounted economic effect of the Title Benefit over the productive life of any affected Property, the values placed upon the Title Benefit by Purchaser and Seller, and such other factors as are necessary to make a proper evaluation; and

(iv)  notwithstanding anything to the contrary in this Article 3, an individual claim for a Title Benefit shall only serve to offset any applicable Title Defect Amounts if the Title Benefit Amount with respect thereto exceeds Forty-Two Thousand Three Hundred Twenty-Five Dollars ($42,325) (the “Title Benefit Threshold”).

(c)  The Environmental Defect Amount resulting from an Environmental Defect shall be determined as follows:

(i)  if Purchaser and Seller agree on the Environmental Defect Amount, that amount shall be the Environmental Defect Amount;

(ii)  the Environmental Defect Amount shall include, but shall not exceed, the reasonable cost of the response required or allowed under Environmental Laws in effect on the Execution Date that addresses and resolves (for current and future use in the same manner as currently used) the applicable Environmental Defect with the most cost-effective remediation of such Environmental Defect (considered as a whole, taking into consideration any material impacts such response may have on the continued, safe, and prudent operation of the relevant Assets and any potential material additional costs or liabilities that may likely arise as a direct result of such response);

(iii) the Environmental Defect Amount with respect to an Environmental Defect shall be determined without duplication of any costs or losses included in another Environmental Defect Amount or adjustment to the Purchase Price hereunder;

(iv)  notwithstanding anything to the contrary in this Article 3, an individual claim for an Environmental Defect for which a valid Environmental Defect Claim Notice is given prior to the Defect Claim Date shall only generate an adjustment to the Base Purchase Price if the Environmental Defect Amount with respect thereto exceeds the Individual Defect Threshold; provided, however, that if a specific Environmental Defect affects more than one Environmental Defect Asset, then the Environmental Defect Amounts associated with such specific Environmental Defect may be aggregated by Purchaser for determining whether the Individual Defect Threshold is met with respect to all such Assets affected by such specific Environmental Defect; and

(v)  for the purposes of determining whether an Environmental Defect exceeds the Individual Defect Threshold, (i) if an Environmental Defect that is not based on a physical condition and represents regulatory non-compliance with Environmental Law (such as missing or incorrect permits or the failure to prepare and submit required plans, reports, or other regulatory filings) that is present at multiple Assets, then the Environmental Defect Amount for such Environmental Defects may be aggregated for purposes of meeting the Individual Defect Threshold, and (ii) a single Environmental Defect based on a single underlying physical condition of an Asset that spreads and affects multiple Assets can be aggregated for the purpose of meeting the Individual Defect Threshold.

3.10 Dispute Resolution.

(a)  Except as otherwise provided in Section 3.7(c), with respect to any Disputed Matter concerning Title Defects, Title Benefits, Title Defect Amounts and/or Title Benefit Amounts (collectively, “Disputed Title Matters”), on or after the date that is ten (10) Business Days following the Closing Date, either Party may notify the other Party of its election to submit all remaining Disputed Title Matters to a title attorney with at least ten (10) years’ experience in oil and gas titles in the State of Oklahoma, as selected by mutual agreement of Purchaser and Seller (the “Title Arbitrator”) and thereafter the Parties shall promptly submit such remaining Disputed Title Matters to the Title Arbitrator. If Purchaser and Seller have not agreed upon a Person to serve as Title Arbitrator within ten (10) Business Days of a Party’s election to submit such Disputed Title Matters to the Title Arbitrator, the Parties shall, within five (5) Business Days after the end of such ten (10) Business Day period, formally apply to the Houston, Texas office of the American Arbitration Association (or in the event that there is no such office in Houston, Texas at such time, to any other office of the American Arbitration Association) to choose the Title Arbitrator and submit such Disputed Title Matters along with such application. The Title Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute other than the payment of the Title Arbitrator’s fees and expenses incurred as Title Arbitrator.

(b)  Except as provided in Section 3.7(c), with respect to any Disputed Matter concerning Environmental Defects and Environmental Defect Amounts (collectively, “Disputed Environmental Matters”), on or after a date that is ten (10) Business Days following the Closing Date, either Party may notify the other Party of its election to submit all remaining Disputed Environmental Matters to a reputable environmental consultant with at least ten (10) years’ experience in corrective environmental action regarding oil and gas properties in the State of Oklahoma, as selected by mutual agreement of Purchaser and Seller (the “Environmental Arbitrator”) and thereafter the Parties shall promptly submit such remaining Disputed Environmental Matters to the Environmental Arbitrator. If Purchaser and Seller have not agreed upon a Person to serve as Environmental Arbitrator within ten (10) Business Days of a Party’s election to submit such Disputed Environmental Matters to the Environmental Arbitrator, the Parties shall, within five (5) Business Days after the end of such ten (10) Business Day period, formally apply to the Houston, Texas office of the American Arbitration Association to choose the Environmental Arbitrator and submit such Disputed Environmental Matters along with such application. The Environmental Arbitrator shall not have worked as an employee or outside consultant for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute other than the payment of the Environmental Arbitrator’s fees and expenses incurred as Environmental Arbitrator.

(c)  In each case above, the arbitration proceeding shall be held in Tulsa, Oklahoma and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 3.10. The Title Arbitrator’s or Environmental Arbitrator’s determination, as applicable, shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making their respective determinations, the Title Arbitrator and the Environmental Arbitrator shall be bound by the provisions of this Article 3 and may consider such other matters as, in the opinion of the Title Arbitrator or Environmental Arbitrator (as applicable), are necessary or helpful to make a proper determination. The Title Arbitrator and Environmental Arbitrator may consult with and engage disinterested Third Parties to advise the arbitrator, including petroleum engineers. The Title Arbitrator and Environmental Arbitrator shall act as experts for the limited purpose of determining the specific disputed Title Defect Amounts, Title Benefit Amounts, and Environmental Defect Amounts submitted by any Party and may not award damages, interest, or penalties to any Party with respect to any matter. Seller and Purchaser shall each bear their own legal fees and other costs of presenting their respective cases. The costs of the Title Arbitrator and Environmental Arbitrator, as applicable (and the American Arbitration Association, if applicable) in connection with the applicable dispute resolution shall be borne pro rata between the Parties with each Party being responsible for such costs and expenses to the extent the Title Arbitrator or Environmental Arbitrator, as applicable, has not selected such Party’s position on an aggregate Dollar basis with respect to all amounts submitted for resolution by the Title Arbitrator or Environmental Arbitrator, as applicable (e.g., if Purchaser is awarded seventy percent (70%) of the value in dispute, then Purchaser shall be responsible for paying thirty percent (30%) of the fees and expenses of the Title Arbitrator or Environmental Arbitrator, as applicable, and Seller shall be responsible for paying seventy percent (70%) of the fees and expenses of the Title Arbitrator or Environmental Arbitrator, as applicable). The Title Arbitrator may not award Purchaser a greater Title Defect Amount than the Title Defect Amount claimed by Purchaser in its applicable Title Defect Claim Notice or a greater Title Benefit Amount than that claimed by Seller in its position statement delivered to the Title Arbitrator. The Environmental Arbitrator may not award Purchaser a greater Environmental Defect Amount than the Environmental Defect Amount claimed by Purchaser in its applicable Environmental Defect Claim Notice.

(d)  Notwithstanding the foregoing provisions of this Section 3.10, if either Party disputes whether the conditions set forth in Section 7.1(d) or Section 7.2(d) have been satisfied (a “Threshold Dispute”), such Threshold Dispute shall be resolved on an expedited basis in accordance with this Section 3.10(d). Within five (5) Business Days following written notice from either Party to the other Party that a Threshold Dispute exists, the Parties shall submit to the Title Arbitrator a written statement setting forth each Party’s position on whether the twenty percent (20%) threshold has been met, together with reasonable supporting documentation. The Title Arbitrator shall render a written decision within five (5) Business Days following receipt of the Parties' submissions. The Title Arbitrator's determination shall be final and binding on the Parties, absent manifest error. The fees and expenses of the Title Arbitrator shall be borne equally by the Parties, and each Party shall bear its own costs and expenses incurred in connection with such proceeding.

3.11 Notice to Holders of Consent and Preferential Purchase Rights. Promptly after the Execution Date (but in any event no later than five (5) Business Days following the Execution Date), Seller shall (a) prepare and send (i) notices to the holders of any Consents (including, for purposes of clarity, the Material Consents and all other consents and similar rights that are set forth on Schedule  4.8(b)) requesting the consent of each such Person to the Transactions (or a waiver of such Consent right) and (ii) notices to the holders of any applicable preferential rights to purchase or similar rights that are applicable to or triggered by any of the Transactions (including, for purposes of clarity, those set forth on Schedule 4.8(a)) in compliance with the terms of such rights and requesting waivers of such rights, in each case, using forms of such notices that are reasonably acceptable to Purchaser and (b) provide Purchaser with a true and complete copy of each such notice promptly after Seller’s delivery thereof in accordance with this Section 3.11. Seller shall use commercially reasonable efforts to obtain all such Consents and similar approvals (or waivers thereof) and waivers of all preferential rights and other similar rights prior to the Target Closing Date; provided, however, that Seller shall not be required to make any payments or undertake any obligations for the benefit of the holders of such rights in order to obtain the required Consents and waivers. Upon receipt of Seller’s written request, Purchaser shall use commercially reasonable efforts to cooperate in good faith with Seller in seeking to obtain such any and all such Consents and waivers; provided, however, that Purchaser shall not be obligated to spend any monies or undertake any obligations (other than requesting such Consents and waivers) in connection therewith. Seller covenants and agrees that it shall promptly provide written notice to Purchaser after becoming aware of any actual or threatened dispute, disagreement or proceeding affecting or with respect to any Consent, preferential rights and other similar rights affecting or relating to the Transactions. Purchaser acknowledges that certain notices required to be sent by Seller under this Section 3.11 are also required to be sent pursuant to the Canyon Creek PSA. With respect to any such notices, Purchaser agrees that a combined notice may be sent pursuant to the Canyon Creek PSA that references Seller’s interest in the Assets. Any such combined notice shall satisfy Seller’s obligations under this Section 3.11 with respect thereto.

3.12 Consent Requirements.

(a)  Subject to, and without limitation of, Section 3.12(c), unless the Parties otherwise agree in writing, in no event shall there be transferred at Closing any Asset for which a Material Consent has not been obtained prior to Closing. Seller shall deliver a written notice to Purchaser on or before five (5) Business Days prior to the Target Closing Date setting forth each Material Consent which, as of such date, has not been satisfied or waived (or that is otherwise subject to an actual or threatened dispute) and Purchaser shall thereafter have the continuing right until the date that is one (1) Business Day prior to the Target Closing Date to elect to waive the receipt (or waiver) of any such Material Consent, in which case, such Material Consent shall be deemed to have been obtained prior to Closing with respect to the affected Asset(s) for all purposes of this Agreement.

(b)  In cases in which the Asset subject to such an un-obtained Material Consent is an Asset other than a Property, and Purchaser is assigned the Property or Properties to which such Asset relates, but such Asset is not transferred to Purchaser due to the un-waived Material Consent requirement, the Parties shall continue after Closing and until the date of the final adjustment to the Base Purchase Price under Sections 8.4(b) and/or 8.4(c), as applicable (the “Final Adjustment Date”), to use commercially reasonable efforts to obtain the Material Consent so that such Asset can be transferred to Purchaser upon receipt of the Material Consent (or waiver thereof), and, if permitted pursuant to applicable Law and agreement, such Asset shall be held by Seller for the benefit of Purchaser, Purchaser shall pay all amounts due thereunder or with respect thereto, and Purchaser shall be responsible for the performance of any obligations under or with respect to such Asset to the extent that Purchaser has been transferred the Assets necessary to such performance until the applicable Material Consent is obtained. Notwithstanding the foregoing, neither Party shall be required to make any payments or undertake any obligations for the benefit of the holders of any un-obtained Material Consents subject to this Section 3.12(b) in connection with obtaining (or attempting to obtain) any such Material Consent (or a waiver thereof).

(c)  In cases in which the Asset subject to such a Material Consent requirement is a Property and the Material Consent to the transfer of such Property (or a waiver thereof) is not obtained by Closing, Purchaser shall have the right to elect to exclude the Property subject to such Material Consent and, subject to the remainder of this Section 3.12(c), (i) the affected Property shall not be conveyed to Purchaser at Closing, (ii) the Base Purchase Price shall be reduced at Closing by the Allocated Value of such Property, (iii) such Property shall be deemed to be deleted from Exhibit A-1 and/or Exhibit A-2 attached hereto, as applicable, and added to Schedule 1.3 attached hereto and (iv) such Property shall constitute an Excluded Asset for all purposes hereunder. The Parties shall continue to use commercially reasonable efforts to obtain the Material Consent so that such Asset can be transferred to Purchaser upon receipt of the Material Consent, and if any such Material Consent requirement with respect to which an adjustment to the Base Purchase Price is made under Section 2.3(b) is subsequently satisfied (or waived) prior to the date of the final adjustment to the Base Purchase Price under Section 8.4(b) or Section 8.4(c), as applicable, (A) Seller shall, promptly after such Material Consent requirement is satisfied (or waived), convey the applicable Property to Purchaser, (B) the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Property (or portion thereof) at such delayed Closing; (C) Purchaser shall, simultaneously with the conveyance of the applicable Property (or portion thereof), pay the amount of any previous deduction from the Base Purchase Price (subject to all other applicable adjustments with respect to such Property (or portion thereof) under this Agreement) to Seller, and (D) such Property shall no longer be deemed to be (x) deleted from Exhibit A-1 and/or Exhibit A-2 attached hereto, (y) added to Schedule 1.3 attached hereto or (z) an Excluded Asset for any purposes hereunder. Purchase Price adjustments calculated in the same manner as the adjustments in Section 2.3(a) with respect to the affected Property (or portion thereof), if any, shall be calculated from the period from and after the Effective Date to the date of the conveyance, and the net amount of such adjustment, if positive, shall be paid by Purchaser to Seller, and, if negative, by Seller to Purchaser.

3.13 Preferential Purchase Rights.

(a)  Any preferential purchase right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement pursuant to Section 8.1 on the dates set forth herein. The consideration payable under this Agreement for any particular Asset for purposes of preferential purchase right notices shall be the Allocated Value for such Asset, adjusted as set forth herein.

(b)  If any preferential right to purchase any Asset is validly exercised prior to Closing, (i) the affected Asset (or portion(s) thereof) shall not be conveyed to Purchaser at Closing, (ii) the Base Purchase Price shall be reduced by the Allocated Value of such Asset (or portion(s) thereof), (iii) such Asset (or portion(s) thereof) shall be deemed to be deleted from the applicable Exhibits attached hereto and added to Schedule 1.3 attached hereto, (iv) such Asset shall constitute an Excluded Asset for all purposes hereunder, and (v) Seller shall convey the affected Asset (or portion(s) thereof) to the preferential right holder on the terms and provisions set out in the applicable preferential right provision and shall be entitled to the consideration paid by such holder.

(c)  Should a third Person fail to validly exercise or waive its preferential right to purchase as to any portion of the Assets prior to Closing, and the time for exercise or waiver has not yet expired by Closing, then (i) such Assets (or portions thereof) shall not be conveyed to Purchaser at Closing, (ii) the Base Purchase Price shall be reduced by the Allocated Value of each such Asset (or portion thereof subject to such preferential purchase right); (iii) each such affected Asset (or portion thereof) shall be subject to the remainder of this Section 3.13(c) and Section 3.13(d), and (iv) Seller shall continue to use commercially reasonable efforts (without the obligation to make any payments or undertake any obligations for the benefit of the holders of such preferential rights to purchase) to obtain the waiver of the preferential purchase right and shall continue to be responsible for the compliance therewith. Should the holder of the preferential purchase right validly exercise the same after Closing, (A) such affected Asset shall be deemed to be deleted from the applicable Exhibits attached hereto and added to Schedule 1.3 attached hereto, (B) such Asset (or portion thereof) shall constitute an Excluded Asset for all purposes hereunder, and (C) Seller shall convey the affected Asset (or portion thereof) to the preferential right holder on the terms and provisions set out in the applicable preferential right provision and Seller shall be entitled to the consideration paid by such holder.

(d)  In the event that, after Closing, a preferential purchase right with respect to an Asset (or portion thereof) not conveyed to Purchaser at Closing pursuant to Section 3.13(c) is waived in writing or the time for exercise of such right has expired pursuant to its terms without exercise by the holder thereof, (i) Purchaser shall purchase the affected Asset (or portion thereof) on the terms set forth in this Agreement at a delayed closing which shall occur within ten (10) Business Days following the date on which Seller obtains such waiver, or the time period for exercising the applicable preferential right has expired (which date shall, with respect to such Asset, or portion thereof, be considered to be the Closing Date with respect to such Asset (or applicable portion thereof)), (ii) the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Asset (or portion thereof) at such delayed Closing; and (iii) Purchaser shall, simultaneously with the conveyance of the applicable Asset (or portion thereof), pay the amount of any previous deduction from the Base Purchase Price (subject to all other applicable adjustments with respect to such Asset (or portion thereof) under this Agreement) to Seller, and (iv) such Asset shall no longer be (A) deemed to be deleted from the Exhibits attached hereto, (B) added to Schedule 1.3 attached hereto or (C) an Excluded Asset for any purposes hereunder. Purchase Price adjustments calculated in the same manner as the adjustments in Section 2.3(a) with respect to the affected Asset (or portion thereof), if any, shall be calculated from the period from and after the Effective Date to the date of the conveyance, and the net amount of such adjustment, if positive, shall be paid by Purchaser to Seller, and, if negative, by Seller to Purchaser.

3.14 Tag-Along Rights. The Parties acknowledges that certain of the Assets are subject to the tag-along rights set forth on Schedule 3.14 (the “Tag-Along Rights”). The holders of such Tag-Along Rights (the “Tag Parties”) are party to separate purchase and sale agreements with Purchaser, to be executed simultaneously with this Agreement (the “Tag-Along PSAs”), pursuant to which such Tag Parties are selling their respective interests in the assets identified on Schedule 3.14.

3.15 Limitations on Applicability. Purchaser’s right to allege Title Defects and Environmental Defects pursuant to this Article 3 shall terminate as of the Defect Claim Date and shall have no further force and effect thereafter, provided there shall be no termination of Purchaser’s rights with respect to any Environmental Defect, Title Defect or Title Benefit claim properly reported on or before the Defect Claim Date; provided, further that this Section 3.15 shall be not act as a waiver of the special warranty of title, or any claims with respect thereto, pursuant to the Assignment and Bill of Sale.

Article 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the provisions of this Article 4, and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser the following as of the Execution Date, and effective upon the Closing, as of the Closing Date:

Notwithstanding anything to the contrary herein, each of the representations and warranties of Seller set forth in this Article 4 (other than Section 4.1 and Section 4.25) is made solely to the Knowledge of Seller to the extent such representation or warranty is not already so qualified Section 4.2 through Section 4.24.

4.1  Seller.

(a)  Seller is a limited partnership duly organized, validly existing, and in good standing under the Laws of the state of Delaware, and is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located, with full legal power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use.

(b)  Seller has the power and authority to enter into and perform its obligations under this Agreement and each other Transaction Agreement to which it is a party and to consummate the Transactions contemplated by this Agreement and such other Transaction Agreements.

(c)  The execution, delivery and performance of this Agreement (and each other Transaction Agreement to which Seller is a party), and the consummation of the Transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and at Closing each other Transaction Agreement to which Seller is a party will have been duly executed and delivered by Seller), and this Agreement constitutes the valid and binding obligations of Seller, and at the Closing each other Transaction Agreement to which Seller is a party will be the valid and binding obligation of Seller, in each case enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)  (d) The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated by this Agreement do not (i) violate any provision of the certificate of formation or the limited partnership agreement of Seller, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any note, bond, mortgage, indenture, or other financing instrument to which Seller or any of its Affiliates is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to Seller or any of its Affiliates as a party in interest, or (iv) violate any Laws applicable to Seller or any of its Affiliates, except any matters described in clauses (ii), (iii), or (iv) above which would not have a Seller Material Adverse Effect.

4.2  Litigation. Except as set forth on Schedule 4.2: (a) there are no actions, suits, or proceedings pending, or, to Seller’s knowledge, threatened in writing, before any Governmental Authority or arbitrator with respect to the Assets or Seller’s ownership, use or operation of the Assets; (b) there are no actions, charges, suits, or proceedings pending, or, to Seller’s knowledge, threatened in writing, before any Governmental Authority or arbitrator against Seller or its Affiliates, which are reasonably likely to impair or delay materially Seller’s ability to perform its obligations under this Agreement; and (c) none of Seller, its Affiliates or the Assets are subject to any material outstanding judgments, writs, orders, injunctions or decrees issued, made, entered or rendered by any Governmental Authority; provided that Seller makes no representation or warranty in this clause (c) as to any judgments, orders, writs, rules, injunctions or decrees which are, or contain issues, of broad applicability to, or which broadly affect, the Hydrocarbon exploration and production industry.

4.3  Taxes and Assessments. Except as disclosed on Schedule 4.3:

(a)  all material Asset Taxes that have become due and payable by Seller (whether or not shown on a Tax Return) or any of its Affiliates have been duly paid, and all material Tax Returns required to be filed by Seller or any of its Affiliates with respect to such Asset Taxes have been duly and timely filed and each such Tax Return is true, correct and complete in all respects;

(b)  all withholding Tax requirements imposed on or with respect to the Assets have been satisfied in all material respects;

(c)  there are no liens (other than liens for current period Taxes not yet due and payable) on any of the Assets attributable to unpaid Taxes;

(d)  there is not currently in effect any extension or waiver of any statute of limitations in any jurisdiction regarding the assessment or collection of any Asset Tax;

(e)  no extension of time within which to file any Tax Return with respect to Asset Taxes is currently in effect;

(f)  no audit, litigation or other proceeding with respect to Asset Taxes has been commenced by any Governmental Authority or is presently pending, and Seller has not received written notice of any pending claim against it from any applicable Governmental Authority for assessment of Asset Taxes and no such claim has been threatened; and

(g)  none of the Assets is subject to any Tax partnership agreement or are otherwise treated as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute, and in the case of any Asset disclosed on Schedule 4.3, the tax partnership has an election in effect under Section 754 of the Code.

(h)  The representations and warranties in this Section 4.3 are the sole and exclusive representations and warranties of Seller or any of its Affiliates with respect to Tax Laws.

4.4  Compliance with Laws. Except with respect to (i) Tax Laws (for which Seller’s sole representations and warranties are set forth in Section 4.3), (ii) Environmental Laws (for which Seller’s sole representations and warranties are set forth in Section 4.15), and (ii) except as disclosed on Schedule 4.4, Seller’s and its Affiliates’ ownership and the operation of the Assets (and, to Seller’s knowledge, the operation of the Assets by any applicable Third Parties during Seller’s period of ownership) is and has been in compliance with all applicable Laws in all material respects.

4.5  Material Contracts. Schedule 4.5 sets forth a true, complete and accurate list of all Material Contracts as of the Execution Date (including any and all amendments, supplements thereto (and all currently applicable written waivers of any of the terms thereof)). None of Seller or any of its Affiliates or, to Seller’s knowledge, any other Person, is in material breach of or material default under any Material Contract except as disclosed on Schedule 4.5. To Seller’s knowledge, all Material Contracts are in full force and effect and constitute legal and binding obligations of Seller and/or its applicable Affiliate(s). Except as disclosed on Schedule 4.5, no written notice of default or breach has been received or delivered by Seller or any of its Affiliates under any Material Contract, the resolution of which is outstanding as of the Execution Date, and there are no current notices that have been received by Seller or any of its Affiliates of the exercise of any premature termination, price redetermination, market-out, or curtailment of any Material Contract. Seller has provided or made available to Purchaser complete and accurate copies of all Material Contracts (including any and all amendments, supplements thereto (and all currently applicable written waivers of any of the terms thereof)) prior to the Execution Date.

4.6  Payments for Production. Neither Seller nor any of its Affiliates is obligated by virtue of a take-or-pay payment, advance payment, or other similar payment (other than Royalties established in the Leases or reflected on Exhibit A-1 or Exhibit A-2, minimum throughput commitments covered by Section 4.22, imbalances covered by Section 4.7, and gas balancing agreements or other agreements relating to any of the foregoing), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to Seller’s or any of its Affiliates’ interest in the Properties at some future time without receiving payment therefor at or after the time of delivery.

4.7  Imbalances. Except as set forth on Schedule 4.7 and to Seller’s knowledge, as of the date set forth on Schedule 4.7, none of Seller or any of its Affiliates has, and its and their interests in the Assets are not subject to, any production, transportation, plant, or other imbalances with respect to production from or allocated the Properties.

4.8  Consents and Preferential Purchase Rights.

(a)  Except as set forth on Schedule 4.8(a), there are no preferential rights to purchase, rights of first offer, rights of first refusal, tag-along rights, drag-along rights or similar rights which, in each case, may be applicable to the sale or transfer of any right, title or interest in or to any of the Assets (including, for purposes of clarity, the operation thereof) by Seller or any of its Affiliates as contemplated by this Agreement.

(b)  Except as set forth on Schedule 4.8(b) and except for consents and approvals of Governmental Authorities that are customarily obtained after Closing, there are no approvals, consents, ratifications, waivers or other authorizations (including from any Governmental Authority) from, or permits of, or filings with, or notifications to any Person that is required to be obtained, made or complied with for or in connection with the execution or delivery of this Agreement or the consummation of the Transactions. (each, a “Consent”).

4.9  Liability for Brokers’ Fees. None of Purchaser or any of its Affiliates shall, directly or indirectly, have any responsibility, liability, or expense as a result of undertakings or agreements of Seller or any of its Affiliates for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

4.10 Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to Seller’s knowledge, threatened against Seller or any of its Affiliates (whether by Seller, any of its Affiliates or a third Person). Neither Seller nor any of its Affiliates is insolvent and no such Person shall be rendered insolvent by the consummation of any of the transactions contemplated by this Agreement.

4.11 Wells and Equipment. Except as set forth on Schedule 4.11:

(a)  all Wells drilled and completed by Seller have been drilled and completed within the limits permitted by all applicable Leases and Contracts and no Well is subject to penalties on allowables with regard to time periods after the Effective Date because of any overproduction or any other violation of Laws; and

(b)  to Seller’s knowledge, all currently producing Wells (and related Equipment) are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted.

(c)  [Reserved]

(d)  [Reserved]

provided, however, that, with respect to Assets that are operated by any Person other than Seller or any of its Affiliates, the representations and warranties set forth in this Section 4.11, are limited to the knowledge of Seller.

4.12 Non-Consent Operations. Except as set forth on Schedule 4.12 or Exhibit A-2, none of Seller or any of its Affiliates has elected not to participate in any operation or activity proposed with respect to the Properties which could result in any of Seller’s or its Affiliates’ interests in such Properties becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity.

4.13 Outstanding Capital Commitments; Payout Balances.

(a)  Except as set forth on Schedule 4.13, as of the Execution Date, there are no outstanding authorities for expenditure which are binding on the Properties and which Seller reasonably anticipates will individually require expenditures by the owner of the Properties after the Closing Date in excess of Seventy-Five Thousand Dollars ($75,000), net to the interest of Seller.

(b)  To Seller’s knowledge, as of the Execution Date, the payout balance for each Well that has not reached payout status is reflected in all material respects in Schedule 4.13 as of the respective dates shown thereon.

4.14 Hedges. Other than the Additional Hedges and the Hedges set forth on Schedule 4.14 (the “Existing Hedges”), there are no futures, options, swaps, or other derivatives with respect to the sale of Hydrocarbons from the Assets that will be binding on the Assets after Closing.

4.15 Environmental. Except as set forth in Schedule 4.15:

(a)  To Seller’s knowledge, the Assets that are operated by Seller or its Affiliates and the Assets operated by third-party operators are in and have been in compliance with Environmental Laws in all material respects (other than any non-compliance that has been previously cured or otherwise resolved in accordance with Environmental Laws);

(b)  To Seller’s knowledge, there has been no Release of Hazardous Substances on or from the Assets operated by Seller or its Affiliates, or to Seller’s knowledge from any Asset not operated by Seller or its Affiliates, for which there are material investigative or remediation obligations under Environmental Laws that have not been previously cured or otherwise resolved in accordance with Environmental Laws;

(c)  To Seller’s knowledge, Seller and each third-party operator of the Assets has obtained and is maintaining in full force and effect (and, to the extent applicable, has timely filed applications to renew) all permits, certificates, licenses, approvals, and authorizations under Environmental Laws required or necessary for its ownership or operation of the Assets as currently owned and operated by Seller, the applicable third-party operator and their respective Affiliates (the “Environmental Permits”), and no written notice of violation of the terms of such permits, certificate, licenses, approvals, and authorizations has been received by Seller or its Affiliates or, to Seller’s knowledge any third-party operator, the resolution of which is outstanding as of the Execution Date;

(d)  Neither Seller nor any of its Affiliates has entered into and the Assets operated by Seller or its Affiliates are not subject to, and to Seller’s knowledge, no third-party operator has entered into, and the Assets operated by any third party are not subject to, any agreements, consents, orders, decrees or judgments of any Governmental Authority, that are in existence as of the Execution Date, that are based on any Environmental Laws;

(e)  Neither Seller nor any of its Affiliates, and to Seller’s knowledge, no third-party operator, has received written notice from any Person of (i) any material violation of, alleged material violation of or material non-compliance with any Environmental Laws relating to the Assets or (ii) any release or disposal of any Hazardous Substance concerning any land, facility, asset or property included in the Assets, in each case, that has not been previously cured or otherwise resolved to the satisfaction of the relevant Governmental Authority and for which Seller or its Affiliates, and to Seller’s knowledge any third-party operator, has no further material obligations outstanding;

(f)  Copies of all final written reports of environmental site assessments and/or compliance audits by a Third Party on behalf of Seller or any of its Affiliates or that are otherwise in Seller’s or any of its Affiliates’ possession or control, in each case, that have been prepared in the three (3) years prior to the Execution Date have been, in each case, provided or made available to Purchaser prior to the Execution Date; and

(g)  The representations and warranties in Section 4.2 and this Section 4.15 are the sole and exclusive representations and warranties of Seller and any of its Affiliates with respect to Environmental Laws, Environmental Permits and/or Hazardous Materials.

4.16 Permits. Seller and, to Seller’s knowledge, each third-party operator of the Assets has obtained and is maintaining in full force and effect (and, to the extent applicable, has timely filed applications to renew) all material permits, certificates, licenses, approvals, and authorizations under applicable Laws required or necessary for such Person’s and its applicable Affiliates’ ownership and/or operation of the Assets as currently owned and operated (together with the Environmental Permits, collectively, the “Permits”) and no written notice of violation of the terms of such Permits (other than the Environmental Permits) has been received by Seller or any of its Affiliates or, to Seller’s knowledge, any third-party operator of the Assets, the resolution of which is outstanding as of the Execution Date.

4.17 Leases.

(a)  Schedule 4.17(a) sets forth the expiration dates of the primary terms for each Lease with a primary term that will expire prior to the Target Closing Date or in the six (6) month period immediately following the Target Closing Date;

(b)  Except as set forth on Schedule 4.17(b), there are currently pending no written requests or written notices or demands that have been received by Seller or any of its Affiliates or, to Seller’s knowledge, any third-party operator of the Assets, alleging (i) that any payment required under the Leases has not been paid or Seller, any of its Affiliates, or any third-party operator of the Assets has failed to perform any of its material obligations under any of the Leases and (ii) as a result thereof, the applicable Lease has terminated or is terminable.

(c)  Except as set forth on Schedule 4.17(c), neither Seller nor any Affiliate of Seller has received and, to Seller’s knowledge, no third party operator of the Assets has received, from any other party to any Lease, any unresolved written notice stating (i) a reasonable basis to terminate, forfeit or unilaterally modify such Lease or (ii) that an event has occurred which constitutes (or with notice or lapse of time, or both, would constitute) a material breach under any Lease.

(d)  Except as set forth on Schedule 4.17(b), none of the Leases operated by Seller or its Affiliates, and, to Seller’s knowledge, none of the Leases operated by any third party or its Affiliates, in each case, is subject to (i) any unfulfilled obligations to drill any commitment wells within the six (6) month period immediately following Closing or (ii) any requirement to drill additional wells, maintain continuous drilling operations or otherwise conduct material development operations within the six (6) month period immediately following Closing in order to continue such Lease in force and effect after the primary term thereof or to otherwise hold the net acres or the vertical depths and/or formations of any such Lease.

(e)  Schedule 4.17(e) sets forth sets forth those Leases that are currently being maintained by the payment of shut-in royalties or other similar lease maintenance payments in lieu of operations or production.

(f)  All Royalties, rentals, lease payments and other payments due and payable by Seller or any of its Affiliates and, to Seller’s knowledge, payable by any third party operators of the Assets, to royalty holders, overriding royalty holders and other interest owners under or with respect to any of the Assets and any Hydrocarbons produced therefrom, measured thereby or attributable thereto (including working interest amounts), in all material respects have been properly and timely paid.

4.18 Credit Support. Schedule  4.18 sets forth a complete and accurate list of all cash deposits, guarantees, letters of credit, treasury securities, surety bonds and other forms of credit assurances or credit support provided by Seller or any of its Affiliates in support of the obligations of Seller and its Affiliates to any Governmental Authority, contract counterparty or other Person related to the ownership or operation of the Assets (collectively, the “Credit Support”).

4.19 Reserved.

4.20 Reserved.

4.21 Reserved.

4.22 Dedications; Minimum Volume Commitments.

(a)  None of Seller or any of its Affiliates is a party to any Contract binding on or applicable to the Assets (i) that contains a commitment for Seller or any such Affiliate to provide a minimum volume of Hydrocarbons to another Person (except for and excluding any minimum volume of Hydrocarbons committed under a customary base contract for the sale and purchase of natural gas, as amended or supplemented) or (ii) that requires Seller or any such Affiliate to pay a deficiency payment or similar obligation (or become subject to any penalty or similar Damages) in the event Seller or any such Affiliate fails to provide the applicable minimum volume of Hydrocarbons in such relevant time period.

(b)  Except as set forth on Schedule 4.22, none of Seller or any of its Affiliates is a party to any Contract binding on or applicable to the Assets pursuant to which any portion of the Assets is dedicated or Hydrocarbons produced therefrom are otherwise required to be delivered to a certain Person.

4.23 Condemnation. As of the Execution Date, there is no pending or, to Seller’s knowledge, threatened in writing taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation or eminent domain.

4.24 No Transfers. Except as set forth on Schedule 4.24, since January 1, 2026, Seller has not intentionally transferred or sold any material portion of the Assets located outside of the Target Depths within such periods prior to the Execution Date.

4.25 Investment Representations.

(a)  Seller (i) is an experienced and knowledgeable investor, (ii) is able to bear the economic risks of the acquisition and ownership of the Purchaser Common Stock constituting the Stock Consideration and is able, at the present time and in the foreseeable future, without impairing its financial condition, to hold the shares of Purchaser Common Stock and to suffer a complete loss of the value of the shares of Purchaser Common Stock acquired in connection with the transactions contemplated by this Agreement, (iii) is capable of evaluating (and has evaluated) the merits and risks of investing in the Purchaser Common Stock and its acquisition and ownership thereof and understands and acknowledges that ownership of shares of Purchaser Common Stock is highly speculative and involves substantial risks, (iv) has considered the suitability of shares of Purchaser Common Stock as an investment in light of its own circumstances and financial condition and has determined that it is a suitable investment for such Person, (v) is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act and any information that has been furnished or that will be furnished by such Person to evidence its status as an accredited investor is, and will be as of the Closing, accurate and complete, and does not, and will not as of the Closing, contain any misrepresentation or material omission, (vi) is acquiring the shares of Purchaser Common Stock constituting the Stock Consideration for its own account and not with a view to a sale, distribution or other disposition thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable blue sky Laws, or any applicable other securities Laws, and (vii) acknowledges and understands that (A) the shares of Purchaser Common Stock constituting the Stock Consideration have not been registered under the Securities Act in reliance on an exemption therefrom and (B) the shares of Purchaser Common Stock constituting the Stock Consideration will, upon acquisition thereof by Seller, be characterized as “restricted securities” under state and federal securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or in a private transaction exempt from, or otherwise not subject to, the registration requirements of the Securities Act, and in compliance with applicable state and federal securities Laws. Seller understands that the Stock Consideration is being issued in reliance on specific exemptions from the registration requirements of the Securities Act and that Purchaser is relying in part upon the truth and accuracy of, and Seller’s compliance with, the representations, warranties, acknowledgments and understandings set forth in this Section 4.25 in order to determine the availability of such exemptions.

(b)  Subject to the terms and conditions of the Registration Rights Agreement, any distribution by Seller of shares of Purchaser Common Stock constituting the Stock Consideration will not be made in any manner or to any Person that will result in the offer and sale of Purchaser Common Stock pursuant to this Agreement being subject to the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated under the Securities Act. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby do not require the consent or vote of (nor shall any such consent or vote be sought) from any Person that is not an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(c)  Seller is aware, and its Representatives have been advised, that the United States securities laws prohibit any Person who has material nonpublic information about a company from purchasing or selling securities of such company or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person may purchase or sell such securities.

(d)  Seller is not relying on (and will not at any time rely on) any communication (written or oral) of Purchaser or its Representatives as investment advice or as a recommendation to acquire Purchaser Common Stock, it being understood that information and explanations related to the terms and conditions of this Agreement and any other Transaction Agreement to which Seller is a party shall not be considered investment advice or a recommendation to acquire Purchaser Common Stock. Seller confirms that none of Purchaser nor any of its Representatives has (i) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the shares of Purchaser Common Stock issuable hereunder or (B) made any representation to Seller regarding the legality of an investment in the shares of Purchaser Common Stock issuable under this Agreement under applicable legal investment or similar Laws or regulations.

(e)  Seller understands and acknowledges that the Purchaser Common Stock comprising the Stock Consideration will bear a restrictive legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR UNDER ANY OTHER SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, ASSIGNED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION OF THE SHARES UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS, OR (II) AN OPINION OF COUNSEL, IN SUCH FORM AND BY SUCH COUNSEL SATISFACTORY TO PRESIDIO PRODUCTION COMPANY AND ITS COUNSEL, THAT SUCH OFFER, SALE, TRANSFER, ASSIGNMENT, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION AND THE PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND OF ANY APPLICABLE SECURITIES LAWS.

4.26 Limitations.

(a)  Subject to, and without limitation of, Purchaser’s right to indemnification pursuant to Article 11, and except for instances of Fraud, the representations and warranties of Seller set forth in this Article 4, the corresponding certification in the certificate to be delivered at Closing pursuant to Section  8.2(a)(vi) as to the accuracy as of the Closing Date of the representations and warranties of Seller set forth in this Article 4, the Assignment and Bill of Sale, and the terms and provisions of the other Transaction Agreements, (i) Seller makes no other representations or warranties, express or implied, and (ii) Seller expressly disclaims all liability and responsibility for any representation, warranty, statement, or information made or communicated (orally or in writing) to Purchaser or any of its Affiliates, employees, agents, consultants, or other Representatives (including any opinion, information, projection, or advice that may have been provided to Purchaser by any officer, director, employee, agent, consultant, advisor or other Representative of Seller or any member of Seller Group).

(b)  SUBJECT TO, AND WITHOUT LIMITATION OF PURCHASER’S RIGHT TO INDEMNIFICATION PURSUANT TO ARTICLE  11, AND THE TERMS AND PROVISIONS OF THE OTHER TRANSACTION AGREEMENTS, AND EXCEPT FOR INSTANCES OF FRAUD, THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS ARTICLE  4, THE CORRESPONDING CERTIFICATION IN THE CERTIFICATE TO BE DELIVERED AT CLOSING PURSUANT TO SECTION  8.2(a)(vi) AS TO THE ACCURACY AS OF THE CLOSING DATE OF THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS ARTICLE  4, THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENT AND BILL OF SALE, SELLER MAKES NO, AND HEREBY EXPRESSLY DISCLAIMS, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER, OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OF SELLER, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY, OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL, OR STEP-OUT DRILLING OPPORTUNITIES, (V) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (VI) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (VII) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VIII) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, (IX) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (X) COMPLIANCE WITH ANY ENVIRONMENTAL LAW OR THE ENVIRONMENTAL CONDITION OF ANY OF THE ASSETS, AND FURTHER DISCLAIMS ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE TO ENTER INTO THIS AGREEMENT ON THE EXECUTION DATE. SELLER AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

(c)  Inclusion of a matter on any of the Schedules which are referenced in this Article 4 (such Schedules, as amended in accordance with and subject to the terms of Section 6.7(a), the “Seller Disclosure Schedules”) with respect to a representation or warranty that addresses matters having a Seller Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Seller Material Adverse Effect.

Article 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Subject to the provisions of this Article 5, and the other terms and conditions of this Agreement, Purchaser represents and warrants to Seller the following as of the Execution Date and, effective upon the Closing, as of the Closing Date:

5.1  Existence and Qualification. Purchaser is a corporation organized, validly existing, and in good standing under the Laws of the state of Delaware.

5.2  Power. Purchaser has the corporate power and authority to enter into and perform its obligations under this Agreement and each other Transaction Agreement to which it is a party and to consummate the Transactions contemplated by this Agreement and such other Transaction Agreements.

5.3  Authorization and Enforceability. The execution, delivery and performance by Purchaser of this Agreement and each other Transaction Agreement to which it is a party, and the consummation of the Transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and at Closing each other Transaction Agreement to which a Purchaser is a party will have been duly executed and delivered by Purchaser), and this Agreement constitutes the valid and binding obligations of Purchaser, and at Closing each other Transaction Agreement to which Purchaser is a party will be the valid and binding obligation of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.4  No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Agreements by Purchaser, and the consummation of the Transactions, will not (a) violate any provision of the certificate of incorporation, bylaws or other governing instruments of Purchaser, (b) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Purchaser is a party or by which it is bound, (c) breach any Contract to which the Purchaser is a party or by which any of its assets may be bound or result in the termination of any such Contract, (d) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest or (e) violate any Law applicable to Purchaser, except any matters described in clauses (b), (c), (d) or (e) above which would not have (i) a Purchaser Material Adverse Effect or (ii) prevent or materially impair or delay, or would reasonably be expected to prevent or materially impair or delay, the consummation of the transactions contemplated hereby or the performance of Purchaser’s obligations and covenants hereunder that are to be performed at Closing.

5.5  Consents, Approvals or Waivers. Except (a) as required in connection with the listing of the shares of Purchaser Common Stock constituting the Stock Consideration on the NYSE and (b) for any consent or approval of Governmental Authorities customarily obtained after Closing and assuming that Seller obtains all relevant consents to assignment or approvals it is required to obtain in connection with the Transactions contemplated hereby, the execution, delivery, and performance of this Agreement by Purchaser will not be subject to any consent, approval, or waiver from any Governmental Authority or other third Person.

5.6  No Stockholder Approval. The Transactions contemplated by this Agreement do not require any vote of Purchaser’s stockholders under applicable Law, the rules and regulations of the NYSE (or any other national securities exchange on which the Purchaser Common Stock is then listed) or any provision of the certificate of incorporation, bylaws or other governing instruments of Purchaser.

5.7  Capitalization.

(a)  As of the close of business on May 5, 2026, the authorized capital stock of Purchaser consists solely of (i) 1,500,000,000 shares of Purchaser Common Stock, of which 27,652,068 shares are issued and outstanding, (ii) 100,000,000 shares of Class B common stock, par value $0.0001, of Purchaser, of which 1,676,830 shares are issued and outstanding, and (iii) 50,000,000 shares of preferred stock, par value $0.0001, of Purchaser, 125,000 of which have been issued and designated as “Series A Perpetual Preferred Stock” and 27,173 of which have been issued and designated “Series B Perpetual Participating Convertible Preferred Stock”. Purchaser has, and at the Closing will have, sufficient authorized shares of Purchaser Common Stock to enable it to issue the Stock Consideration.

(b)  The shares of Purchaser Common Stock constituting the Stock Consideration, when issued, will be validly issued, fully paid and non-assessable, and such Purchaser Common Stock will not be (a) subject to or issued in violation of any preemptive rights or (b) subject to any liens, claims, encumbrances or restrictions other than (i) restrictions on transfer under applicable securities Laws and (ii) any such liens, claims, encumbrances or restrictions arising exclusively by, through or under Seller or its Affiliates.

(c)  As of the Execution Date, except as set forth in this Section 5.7 and the SEC Documents filed prior to the Execution Date and except for any Permitted Issuances or any agreement obligating Purchaser to make one or more Permitted Issuances, or shares to be issued in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, there are no (i) preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Purchaser to issue or sell any equity interests of Purchaser or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquired, any equity interest in Purchaser, and no securities or obligations evidencing such rights authorized, issued or outstanding, (ii) there are no equity holder agreements, voting agreements, proxies, or other similar agreements or understandings with respect to the voting of any of the equity interests in Purchaser and (iii) no equity interests of Purchaser are reserved for issuance.

(d)  As of the Execution Date, except as disclosed in the SEC Documents, as contemplated by the Registration Rights Agreement and with respect to any registration rights agreement relating to any Permitted Issuance, Purchaser is not party to any Contract that obligates it to (and does not otherwise have any obligation to) register for resale any equity interests of Purchaser.

(e)  Purchaser does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the rights to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in Purchaser on any matter pursuant to such outstanding bonds, debentures, notes or other obligations.

(f)  Purchaser is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any of the certificate of incorporation, bylaws or other governing instruments of Purchaser in any material respect.

5.8  SEC Documents; Financial Statements.

(a)  Purchaser (i) filed with the SEC its Current Report on Form 8-K on March 9, 2026, as amended on March 12, 2026 (the “Purchaser Super 8-K”), and (ii) since the filing of the Purchaser Super 8-K, has filed or furnished with the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since the filing of the Purchaser Super 8-K under the Securities Act or the Exchange Act (all such documents set forth in clauses (i) and (ii), together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “SEC Documents”).

(b)  The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Financial Statements”), at the time filed or furnished (except to the extent corrected or amended by a subsequently filed or furnished SEC Document filed or furnished prior to the Execution Date), (i) in the case of any registration statement, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) in the case of SEC Documents other than registration statements, did not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein (in light of the circumstances under which they were made) not misleading and (iii) in the case of the Financial Statements, (A) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (B) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by the SEC) and subject, in the case of unaudited interim financial statements, to normal and recurring year-end audit adjustments, and (C) fairly presented in all material respects the consolidated financial condition, results of operations, and cash flows of Purchaser and its consolidated subsidiaries as of the dates and for the periods indicated therein (subject, in the case of unaudited financial statements, to normal and recurring year-end audit adjustments as permitted by the applicable rules and regulations of the SEC).

(c)  The unaudited pro forma financial information and the related notes thereto contained in the Purchaser Super 8-K (“Purchaser Pro Forma Financial Statements”) has been prepared in accordance with the SEC’s rules and guidance with respect to pro forma financial information in all material respects, and the assumptions underlying such pro forma financial information are reasonable.

(d)  Since the filing of the Purchaser Super 8-K, neither Purchaser nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that would be required to be reflected in historical or pro forma financial statements, as applicable, prepared in accordance with GAAP, except for: (a) liabilities reflected or reserved against in the December 31, 2025 pro forma balance sheet included in the Purchaser Pro Forma Financial Statements (or readily apparent in the notes thereto), (b) liabilities that have been incurred by Purchaser or any of its subsidiaries since December 31, 2025 in the ordinary course of business of Purchaser or any of its subsidiaries consistent with past practice, (c) liabilities incurred in connection with the transactions contemplated by this Agreement, the other Transaction Agreements and the Tag-Along PSAs, and (d) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Neither Purchaser nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract relating to any transaction or relationship between or among Purchaser and any of its subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Purchaser or any of its subsidiaries, in the SEC Documents, including the Financial Statements.

(e)  As of the Execution Date, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the SEC Documents. To Purchaser’s knowledge, none of the SEC Documents are subject to ongoing SEC review or outstanding SEC comment or investigation.

5.9  Internal Controls; NYSE Listing Matters.

(a)  Purchaser has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by Purchaser in the reports it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such material information is accumulated and communicated to Purchaser’s management as appropriate to allow timely decisions regarding required disclosure.

(b)  Purchaser has established and maintains a system of internal control over financial reporting (as defined in Rules 13a 15(f) and 15d 15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of the Financial Statements for external purposes in accordance with GAAP. Purchaser has disclosed, based on its most recent evaluation of Purchaser’s internal control over financial reporting prior to the date hereof, to Purchaser’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Purchaser’s internal control over financial reporting which would reasonably be expected to adversely affect Purchaser’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal control over financial reporting.

(c)  Since March 9, 2026, (i) Purchaser has not been advised by its independent auditors of any significant deficiency or material weakness in the design or operation of Purchaser’s internal control over financial reporting that would reasonably be expected to materially and adversely affect Purchaser’s internal control over financial reporting, (ii) Purchaser has no knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal control over financial reporting that would reasonably be expected to materially and adversely affect Purchaser’s internal control over financial reporting, and (iii) there have been no changes in Purchaser’s internal control over financial reporting that would reasonably be expected to materially and adversely affect Purchaser’s internal control over financial reporting, including any corrective actions with regard to any significant deficiency or material weakness.

(d)  As of the Execution Date, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the SEC Documents.

(e)  Purchaser is in compliance in all material respects with the rules and regulations of the NYSE that are applicable to Purchaser.

(f)  The Purchaser Common Stock is registered under Section 12(b) of the Exchange Act and listed on the NYSE, and Purchaser has not received any notice of deregistration or delisting from the SEC or the NYSE and no judgment, order, ruling, decree, injunction or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the NYSE, preventing or suspending trading in any securities of Purchaser has been issued and no proceedings for such purpose are, to Purchaser’s knowledge, pending, contemplated or threatened. Purchaser has taken no action that is designed to terminate the registration of the Purchaser Common Stock under the Exchange Act or the listing of the Purchaser Common Stock on the NYSE.

5.10 Absence of Certain Changes. Since the filing of the Purchaser Super 8-K, there has not occurred any Purchaser Material Adverse Effect or any event, occurrence, change, discovery or development of a state of circumstance or facts that would, individually or in the aggregate, reasonably be expected to result in a Purchaser Material Adverse Effect.

5.11 Compliance with Law. Except as to specific matters disclosed in the SEC Documents or as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, (a) Purchaser is, and since the filing of the Purchaser Super 8-K, has been, in compliance with all applicable Laws, (b) Purchaser has not received written notice of any violation in any respect of any applicable Law, and (c) Purchaser has not received written notice that it is under investigation by any Governmental Authority for potential non-compliance with any Law.

5.12 Litigation.

(a)  Except as to specific matters disclosed in the SEC Documents, there are no actions, suits or proceedings pending, or to Purchaser’s knowledge, threatened in writing before any Governmental Authority or arbitrator against Purchaser or any of its subsidiaries that have had or would be reasonably expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect under clause (a) of the definition of Purchaser Material Adverse Effect.

(b)  There are no actions, suits or proceedings pending, or to Purchaser’s knowledge, threatened in writing before any Governmental Authority or arbitrator against Purchaser or any of its subsidiaries that have had or would be reasonably expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect under clause (b) of the definition of Purchaser Material Adverse Effect.

5.13 Investment Company. Purchaser is not, and immediately after the consummation of the transactions contemplated hereby, will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.14 Financing. As of the Closing, Purchaser will have sufficient cash, available lines of credit, or other sources of immediately available funds to enable it to pay the Cash Closing Payment to Seller at the Closing and to fulfill its obligations under this Agreement.

5.15 Independent Investigation. Purchaser is (or its advisors are) experienced and knowledgeable in the oil and gas business and aware of the risks of that business. Purchaser acknowledges and affirms that (a) as of the Execution Date, it has completed such independent investigation, verification, analysis, and evaluation of the Assets and has made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to enter into this Agreement, and (b) prior to or as of Closing, it will have completed its independent investigation, verification, analysis, and evaluation of the Assets and made all such reviews and inspections of the Assets as it deems necessary or appropriate to consummate the transactions contemplated hereby. Except for the representations and warranties expressly made by Seller in Article 4 of this Agreement, the Assignment and Bill of Sale, or any other Transaction Agreement, and without limitation of Purchaser’s remedies for Fraud, Purchaser acknowledges that there are no other representations or warranties, express or implied, as to the financial condition, liabilities, operations, business, or prospects of the Assets and that, in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, and subject to the foregoing, Purchaser has otherwise relied solely upon its own independent investigation, verification, analysis, and evaluation and the terms of this Agreement and the other Transaction Agreements. Purchaser understands and acknowledges that neither the United States Securities and Exchange Commission nor any federal, state, or foreign agency has passed upon the Assets or made any finding or determination as to the fairness of an investment in the Assets or the accuracy or adequacy of the disclosures made to Purchaser, and, except as set forth in Article 10, Purchaser is not entitled to cancel, terminate, or revoke this Agreement.

5.16 Liability for Brokers’ Fees. None of Seller or any of its Affiliates shall, directly or indirectly, have any responsibility, liability, or expense as a result of undertakings or agreements of Purchaser or any of its Affiliates for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution, or delivery of this Agreement or any agreement or transaction contemplated hereby.

5.17 Qualification; Bonding. Without limiting Section 12.4, Purchaser is, or as of the Closing will be, qualified under applicable Laws to hold Leases, Rights of Way, and other rights included in the Assets which are issued by any applicable Governmental Authority. Subject to the accuracy of Seller’s representations and warranties in Section 4.18, and without limitation of Section 12.4, Purchaser has, or as of the Closing will have, posted such Credit Support, and provided such evidence of such Credit Support, in accordance with Section 6.5(b).

5.18 Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to the knowledge of Purchaser, threatened against Purchaser or any Affiliate of Purchaser (whether by Purchaser or a third Person). Neither Purchaser nor any of its Affiliates is insolvent and no such Person shall be rendered insolvent by the consummation of any of the transactions contemplated by this Agreement.

5.19 Limitations.

(a)  Subject to, and without limitation of, Seller’s right to indemnification pursuant to Article 11, and except for instances of Fraud, the representations and warranties of Purchaser set forth in this Article 5, the corresponding certification in the certificate to be delivered at Closing pursuant to Section 8.3(a)(v) as to the accuracy as of the Closing Date of the representations and warranties of Purchaser set forth in this Article 5, the Assignment and Bill of Sale and the terms and provisions of the other Transaction Agreements, (i) Purchaser makes no other representations or warranties, express or implied, and (ii) Purchaser expressly disclaims all liability and responsibility for any representation, warranty, statement, or information made or communicated (orally or in writing) to Seller or any of its Affiliates, employees, agents, consultants, or other Representatives (including any opinion, information, projection, or advice that may have been provided to Seller by any officer, director, employee, agent, consultant, advisor or other Representative of Purchaser or any member of Purchaser Group).

(b)  Inclusion of a matter on any of the Schedules which are referenced in this Article 5 (such Schedules, as amended in accordance with and subject to the terms of Section 6.7(b), the “Purchaser Disclosure Schedules”) with respect to a representation or warranty that addresses matters having a Purchaser Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Purchaser Material Adverse Effect. The Purchaser Disclosure Schedules may include matters not required by the terms of the Agreement to be listed on the schedules, which additional matters are disclosed for purposes of information only, and inclusion of any such matter does not mean that all such matters are included. A matter scheduled on any of the Purchaser Disclosure Schedules as an exception for any representation and/or warranty shall be deemed to be an exception to all representations and/or warranties for which it is relevant, but only to the extent such relevance is reasonably apparent based on the face of the disclosure in which such matter is disclosed in the Purchaser Disclosure Schedules.

Article 6
COVENANTS OF THE PARTIES

6.1  Access. Upon execution of this Agreement until the Closing Date, subject to the limitations expressly set forth in this Agreement, Seller shall provide Purchaser and its Representatives reasonable access to the Assets operated by Seller or any of its Affiliates, access to personnel with knowledge of the Assets and access to and the right to copy, at Purchaser’s sole expense, the Records in Seller’s or any of its Affiliates’ possession or control for the purpose of conducting a confirmatory review of the Assets, but only to the extent that Seller may do so without (a) violating applicable Laws, (b) violating any obligations to any Third Party, (c) waiving any legal privilege of Seller, any of its Affiliates or its counselors, attorneys, accountants or consultants, and (d) to the extent that Seller has authority to grant such access without breaching any restriction binding on Seller. Such access by Purchaser shall be limited to Seller’s normal business hours, and Purchaser’s investigation shall be conducted in a manner that reasonably minimizes interference with the operation of the business of Seller and any applicable Third Party operator. Subject to the terms of this Agreement, all investigations and due diligence conducted by Purchaser or any of Purchaser’s Representatives shall be conducted at Purchaser’s sole cost, risk and expense and any conclusions made from any examination done by Purchaser or any of Purchaser’s Representatives shall result from Purchaser’s own independent review and judgment. Seller shall use commercially reasonable efforts (but without the obligation to incur any out-of-pocket costs, expenses, or the obligation to undertake any liability or other obligations to or by Seller) to (i) obtain permission for Purchaser to gain access from any Third Party to whom Seller owes obligations including to gain access to Third Party operated Assets to inspect the condition of the same; provided, however, that Seller shall have no liability to Purchaser (or otherwise be in breach of this agreement) for failure to obtain such operator’s permission, (ii) obtain a waiver of confidentiality obligations owed to any Third Parties or establish any necessary confidential relationships with Third Parties reasonably required to allow Purchaser to view and access the Records, and (iii) grant any access to which Seller has the authority to grant without breaching any restriction binding on Seller. Seller or its designee shall have the right to accompany Purchaser and its Representatives whenever they are on site on the Assets. No later than one (1) day after the Execution Date, Seller shall provide to Purchaser access (via a virtual data room) to title and environmental records in Seller’s or its Affiliates’ possession related to the Assets as are reasonably necessary for Purchaser to conduct its title and Environmental Review.

6.2  Press Releases. Until the Closing, neither Seller nor Purchaser, nor any Affiliate thereof, shall make any press release or public disclosure or statement regarding the existence of this Agreement, the contents hereof, or the transactions contemplated hereby without the prior written consent of Purchaser (in the case of announcements by Seller or its Affiliates) or Seller (in the case of announcements by Purchaser or its Affiliates), which consent shall not be unreasonably withheld or delayed; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller (i) with respect to a press release or disclosure by Purchaser, after Purchaser has, if and to the extent reasonably practicable, provided Seller with the opportunity to review and provide comments to any such proposed press release or disclosure (which comments shall, if and to the extent reasonably practicable, be considered in good faith by Purchaser), (ii) to the extent that such disclosures are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, (iii) to Governmental Authorities and Third Parties holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights, or seek such consents, or (iv) to such Party’s investors and members, and current or prospective Debt Financing Sources or other financing sources, including Seller’s Affiliates’ investors and limited partners. Seller and Purchaser shall each be liable for the compliance of its respective Affiliates with the terms of this Section 6.2. The Parties agree that neither Purchaser nor Seller may have an adequate remedy at law if any of the foregoing Persons violate (or threaten to violate) any of the terms of this Section 6.2. In such event, Purchaser or Seller, as applicable, shall have the right, in addition to any other it may have, to seek injunctive relief to restrain any breach or threatened breach of the terms of this Section 6.2.

6.3  Operation of Business. Except (v) as set forth on Schedule 6.3-Part A, (w) for the operations covered by the authorities for expenditures and other capital commitments described on Schedule 4.13, (x) for actions taken in connection with emergency situations or as may be required by Law, (y) as expressly required by this Agreement or (z) as expressly consented to in writing by Purchaser (which consent shall not be unreasonably delayed, withheld or conditioned, except in the case of clauses (c), (d), (f), (h) or (i)), until Closing Seller shall:

(a)  not transfer, sell, hypothecate, encumber, or otherwise transfer or dispose of any of the Assets, except for (i) sales and dispositions of Hydrocarbons made in the ordinary course of business and (ii) other sales and dispositions made in the ordinary course of business and not exceeding, individually, Seventy-Five Thousand Dollars ($75,000), or, in the aggregate, Two Hundred Thousand Dollars ($200,000), in each case, for which the Purchase Price is reduced based on the consideration received (except there shall be no such reduction to the Purchase Price in the case of Equipment that is replaced, at no cost or expense to Purchaser (whether through an adjustment to the Purchase Price or otherwise) with equipment or materials of comparable or better value and utility in connection with the maintenance, repair, and operation of the Assets);

(b)  not (i) terminate, (ii) amend or modify (other than in a de minimis respect), or (iii) waive, release, grant, transfer or fail to enforce any significant rights under, (iv) execute, or (v) extend any Contract that, in each case, is (or upon execution would be) a Material Contract;

(c)  not amend or modify any Lease or Right of Way (other than in a de minimis respect);

(d)  not vote to approve, or consent to, the plugging or abandonment of any well except as required by Law or Contract;

(e)  (i) submit to Purchaser for prior written approval, all written requests received by Seller or its Affiliates for operating or capital expenditures relating to the Assets that involve individual commitments of more Seventy-Five Thousand Dollars ($75,000), net to Seller’s interest, and (ii) not propose, approve or consent to (or non-consent to) any operation or activity (or series of related operations or activities) on the Assets or otherwise commit to make any capital expenditure or operating expense, in each case, reasonably anticipated to cost the owner of the Assets more than Seventy-Five Thousand Dollars ($75,000), net to Seller’s interest; provided, however, that, notwithstanding the foregoing, the Seller have the right to conduct any operation or activity (or propose or make a commitment to make any capital expenditure or operating expense) with respect to any of the Assets that is, in each case, primarily related to operations or activities with respect to the maintenance or replacement of any failed or malfunctioning electric submersible pump (ESP) located on the Assets if, and to the extent, the costs and expenses paid and/or incurred (or contemplated to be paid and/or incurred) in connection therewith would not, and would not reasonably be expected to, cost the owner of the affected Assets more Two Hundred Thousand Dollars ($200,000), net to Seller’s interest;

(f)  not elect to go non-consent pursuant to a joint operating agreement as to any proposed operation on any of the Leases or Wells;

(g)  not waive, compromise or settle any right or claim with respect to any of the Assets, except to the extent (i) such right is an Excluded Asset or would not reasonably be expected to adversely affect (other than in a de minimis respect) the ownership, operation or value of the Assets after Closing or (ii) such claim is a Retained Obligation and would not adversely affect, or be reasonably expected to adversely affect, Purchaser or the ownership or operation of the Assets after Closing;

(h)  not (i) make, change or revoke any Tax election, (ii) change an annual accounting period, (iii) adopt or change any accounting method with respect to Taxes, (iv) file any amended Tax Return, (v) enter into any closing agreement, (vi) settle or compromise any Tax claim or assessment, or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes;

(i)  timely pay all Asset Taxes that become due and payable prior to the Closing (other than those being contested in good faith in appropriate proceedings);

(j)  exercise voting and consent rights under applicable joint operating agreements consistent with this Section 6.3; and

(k)  not enter into any agreement or commitment to do or not do, as applicable, any of the foregoing.

Requests for approval of any action restricted by this Section 6.3 shall be delivered to either of the individuals listed on Schedule 6.3-Part B, which requests may be delivered electronically to such individual’s email address set forth on Schedule 6.3-Part B (provided that receipt of such email is requested and received, including automatic receipts), each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser.

Purchaser’s approval of any action restricted by this Section 6.3 shall be considered granted in full within five (5) Business Days (unless a shorter time, not to be less than 48 hours, is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) of delivery of Seller’s notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary during that period. Notwithstanding the foregoing provisions of this Section 6.3, in the event of an emergency, Seller may take such action as reasonably necessary and shall notify Purchaser of such action promptly thereafter. Purchaser acknowledges that Seller owns undivided interests in the Assets and may not be the operator of all of the Assets, and Purchaser agrees that the acts or omissions of Third Parties (including the applicable operators of the Assets) who are not Affiliates of Seller shall not constitute a violation of the provisions of this Section 6.3, nor shall any action required by a vote of Working Interest owners constitute such a violation so long as Seller and its controlled Affiliates have voted their respective interests or exercised any applicable rights under any applicable Contracts in a manner consistent with the provisions of this Section 6.3. If any specific action or inaction that is expressly approved (and not, for the avoidance of doubt, considered granted due to the expiration of the five (5) Business Day period described above) by Purchaser pursuant to this Section 6.3 would, in and of itself, constitute a breach of one or more of Seller’s representations and warranties in Article 4 or Seller’s covenants or agreements contained in this Agreement, the taking of such action or any such inaction by Seller to which Purchaser expressly consented shall not, in and of itself, constitute a breach of such representations, warranties, covenants or agreements.

6.4  Indemnity Regarding Access. Purchaser’s access to the Assets and its (and its Affiliates and Representatives) examinations and inspections, whether under Sections 6.1, 3.4, or otherwise, shall be at Purchaser’s sole risk, cost, and expense, and Purchaser waives and releases all claims against Seller, ITS Affiliates, and each member of the Seller group, arising in any way therefrom, or in any way connected therewith, eXCEPT TO THE EXTENT CAUSED BY THE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PERSONS. Purchaser agrees to indemnify, defend, and hold harmless Seller and each member of the Seller Group, the other owners of interests in the Properties, and all such Persons’ directors, officers, employees, agents, and other Representatives from and against any and all Damages, including Damages attributable to personal injury, death, or property damage, to the extent arising out of, or relating to, access to the Assets prior to the Closing by Purchaser, its Affiliates, or its or their respective directors, officers, employees, agents, or other Representatives, even if caused in whole or in part by the negligence (whether sole, joint, or concurrent), strict liability, or other legal fault of any indemnified Person, eXCEPT (a) TO THE EXTENT CAUSED BY THE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PERSONS (b) TO the EXTENT SUCH DAMAGES ARE ATTRIBUTABLE TO the DISCOVERY OF CONDITIONS EXISTING ON the ASSETS PRIOR TO THE EXECUTION DATE OR (c) ANY PRE-EXISTING ENVIRONMENTAL CONDITIONS DISCOVERED OR UNCOVERED AS A RESULT OF SUCH ACCESS, EXAMINATION OR INSPECTION TO THE EXTENT ANY SUCH ENVIRONMENTAL CONDITIONS WERE NOT EXACERBATED BY SUCH ACCESS, EXAMINATION OR INSPECTION. SUBJECT TO, AND WITHOUT LIMITATION OF PURCHASER’S RIGHT TO INDEMNIFICATION PURSUANT TO ARTICLE  11 FOR BREACHES OF, OR INACCURACIES IN, SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE  4 OR SET FORTH IN THE CORRESPONDING CERTIFICATION IN THE CERTIFICATE TO BE DELIVERED AT CLOSING PURSUANT TO SECTION  8.2(a)(vi) AS TO THE ACCURACY AS OF THE CLOSING DATE OF THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE  4, AND THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THE OTHER TRANSACTION AGREEMENTS, AND EXCEPT FOR INSTANCES OF FRAUD (AS DEFINED HEREIN), PURCHASER RECOGNIZES AND AGREES THAT ALL MATERIALS, DOCUMENTS, SAMPLES, REPORTS, AND OTHER INFORMATION OF ANY TYPE AND NATURE MADE AVAILABLE TO IT, ITS AFFILIATES OR REPRESENTATIVES, IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY, WHETHER MADE AVAILABLE PURSUANT TO Article 6 OR OTHERWISE, ARE MADE AVAILABLE TO IT AS AN ACCOMMODATION, AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, OR STATUTORY, AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS, DOCUMENTS, SAMPLES, REPORTS, AND OTHER INFORMATION, AND NO WARRANTY OF ANY KIND IS MADE BY SELLER AS TO SUCH INFORMATION SUPPLIED TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES AND PURCHASER EXPRESSLY AGREES THAT, SUBJECT TO THE FOREGOING LIMITATIONS, ANY RELIANCE UPON such information, OR CONCLUSIONS DRAWN THEREFROM, SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.

6.5  Governmental Reviews.

(a)  Seller and Purchaser shall each in a timely manner make (or cause their applicable Affiliates to make) (i) all required filings, and prepare applications to, and conduct negotiations with, each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby, and (ii) provide such information as the other may reasonably request in order to make such filings, prepare such applications and conduct such negotiations. Each Party shall cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations at the sole cost and expense of such other Party. Purchaser shall bear the cost of all filing or application fees payable to any Governmental Authority with respect to the transactions contemplated by this Agreement, regardless of whether Purchaser, Seller, or any Affiliate of any of them is required to make the payment.

(b)  Without limitation of Section 12.4, on or before the Closing Date, Purchaser shall post or obtain such Credit Support that is set forth on Schedule 4.18 as is required by the applicable Governmental Authority or Contract counterparty for Purchaser’s ownership and/or of the Assets, and shall provide Seller with evidence of the same.

(c)  Promptly after Closing, Purchaser (with the assistance of Seller, subject to Section 12.3) shall make all filings with any applicable Governmental Authority (including in each applicable county), as may be required to properly assign and transfer the Assets from Seller to Purchaser.

6.6  Further Assurances. After Closing, Seller and Purchaser each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

6.7  Supplemental Disclosures.

(a)  Purchaser agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until three (3) Business Days before the Target Closing Date to, in good faith, add to, supplement or amend or create any Seller Disclosure Schedules to its representations and warranties in Article 4 to the extent necessary to identify any matter first arising after the Execution Date which, if existing on the Execution Date, would have been required to be set forth or described in such Seller Disclosure Schedules and Seller shall provide any additional information regarding such matter that is within its possession or control to the extent reasonably requested by Purchaser. For all purposes of this Agreement, including for purposes of determining whether the conditions to Closing of Purchaser set forth in Article 7 have been fulfilled or satisfied, the Seller Disclosure Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if as a result of the matter that is the subject of such addition, supplement or amendment the conditions to Closing of Purchaser set forth in Article 7 are not satisfied or fulfilled as of the Closing Date, and nonetheless Purchaser elects to waive such conditions and proceed with the Closing, and the Closing shall occur, then, for purposes of Article 11, then all matters giving rise to Purchaser’s termination right shall be deemed waived and Purchaser shall not be entitled to make a claim thereon under this Agreement or otherwise with respect to such matters; provided, that Purchaser shall not waive its rights under Article 11 with respect to any matters arising under this Section 6.7(a) that did not cause the conditions of Closing of Purchaser to fail to be satisfied.

(b)  Seller agrees that, with respect to the representations and warranties of Purchaser contained in this Agreement, Purchaser shall have the continuing right until three (3) Business Days before the Closing Date to, in good faith, add to, supplement, amend or create any Purchaser Disclosure Schedules to its representations and warranties in Article 5 to the extent necessary to identify any matter first arising after the Execution Date which, if existing on the Execution Date, would have been required to be set forth or described in such Purchaser Disclosure Schedules and Purchaser shall provide any additional information regarding such matter that is within its possession or control to the extent reasonably requested by Seller. For all purposes of this Agreement, including for purposes of determining whether the conditions to Closing of Seller set forth in Article 7 have been fulfilled or satisfied, the Purchaser Disclosure Schedules to Purchaser’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if as a result of the matter that is the subject of such addition, supplement or amendment the conditions to Closing of Seller set forth in Article 7 are not satisfied or fulfilled as of the Closing Date, and nonetheless Seller elects to waive such conditions and proceed with the Closing, and the Closing shall occur, then, for purposes of Article 11, then all matters giving rise to Seller’s termination right shall be deemed waived and Seller shall not be entitled to make a claim thereon under this Agreement or otherwise with respect to such matters; provided, that Seller shall not waive its rights under Article 11 with respect to any matters arising under this Section 6.7(b) that did not cause the conditions of Closing of Seller to fail to be satisfied.

6.8  NYSE Listing. Purchaser shall use its reasonable best efforts to cause the Stock Closing Payment to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing.

6.9  Conduct of Purchaser. Except (x) as set forth on Schedule  6.9-Part A, (y) for actions taken in as may be required by Law or (z) with the prior written consent of Seller (which consent shall not be unreasonably delayed, withheld or conditioned), from the Execution Date until the Closing, Purchaser shall and shall cause its subsidiaries to (a) (i) not amend the certificate of incorporation of Purchaser and (ii) not amend the bylaws of Purchaser in a manner that would adversely affect in any material respect the shares of Purchaser Common Stock to be issued to Seller hereunder or Seller’s rights with respect thereto; (b) not adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization; and (c) not enter into an agreement or commitment that would cause Seller to violate any of the foregoing covenants. Requests for approval of any action restricted by this Section 6.9 shall be delivered to either of the individuals set forth on Schedule 6.9-Part B, which requests may be delivered electronically to such individual’s email address set forth on Schedule 6.9-Part B (provided that receipt of such email is requested and received, including automatic receipts), each of whom shall have full authority to grant or deny such requests for approval on behalf of Seller. Seller’s approval of any action restricted by this Section 6.9 shall not be unreasonably withheld or delayed and shall be considered granted in full within five (5) Business Days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Purchaser’s notice) of delivery of Purchaser’s notice to Seller requesting such consent unless Seller notifies Purchaser to the contrary during that period. If any specific action or inaction that is expressly approved (and not, for the avoidance of doubt, considered granted due to the expiration of the five (5) Business Day period described above) by Seller pursuant to this Section 6.9 would, in and of itself, constitute a breach of one or more of Purchaser’s representations and warranties in Article 5 or Purchaser’s covenants or agreements contained in this Agreement, the taking of such action or any such inaction by Purchaser to which Seller expressly consented shall not, in and of itself, constitute a breach of such representations, warranties, covenants or agreements.

6.10 Reserved.

6.11 Hedging Matters.

(a)  Between the Execution Date and the Closing Date, upon Purchaser's written notice to Seller, Seller shall execute Hedges in accordance with Schedule 6.11 (the “Additional Hedges”), including in the types, terms, duration and amounts set forth on such Schedule 6.11; provided, however, that the hedge counterparty for any Additional Hedge shall be an existing hedge counterparty for the Seller or as otherwise approved by Purchaser in its sole discretion. Seller shall reasonably cooperate with Purchaser to allow a representative of Purchaser to be present during the execution of the Additional Hedges. Promptly following the execution of the Additional Hedges, Seller will deliver to Purchaser a true, correct, and complete copy of all confirmations or other agreements evidencing the Additional Hedges.

(b)  At Closing, Purchaser shall execute and deliver, or cause its applicable Affiliates to execute and deliver, to each Assumed Hedge counterparty a Novation Agreement (and any other agreements, security instruments or pledges required in connection therewith) for purposes of novating the Assumed Hedges from Seller to Purchaser or an Affiliate of Purchaser and, if applicable, from the other counterparty to such Assumed Hedge to another counterparty (each such novation, an “Assumed Hedge Novation”). Purchaser shall bear one hundred percent (100%) of all novation fees or other out of pocket costs, fees and expenses payable to any Assumed Hedge counterparty in connection with any of the Assumed Hedge Novations. Any and all Assumed Hedges that are executed by Seller and novated to Purchaser or its designated Affiliate in accordance with this Section 6.11(b) together with any hedging transactions pursuant to the Assumed Hedges that are settled between the Execution Date and the Closing Date in the ordinary course of business shall be deemed Assets for all purposes under this Agreement.

(c)  Seller agrees to cooperate in a timely and reasonable manner with the execution, delivery and performance of any such Novation Agreement and other related agreements or documentation described in Section 6.11(b) at the sole cost and expense of Purchaser; such actions shall include, upon Seller’s receipt of Purchaser’s prior written request and consent, (i) executing and delivering an amendment to any Assumed Hedge (which shall be effective and conditioned on the occurrence of Closing); and (ii) making introductions of Purchaser to Seller’s Assumed Hedge counterparties and existing lenders and facilitating relevant coordination between Purchaser and such lenders.

(d)  If on the Closing Date, (i) Purchaser has not executed and/or delivered a Novation Agreement or the other related agreements or documentation described in this Section 6.11; and/or (ii) any proposed counterparty thereto (other than Seller) has not indicated it has finalized and is prepared to execute and deliver a Novation Agreement or such other agreements and documents by the Closing Date (any such Assumed Hedge, an “Untransferred Hedge Contract”), then (A) Seller shall use commercially reasonably efforts to terminate and liquidate any such Untransferred Hedge Contract at Closing and (B) at the Closing, Purchaser shall fund and pay each applicable counterparty to each such Untransferred Hedge Contract any and all Hedge Losses in accordance with such Assumed Hedge owed to each such counterparty in connection with the termination and liquidation of any such Untransferred Hedge Contracts and shall be entitled to any Hedge Gains payable to Seller in connection with the termination and liquidation of each such Untransferred Hedge Contract.

6.12 Reserved.

6.13 Reserved.

6.14 Lock-Up of Closing Adjustment Shares and Indemnity Shares.

(a)  Seller hereby irrevocably agrees, without the prior written consent of Purchaser, except to the extent expressly permitted pursuant to the terms of the Registration Rights Agreement, not to, directly or indirectly, (i) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to result or would be reasonably likely to result in the disposition by any Person at any time in the future of) any Closing Adjustment Shares or Holdback Shares, (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of any such Closing Adjustment Shares or Holdback Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of any such Closing Adjustment Shares or Holdback Shares, as applicable, or other equity interests, other securities, in cash or otherwise, or (iii) publicly disclose the intention to do any of the foregoing.

(b)  The restrictions set forth in Section 6.14(a) shall terminate with respect to a Closing Adjustment Share upon the removal of the Contract Legend for such Closing Adjustment Share by the Transfer Agent pursuant to Section 8.4.

(c)  The restrictions set forth in Section 6.14(a) shall terminate with respect to a Holdback Share upon the removal of the Holdback Legend for such Indemnity Share by the Transfer Agent pursuant to Section 8.5.

6.15 Financing; Financing Information.

(a)  [Reserved].

(b)  At no expense to Seller, Seller shall, and shall cause each of its Affiliates and its and their accountants, auditors and other Representatives to make available to Purchaser and its Affiliates and their Representatives any and all Records to the extent in Seller’s or its Affiliates’ possession or control and to which Seller and its Affiliates’ personnel have access, in each case, as reasonably requested by Purchaser, its Affiliates and their Representatives in order to prepare financial statements in connection with Purchaser’s or its Affiliates’ filings, if any, that are required by the SEC, under securities Laws applicable to Purchaser and its Affiliates, or financial statements meeting the requirements of Regulation S-X under the Securities Act.

(c)  Notwithstanding the foregoing, (i) such requested cooperation shall not unreasonably and materially disrupt the business or operations of Seller, (ii) nothing in this Section 6.15 shall require cooperation to the extent that it would cause any breach of any Law binding on Seller, (iii) Seller shall not be required to pay any commitment or other similar fee, or any other fees or expenses, bear any cost or expense or make any other payment in connection with the any debt financing and (iv) none of Seller or its directors, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document or instrument with respect to any debt financing the effectiveness of which is not contingent upon the Closing or which would be effective prior to the Closing and the directors and managers of Seller shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which such debt financing is obtained, in each case which are effective prior to the Closing.

(d)  [Reserved].

Article 7
CONDITIONS TO CLOSING

7.1  Conditions of Seller to Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, at the option of Seller, waiver in writing, on or prior to Closing of each of the following conditions:

(a)  (i) The Purchaser Fundamental Representations shall be true and correct in all respects as of the Execution Date and as the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) and (ii) the other representations and warranties of Purchaser set forth in Article 5 shall be true and correct as of the Execution Date and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except, in the case of this clause (ii), for such failures of representations and warranties of Purchaser to be so true and correct as, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect; provided, however, that any representation or warranty qualified by materiality or Purchaser Material Adverse Effect shall be deemed not to be so qualified for the purposes of this Section 7.1(a);

(b)  Purchaser shall have performed and observed, in all material respects (and in all respects in the case of any covenants and agreements qualified by substantiality, materiality, Purchaser Material Adverse Effect), all covenants and agreements to be performed or observed by Purchaser under this Agreement prior to or on the Closing Date;

(c)  On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial Damages in connection therewith, shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by Seller or its Affiliates) shall be pending or threatened in writing before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover substantial Damages from Seller or any Affiliate of Seller resulting therefrom;

(d)  The net sum of all downward adjustments to the Purchase Price to be made pursuant to Sections 2.3(a) and 2.3(b) shall be less than or equal to twenty percent (20%) of the Base Purchase Price;

(e)  The Stock Closing Payment shall have been approved for listing on the NYSE, subject only to official notice of issuance; and

(f)  Purchaser shall have delivered or be prepared to deliver all of the deliverables Purchaser is required to deliver pursuant to Section 8.3.

7.2  Conditions of Purchaser to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, at the option of Purchaser, waiver, on or prior to Closing of each of the following conditions:

(a)  (i) The Seller Fundamental Representations shall be true and correct in all respects as of the Execution Date and as the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) and (ii) the other representations and warranties of Seller set forth in Article 4 shall be true and correct as of the Execution Date and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except, in the case of this clause (ii), for such failures of representations and warranties of Seller to be so true and correct as, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect; provided, however, that any representation or warranty qualified by materiality or Seller Material Adverse Effect shall be deemed not to be so qualified for the purposes of this Section 7.2(a);

(b)  Seller shall have performed and observed, in all material respects (and in all respects in the case of any covenants and agreements qualified by substantiality, materiality, Seller Material Adverse Effect), all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)  On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial Damages in connection therewith, shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by Purchaser or any of its Affiliates) shall be pending or threatened in writing before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover substantial Damages from Purchaser or any Affiliate of Purchaser resulting therefrom;

(d)  The net sum of all downward adjustments to the Purchase Price to be made pursuant to Sections 2.3(a) and 2.3(b) shall be less than or equal to twenty percent (20%) of the Base Purchase Price;

(e)  The conditions to closing under the Canyon Creek PSA shall have been satisfied (or waived) as of the Closing Date and the parties to the Canyon Creek PSA shall be ready to proceed with the “Closing” (as defined in the Canyon Creek PSA) simultaneously with the Closing hereunder; and

(f)  Seller shall have delivered or be prepared to deliver all of the deliverables Seller is required to deliver pursuant to Section 8.2.

Article 8
CLOSING

8.1  Time and Place of Closing. The consummation of the purchase and sale of the Assets contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Purchaser and Seller, take place remotely, at 8:00 AM local time, on July 1, 2026 (the “Target Closing Date”), or if all conditions in Article 7 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the provisions of Article 10. The date on which the Closing occurs with respect to any Asset is referred to herein as the “Closing Date” for such Asset.

8.2  Obligations of Seller at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 8.3:

(a)  Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:

(i)  Counterparts of the Assignment and Bill of Sale, duly executed and acknowledged by Seller, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(ii)  [Reserved];

(iii) Assignments in form required by any Governmental Authority for the assignment of any Assets controlled by such Governmental Authority, duly executed and acknowledged (to the extent so required) by Seller, in sufficient duplicate originals to allow recording and filing in all appropriate offices;

(iv)  A certificate of non-foreign status of Seller meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2);

(v)  [Reserved];

(vi)  A certificate from Seller duly executed by an authorized officer of Seller, dated as of the Closing, certifying on behalf of Seller, that the conditions set forth in Sections 7.2(a) and 7.2(b) have been fulfilled;

(vii) A validly executed IRS Form W-9 of Seller;

(viii) Where notices of approval, consent, or waiver are received by Seller pursuant to a filing or application under Section 6.5, copies of such notices;

(ix)  Any other forms or instruments required by any Governmental Authority relating to the assignments or transfer of any interest in or to any of the Assets;

(x)  Releases and terminations of any mortgages, deeds of trust, assignments of production, financing statements, and fixture filings burdening the Assets (including, for purposes of clarity, UCC-3s), which releases and terminations shall be in form and substance reasonably satisfactory to Purchaser;

(xi)  [Reserved];

(xii) The Preliminary Settlement Statement, duly executed by Seller;

(xiii) [Reserved];

(xiv) A counterpart of the Registration Rights Agreement, duly executed by Seller;

(xv) A Termination and Release of Joint Operating Agreement, duly executed and acknowledged by Seller; and

(xvi) All other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Purchaser.

8.3  Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 8.2:

(a)  Purchaser shall deliver or cause to be delivered to Seller, among other things, the following:

(i)  A wire transfer of the Cash Closing Payment in same-day funds to an account specified by Seller;

(A)  A wire transfer of the Defect Escrow Amount in same day funds to the Defect Escrow Account as provided in Section 3.8(e), if applicable.

(ii)  Counterparts of the Assignment and Bill of Sale, duly executed and acknowledged by Purchaser, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(iii) [Reserved];

(iv)  Assignments in form required by any Governmental Authority for the assignment of any Assets controlled by such Governmental Authority, duly executed and acknowledged (to the extent so required) by Purchaser, in sufficient duplicate originals to allow recording and filing in all appropriate offices;

(v)  A certificate duly executed by an authorized officer of Purchaser, dated as of the Closing, certifying on behalf of Purchaser that the conditions set forth in Sections 7.1(a) and 7.1(b) have been fulfilled

(vi)  A counterpart of the Registration Rights Agreement, duly executed by Purchaser;

(vii) Where notices of approval, consent, or waiver are received by Purchaser pursuant to a filing or application under Section 6.5, copies of such notices;

(viii) Evidence of replacement of all Credit Support to the extent required pursuant to Section 6.5(b);

(ix)  Any other forms or instruments required by any Governmental Authority relating to the assignments or transfer of any interest in or to any of the Assets;

(x)  The Preliminary Settlement Statement, duly executed by Purchaser;

(xi)  Evidence reasonably satisfactory to Seller of the satisfaction of the condition set forth in Section 7.1(e);

(xii) [Reserved]; and

(xiii) All other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Seller; and

(b)  Purchaser shall cause to be issued to Seller in book entry form, and shall provide evidence reasonably satisfactory to Seller of, the following:

(i)  The Stock Closing Payment (which, for the avoidance of doubt, shall exclude (i) the Closing Adjustment Shares and (ii) the Holdback Shares), which shall contain or be subject to the restrictive legend on the books and records of the Transfer Agent;

(ii)  The Closing Adjustment Shares, which shall contain (A) the restrictive legend and (B) the Contract Legend identifying such shares as “Closing Adjustment Shares,” in each case, on the books and records of the Transfer Agent; and

(iii) The Holdback Shares, which shall contain (A) the restrictive legend and (B) the Holdback Legend, in each case, on the books and records of the Transfer Agent.

8.4  Closing Payment and Post-Closing Purchase Price Adjustments.

(a)  Not later than June 26, 2026, Seller shall in good faith prepare and deliver to Purchaser, using and based upon the best information available to Seller, a draft preliminary settlement statement (the “Preliminary Settlement Statement”) setting forth Seller’s good faith estimate of the (i) adjusted Purchase Price for the Assets as of the Closing Date, in each case, after giving effect to all adjustments set forth in Section 2.3, and (ii) the amount of (A) the Cash Consideration less (B) the Deposit and less (C) the Defect Escrow Amount (if applicable), which shall constitute the dollar amount to be payable by Purchaser to Seller in cash at Closing (the “Cash Closing Payment”) and (iii) the number of shares of Purchaser Common Stock constituting the Stock Consideration less (A) the Holdback Shares and less (B) the numbers of shares included in the Defect Escrow Amount (if applicable) (such shares, the “Closing Adjustment Shares”), which shall constitute the share consideration to be issued to Seller at Closing (the “Stock Closing Payment” and, together with the Cash Closing Payment, the “Closing Payment”). Seller shall supply to Purchaser reasonable documentation in the possession or control of Seller and its Affiliates to support the items for which adjustments are proposed or made in the Preliminary Settlement Statement delivered by Seller and a reasonably detailed explanation of any such adjustments and the reasons therefor; provided, that notwithstanding anything to the contrary set forth in the Canyon Creek PSA or the Tag-Along PSA, the supporting documentation delivered by Canyon Creek Energy – Arkoma, LLC as seller under the Canyon Creek PSA and any other information provided by Purchaser (as defined in the Canyon Creek PSA) for preparation of the preliminary settlement statement thereunder shall be the sole documentation and information that the Parties will consider for purposes of the preparation of the Preliminary Settlement Statement under this Agreement (and in the event of any conflict between documentation and support delivered under the Canyon Creek PSA and documentation and support delivered under this Agreement or the Tag-Along PSA, the documentation and support delivered under the Canyon Creek PSA shall be the sole documentation and information considered hereunder). No later than June 30, 2026, Purchaser may deliver to Seller a written report containing all changes that Purchaser proposes to be made to the Preliminary Settlement Statement, if any, together with a brief explanation of any such changes. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Base Purchase Price at Closing; provided that if the Parties cannot agree on all adjustments set forth in the Preliminary Settlement Statement prior to the Closing, then any adjustments as set forth in the Preliminary Settlement Statement as presented by Seller (with any amendments or modifications thereto that were so agreed between the Parties) will be used to adjust the Base Purchase Price at Closing. For purposes of clarity, Purchaser’s failure to propose any changes to the Preliminary Settlement Statement and/or Purchaser’s agreement to all or any portion of the Preliminary Settlement Statement proposed by Seller shall not, and shall not be deemed or construed to, prejudice any of Purchaser’s rights hereunder (including, for purposes of clarity, Purchaser’s right to dispute any adjustment or amount set forth in the Preliminary Settlement Statement in connection with the final calculation and determination of the Purchase Price pursuant to Section 8.4(b) and/or 8.4(c), as applicable).

(b)  As soon as reasonably practicable after the Closing but not later than the ninetieth (90th) day following the Closing Date, Seller shall prepare and deliver to Purchaser a draft statement setting forth the final calculation of the Purchase Price (the “Final Settlement Statement”) and showing the calculation of each adjustment under Section 2.3, based on the most recent actual figures available for each adjustment. Seller shall make such reasonable documentation as is in Seller’s or any of its Affiliates possession or control available to support the final figures set forth in the Final Settlement Statement; provided, that notwithstanding anything to the contrary set forth in the Canyon Creek PSA or the Tag-Along PSA, the supporting documentation delivered by Canyon Creek Energy – Arkoma, LLC as seller under the Canyon Creek PSA and any other information provided by Purchaser (as defined in the Canyon Creek PSA) for preparation of the final settlement statement thereunder shall be the sole documentation and information that the Parties will consider for purposes of the preparation of the Final Settlement Statement under this Agreement (and in the event of any conflict between documentation and support delivered under the Canyon Creek PSA and documentation and support delivered under this Agreement or the Tag-Along PSA, the documentation and support delivered under the Canyon Creek PSA shall be the sole documentation and information considered hereunder). As soon as reasonably practicable, but not later than the thirtieth (30th) day following receipt of such Final Settlement Statement from Seller (as such time period may be extended as described below, the “Purchaser Comment Deadline”), Purchaser may deliver to Seller a written report containing any changes that Purchaser proposes be made to such Final Settlement Statement. Seller may deliver a written report to Purchaser on or prior to the Purchaser Comment Deadline reflecting any changes that Seller proposes to be made to the Final Settlement Statement as a result of additional information received after the Final Settlement Statement was first prepared and delivered to Purchaser hereunder (and if any such written report is delivered by Seller to Purchaser on or after the date that is five (5) Business Days before the Purchaser Comment Deadline, then the Purchaser Comment Deadline will be automatically extended for five (5) Business Days). If Purchaser does not deliver such report to Seller on or before the Purchaser Comment Deadline, Purchaser shall be deemed to have agreed with Seller’s Final Settlement Statement, and such Final Settlement Statement shall become final and binding upon the Parties.

(c)  The Parties shall undertake to agree on the Final Settlement Statement of the Purchase Price no later than ninety (90) days after the delivery to Purchaser of Seller’s initial Final Settlement Statement. In the event that the Parties cannot reach agreement on the final Purchase Price within such period of time, the items of adjustment which are in dispute shall be referred to, and resolved together with and in the same proceeding as, any disputes arising under Section 8.4(c) of the Canyon Creek PSA by the accounting arbitrator appointed thereunder (the “Accounting Arbitrator”), for review and final determination by arbitration in accordance with Canyon Creek PSA. The appointment of the Accounting Arbitrator and the conduct of arbitration proceedings shall be governed by, and conducted in accordance with, Section 8.4(c) of the Canyon Creek PSA. The Accounting Arbitrator’s determination shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal, and any determination made by the Accounting Arbitrator under the Canyon Creek PSA in respect of matters that overlap with or are dependent upon items in dispute under this Agreement shall be binding upon the Parties for purposes of determining corresponding or related adjustments under this Agreement; provided, that the Accounting Arbitrator shall only consider the documentation and information provided under the Canyon Creek PSA and shall not consider any documentation or information provided under this Agreement or the Tag-Along PSA. In determining the proper amount of any adjustment to the Purchase Price, the Accounting Arbitrator shall be bound by the terms of Article 2 and may not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Purchaser, as applicable. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of Purchase Price adjustments submitted by any Party and may not award damages, interest (except as expressly provided for in this Section 8.4(c)) or penalties to any Party with respect to any matter. Seller and Purchaser shall each bear one-half of the costs and expenses of the Accounting Arbitrator allocated to this Agreement and their own legal and accounting fees and other costs of presenting its case to the Accounting Arbitrator. Within ten (10) days after the earlier of (i) the Purchaser Comment Deadline without delivery by Purchaser to Seller of any written report with respect to the Final Settlement Statement under Section 8.4(b) or (ii) the date on which the Parties or the Accounting Arbitrator, as applicable, finally determine the Purchase Price:

(A)  if the Purchase Price exceeds the sum of (i) the Closing Payment, plus (ii) the Deposit, plus (iii) the Defect Escrow Amount (if applicable) (such excess, the “Underpayment”): (y) Purchaser shall pay to Seller an amount in cash equal to seventy-five percent (75%) of such Underpayment and (z) (a) Purchaser shall cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to remove the Contract Legend from a number of Closing Adjustment Shares equal to twenty-five percent (25%) of such Underpayment divided by the Reference Price (rounded up or down to the nearest whole number of shares of the Closing Adjustment Shares), (b) Seller shall surrender to Purchaser the remaining Closing Adjustment Shares (if any) and Purchaser shall cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to cancel and retire such remaining Closing Adjustment Shares and (c) Purchaser and Seller shall cause the applicable Transfer Agent Documentation to be delivered to the Transfer Agent to effect the foregoing; provided, however, if the number of Closing Adjustment Shares exceeds an amount equal to twenty five percent (25%) of such Underpayment divided by the Reference Price (such excess, the “Share Underpayment”), Purchaser shall pay to Seller an aggregate amount in cash equal to the value of such Share Underpayment, determined based on the Reference Price;

(B)  if the Purchase Price is less than the sum of (i) the Closing Payment, plus (ii) the Deposit, plus (iii) the Defect Escrow Amount (if applicable) (such shortall, the “Overpayment”): (y) Seller shall pay to Purchaser an amount in cash equal to seventy-five percent (75%) of such Overpayment and (z) (a) Seller shall surrender to Purchaser a number of Closing Adjustment Shares equal to twenty-five percent (25%) of such Overpayment divided by the Reference Price, rounded up or down to the nearest whole number of shares of the Closing Adjustment Shares) (the “Surrendered Adjustment Shares”), (b) Purchaser shall cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to (i) cancel and retire the Surrendered Adjustment Shares and (ii) remove the Contract Legend from the remaining Closing Adjustment Shares held by Seller following the surrender, cancellation and retirement of the Surrendered Adjustment Shares, and (c) Purchaser and Seller shall cause the applicable Transfer Agent Documentation to be delivered to the Transfer Agent to effect the foregoing; provided, however, that if the number of Surrendered Adjustment Shares equals or exceeds the number of Closing Adjustment Shares, (i) Seller shall surrender all of the Closing Adjustment Shares to Purchaser, (ii) Purchaser shall cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to cancel and retire all of the Closing Adjustment Shares; and (iii) Purchaser and Seller shall cause the applicable Transfer Agent Documentation to be delivered to the Transfer Agent to effect the foregoing; and

(C)  if the Purchase Price, and the Defect Escrow Amount (if applicable), are equal the Closing Payment, (x) Seller shall surrender all of the Closing Adjustment Shares to Purchaser, (y) Purchaser shall cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to cancel and retire all of the Closing Adjustment Shares; and (z) Purchaser and Seller shall cause the applicable Transfer Agent Documentation to be delivered to the Transfer Agent to effect the foregoing.

(d)  Purchaser shall use commercially reasonable efforts to assist Seller in preparation of the Final Settlement Statement under Section 8.4(b) by furnishing invoices, receipts, reasonable access to personnel, and such other assistance as may be reasonably requested by Seller to facilitate such process post-Closing (but in no event shall Purchaser be obligated to pay or incur any funds in connection with providing such assistance).

(e)  All cash payments made or to be made under this Agreement to Seller shall be made by electronic transfer of immediately available funds to a bank account as may be specified by Seller in writing. All cash payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to a bank and account specified by Purchaser in writing.

8.5  Indemnity Holdback.

(a)  With respect to each claim for indemnification asserted by Purchaser against Seller pursuant to Article 11 during the period from and after the Closing Date up to the date that is twelve (12) months following the Closing Date (the “Holdback Period”), upon final resolution or determination of such an indemnity claim by the Parties or in accordance with Section 12.7, such indemnity claim shall be paid, if and to the extent any Holdback Shares Balance remains, by deducting from the Holdback Shares Balance a number of Holdback Shares, rounded up to the nearest whole share, equal to the aggregate amount of such Damages, divided by the Reference Price. Purchaser shall promptly (and in any event within two (2) Business Days after such resolution or determination) cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to cancel and retire the surrendered Holdback Shares. Purchaser and Seller shall cause the applicable Transfer Agent Documentation to be delivered to the Transfer Agent to effect the surrender of any Holdback Shares. For the avoidance of doubt, the Holdback Shares shall not be the sole and exclusive recourse of Purchaser for any breach of any representation, warranty or covenant of Seller pursuant to this Agreement or any other post-Closing liability of Seller pursuant to this Agreement (including any indemnity obligation), and, if the value of Holdback Shares is insufficient to fully satisfy any amounts to which any member of the Purchaser Group may be entitled hereunder, such insufficiency shall not be deemed to prohibit, restrict or otherwise limit such member of the Purchaser Group from seeking recovery hereunder.

(b)  On January 1, 2027 (the “First Holdback Release Date”), Purchaser shall cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to remove the Holdback Legend from a number of Holdback Shares equal to (i) fifty percent (50%) of the Holdback Shares Balance on the First Holdback Release Date minus (ii) the number of Holdback Shares, rounded to the nearest whole share, equal to (A) a reasonable reserve for any then-unresolved good faith claims for indemnification made pursuant to the terms of Article 11 (the “Disputed Items”) divided by (B) the Reference Price (calculated as of the First Holdback Release Date); provided, that if the number of remaining Holdback Shares in the Holdback Shares Balance is an amount that is equal to or less than fifty percent (50%) of the Holdback Shares, then all Holdback Shares shall remain subject to the Holdback Legend.

(c)  On July 1, 2027 (the “Second Holdback Release Date”), Purchaser shall cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to remove the Holdback Legend from a number of Holdback Shares equal to (i) the Holdback Shares Balance on the Second Holdback Release Date minus (ii) the number of Holdback Shares, rounded to the nearest whole share, equal to (A) a reasonable reserve for any Disputed Claims divided by (B) the Reference Price.

(d)  Upon final resolution or determination of all Disputed Claims by the Parties or in accordance with Section 12.7, as applicable, (i) Seller shall surrender to Purchaser a number of Holdback Shares so finally determined to be owed to Purchaser (if any) (the “Purchaser Holdback Shares”), (ii) Purchaser shall cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to (A) cancel and retire the Purchaser Holdback Shares and (B) remove the Contract Legend from the Holdback Shares held by Seller following the surrender, cancellation and retirement of the Purchaser Holdback Shares, and (iii) Purchaser and Seller shall cause the applicable Transfer Agent Documentation to be delivered to the Transfer Agent to effect the foregoing.

(e)  Notwithstanding anything contained herein to the contrary, in connection with determining the value of the Holdback Shares under this Section 8.5, the Parties shall use the Reference Price.

Article 9
TAX MATTERS

9.1  Allocation of Asset Taxes.

(a)  Seller shall be allocated and bear all Asset Taxes attributable to (i) any Tax period ending prior to the Effective Date and (ii) the portion of any Straddle Period ending immediately prior to the Effective Date, provided, however, with respect to both (i) and (ii), that Purchaser shall be allocated and bear Asset Taxes associated with the Hydrocarbons produced from, or attributable to, the Properties and sold during the period up to but excluding the Effective Date, if the amount earned from the sale is not received by Seller prior to the Cut-Off Date. Purchaser shall be allocated and bear all Asset Taxes attributable to (A) any Tax period beginning on or after the Effective Date and (B) the portion of any Straddle Period beginning on the Effective Date; provided, however, that Seller (not Purchaser) shall be allocated and bear the portion, if any, of any such Asset Taxes that consist of penalties, interest or additions to Tax to the extent attributable to a breach by Seller of the representations set forth in Section 4.3.

(b)  For purposes of determining the allocations described in Section 9.1(a), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii) below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Date and the portion of such Straddle Period beginning on the Effective Date by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the Effective Date, on the one hand, and the number of days in such Straddle Period that occur on or after the Effective Date, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

(c)  To the extent the actual amount of an Asset Tax is not determinable at the time an adjustment to the Purchase Price is to be made with respect to such Asset Tax pursuant to Section 2.3 or Section 8.4, Seller and Purchaser shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount that was taken into account in the final Purchase Price, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 9.1.

9.2  Tax Returns. Without limiting Purchaser’s indemnification rights pursuant to Section 11.2(b), after the Closing Date, Purchaser shall (i) file (or cause to be filed) all Tax Returns with respect to Asset Taxes that are required to be filed after the Closing Date that relate to any Tax period ending before the Effective Date or any Straddle Period on a basis consistent with past practice except to the extent otherwise required by Law; provided that Purchaser shall use its reasonable best efforts, taking into account that the due date for a Tax Return may be contemporaneous with the closing of a Tax period, to submit each such Tax Return to Seller for its review and comment reasonably in advance of the due date therefor, and Purchaser shall incorporate any reasonable comments received from Seller up to five (5) days prior to the due date therefor and timely file any such Tax Return, and (ii) pay (or cause to be paid) prior to delinquency, all Asset Taxes relating to any Tax period that ends before or includes the Effective Date that become due after the Closing Date. In the case of any Tax Return described in clause (i) that includes Asset Taxes that are allocable to Seller pursuant to Section 9.1(a) and not taken into account pursuant to Section 2.3 or Section 8.4, Purchaser shall send to Seller a statement that apportions the Asset Taxes shown on such Tax Return between Purchaser and Seller in accordance with Section 9.1(a) taking into account any adjustments pursuant to Section 2.3 and Section 8.4. Such statement shall be accompanied by proof of Purchaser’s actual payment of such Asset Taxes. Within ten (10) Business Days of receipt of each such statement and proof of payment, Seller shall reimburse Purchaser for the portion of such Asset Taxes allocated to Seller as provided in such statement. Unless required by applicable Law or with Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed), neither Purchaser or any of its Affiliates shall file, or cause to be filed, any amended Tax Return with respect to the Assets for any Tax period ending prior to the Effective Date or for any Straddle Period. The Parties agree that (A) this Section 9.2 is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable taxing authority and (B) nothing within this Section 9.2 shall be interpreted as altering the manner in which Asset Taxes are allocated and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by Purchaser of its obligation under this Section 9.2, which shall be borne by Purchaser).

9.3  Transfer Taxes. To the extent that any Transfer Taxes are payable, Purchaser will be responsible for paying one hundred percent (100%) of all Transfer Taxes and Seller shall prepare and file, or cause to be prepared and filed, all related Tax Returns. Purchaser and Seller shall agree, upon request, to cooperate in good faith to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated herein.

9.4  Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Seller and Purchaser agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations of the respective Tax periods and to abide by all record retention agreements entered into with any Governmental Authority.

9.5  Refunds. Seller shall be entitled to any and all refunds and credits of Seller Taxes. If Purchaser or its Affiliates receives a refund or credits of Taxes to which Seller is entitled pursuant to this Section 9.5, Purchaser shall forward, and shall cause its Affiliates to forward, to Seller the amount of any such refund within ten (10) days after such credit or refund is received. Purchaser shall be entitled to any and all refund of, or credits with respect to, Asset Taxes allocated to Purchaser pursuant to Section 9.1(a) and Section 9.1(b); provided, however, that neither Seller nor Purchaser shall be entitled to any refund of Asset Taxes allocated to it pursuant to Section 9.1(a) and Section 9.1(b) (even if, in the case of Seller, such refund is an Excluded Asset) if Seller or Purchaser, as the case may be, did not economically bear such Asset Taxes. If a Party or its Affiliate receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 9.5, such recipient Party shall forward to the entitled Party the amount of such refund within thirty (30) days after such refund is received, net of any costs or expenses incurred by such recipient Party in procuring such refund.

9.6  Tax Proceedings. Purchaser shall, within five (5) days of receipt, provide Seller with written notice of any inquiries, audits, examinations or proposed adjustments by any Governmental Authority, which relates to any Asset Taxes for any Tax period ending prior to the Effective Date or any Straddle Period (each, a “Pre-Effective Date Tax Proceeding”). Seller shall have the option to control, at its sole expense, the conduct and resolution of any Pre-Effective Date Tax Proceeding that relates solely to a Tax period ending prior to the Effective Date. Seller may exercise such option by providing written notice to Purchaser within fifteen (15) days of receiving written notice of any such Pre-Effective Date Tax Proceeding from Purchaser. If Seller elects to control a Pre-Effective Date Tax Proceeding, Seller shall (i) keep Purchaser informed of the progress of any such Pre-Effective Date Tax Proceeding, (ii) provide Purchaser with copies of material correspondence with respect to any such Tax Proceeding, (iii) permit Purchaser (or Purchaser’s counsel) to participate in meetings (including conference calls) with the applicable Governmental Authority with respect to any such Pre-Effective Date Tax Proceeding (at Purchaser’s cost), and (iv) not effect any settlement or compromise of any such Pre-Effective Date Tax Proceeding without the written consent of Purchaser, not to be unreasonably conditioned, delayed or withheld. Purchaser shall control any Pre-Effective Date Tax Proceeding that relates solely to a Tax period ending before the Effective Date that Seller does not elect to control or any Pre-Effective Date Tax Proceeding that relates to any Straddle Period; provided, that, Purchaser shall (I) keep Seller informed of the progress of any such Pre-Effective Date Tax Proceeding, (II) provide Seller with copies of material correspondence with respect to any such Tax Proceeding, (III) permit Seller (or Seller’s counsel) to participate in meetings (including conference calls) with the applicable Governmental Authority with respect to any such Pre-Effective Date Tax Proceeding (at Seller’s cost), and (IV) not effect any settlement or compromise of any such Pre-Effective Date Tax Proceeding without the written consent of Seller, not to be unreasonably conditioned, delayed or withheld. In the event of a conflict between the provisions in this Section 9.6 and those in Section  11.4, this Section 9.6 shall control.

9.7  Allocation of Purchase Price. After the Closing, the Parties shall cooperate in good faith to allocate the final Purchase Price, Assumed Obligations, and all other items constituting consideration (the “Considerations”) for applicable Income Tax purposes (to the extent known) among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and in a manner consistent with Schedule 2.2 (the “Allocation”). Seller shall deliver to Purchaser for its review and approval the Allocation among the Assets specified in Part II of IRS Form 8594 (Asset Acquisition Statement under Section 1060) (the “Allocation Statement”). Purchaser shall provide Seller with any reasonable comments to the Allocation Statement in writing within 30 days after the date of receipt of the Allocation Statement by Purchaser. If Purchaser does not deliver any written notice of objection to the Allocation Statement within such 30-day period, the Allocation Statement shall be final, conclusive and binding on the Parties. If a written notice of objection is timely delivered to Seller, Seller and Purchaser shall negotiate in good faith for a period of 20 days to resolve such dispute. If Seller and Purchaser reach an agreement in writing with respect to such dispute, such resolution shall be final, conclusive and binding on the Parties. In such case, Seller and Purchaser shall report, and cause their respective Affiliates to report, the transactions contemplated by this Agreement consistently with such agreed-upon Allocation Statement on any Tax Return, including Internal Revenue Service Form 8594, as applicable, and will not assert, and will cause their respective Affiliates not to assert, in connection with any Tax audit or other proceeding with respect to Taxes, any asset values or other items inconsistently with such agreed-upon Allocation Statement except with the agreement of the other Party or as required by applicable Law; provided, however, that nothing in this Agreement shall prevent Purchaser or Seller from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation Statement and neither Purchaser or Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging the Allocation Statement. The Parties agree to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation Statement. For the avoidance of doubt, if Seller and Purchaser are unable to agree on the Allocation Statement, the Parties may allocate the Considerations among the Assets for federal, state, and local income and other Tax purposes in their sole discretion.

Article 10
TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to Closing:

(a)  by the mutual prior written consent of Seller and Purchaser;

(b)  by either Seller or Purchaser if the Closing has not occurred on or before September 4, 2026 (the “Outside Date”);

(c)  by Seller, at Seller’s option, if any of the conditions set forth in Section 7.1 (other than Sections 7.1(c) or 7.1(d)) have not been satisfied by the Target Closing Date (except for those conditions that by their nature are to be satisfied at or in connection with the Closing and that would have been capable of being satisfied at or in connection with the Closing) and, following written notice thereof from Seller to Purchaser specifying the reason any such condition is unsatisfied (including any material breach by Purchaser of this Agreement), such condition remains unsatisfied for a period of twenty (20) days after Purchaser’s receipt of written notice thereof from Seller;

(d)  by Purchaser, at Purchaser’s option, if any of the conditions set forth in Section 7.2 (other than Sections 7.2(c) or 7.2(d)) have not been satisfied by the Target Closing Date (except for those conditions that by their nature are to be satisfied at or in connection with the Closing and that would have been capable of being satisfied at or in connection with the Closing) and, following written notice thereof from Purchaser to Seller specifying the reason any such condition is unsatisfied (including any material breach by Seller of this Agreement), such condition remains unsatisfied for a period of twenty (20) days after Seller’s receipt of written notice thereof from Purchaser; or

(e)  by either Seller or Purchaser if consummation of the transactions contemplated hereby is enjoined, restrained or otherwise prohibited or otherwise made illegal by the terms of a final, non-appealable order;

provided, however, that, no Party shall be entitled to terminate this Agreement under Section 10.1(b), 10.1(c) or 10.1(d), as applicable, if, at the time such Party would otherwise be entitled to exercise such right to terminate this Agreement, such Party: (A) is in breach of any of its representations or warranties set forth in this Agreement or (B) such Party has failed to perform or observe such Party’s covenants and agreements in this Agreement, in each case of (A) or (B), in a manner that causes any condition with respect to the other Party’s obligation to consummate the transactions contemplated by this Agreement set forth in Sections 7.1(a), 7.1(b), 7.1(e), 7.1(f), 7.2(a), 7.2(b), or 7.2(f) as applicable, not to be satisfied, or (C) such Party fails to proceed with the consummation of the transactions contemplated by this Agreement once the applicable conditions in Section 7.1 (in the case of a failure by Seller) or Section 7.2 (in the case of a failure by Purchaser) have been satisfied or waived.

10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, (a) this Agreement shall become void and of no further force or effect (except for the provisions of Article 1, this Article 10, Sections  4.9, 4.26, 5.15, 5.16, 6.2, 6.4, 11.4 (as it relates to claims under Section 6.4), 12.2, 12.3, 12.6, 12.7, 12.8, 12.9, 12.11, 12.13, 12.14, 12.16, 12.17, and 12.18, all of which shall continue in full force and effect) and Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of all or any portion of the Assets to any Person without any restriction under this Agreement and (b) there shall be no liability under this Agreement on the part of Purchaser or Seller or any of their respective Affiliates, partners, officers, owners, shareholders, members, officers, directors, managers, employees, agents or other Representatives except as expressly set forth in this Section 10.2, Section  10.3 and the Non-Disclosure Agreement, which Non-Disclosure Agreement shall survive any termination of this Agreement in accordance with its terms.

10.3 Remedies Upon Termination; Specific Performance.

(a)  In the event that (i) all conditions precedent to the obligations of Seller set forth in Section 7.1 have been fulfilled, satisfied or waived in writing by Seller (except for those conditions that by their nature are to be satisfied by or on behalf of Purchaser at or in connection with Closing, all of which Purchaser stands ready, willing and able to satisfy, and other than the failure of any such conditions to Closing of Seller resulting from the breach or failure of any of Seller’s representations, warranties or covenants hereunder) and (ii) Purchaser is entitled to terminate this Agreement under Section 10.1(b) or 10.1(d) because the conditions precedent to the obligations of Purchaser set forth in Section 7.2 are not satisfied as of such time solely as a result of the breach or failure of Seller’s representations, warranties, or covenants hereunder, including, if and when required, Seller’s obligations to consummate the transactions contemplated hereunder at Closing, then Purchaser shall be entitled, as its sole and exclusive remedy, to elect in writing, in its sole discretion, to either: (A) seek specific performance of this Agreement (without the necessity of posting bond or furnishing other security); provided that Purchaser’s ability to terminate this Agreement and seek recovery pursuant to clause (B) below shall not be limited if Purchaser causes any such action for specific performance to be dismissed prior to reaching a final, non-appealable decision; or (B) terminate this Agreement pursuant to Section 10.1(b) or 10.1(d), as applicable, in which case, Purchaser shall be entitled to pursue all damages and remedies at law or in equity in amount not to exceed five percent (5%) of the Base Purchase Price. In the case of clause (B) above, (x) Seller shall return the Deposit, for the sole account and use of Purchaser to an account designated by Purchaser as soon as reasonably practicable, but in any case within three (3) Business Days of the termination hereof and (y) Seller shall be responsible for and bear one hundred percent (100%) of any losses, breakage costs or other amounts payable in connection with the termination or unwind of any Hedges.

(b)  In the event that (i) all conditions precedent to the obligations of Purchaser set forth in Section 7.2 have been fulfilled, satisfied or waived in writing by Purchaser (except for those conditions that by their nature are to be satisfied by or on behalf of Seller at or in connection with Closing, all of which Seller stands ready, willing and able to satisfy) and (ii) Seller is entitled to terminate this Agreement under Section 10.1(b) or 10.1(c) because the conditions precedent to the obligations of Seller set forth in Section 7.1 are not satisfied as of such time solely as a result of the breach or failure of Purchaser’s representations, warranties, or covenants hereunder, including, if and when required, Purchaser’s obligations to consummate the transactions contemplated hereunder at Closing, then Seller shall be entitled, as its sole and exclusive remedy, to elect in writing to terminate this Agreement pursuant to Section 10.1(b) or 10.1(c), as applicable, in which case Seller shall be entitled to retain the Deposit for the sole account and use of Seller as liquidated damages hereunder. Seller and Purchaser acknowledge and agree that (x) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (y) the Deposit is a fair and reasonable estimate of such aggregate actual damages of Seller and (z) such liquidated damages do not constitute a penalty. In the event Seller terminates this Agreement in accordance with this Section 10.3(b), in addition to retaining the Deposit, Purchaser shall be responsible for and bear one hundred percent (100%) of any losses, breakage costs or other amounts payable in connection with the termination or unwind of any Additional Hedges, and Purchaser shall pay such amount to an account designated by Seller as soon as reasonably practicable, but in any case within three (3) Business Days of the termination hereof.

(c)  If this Agreement is terminated for any reason other than the reasons set forth in Sections 10.3(a) or Section 10.3(b), (A) the Parties shall each be responsible for fifty percent (50%) of any losses, breakage costs or other amounts payable in connection with the termination or unwind of the Additional Hedges and (B) the Seller shall return the Deposit to Purchaser, free of any claims by Seller or any other Person with respect thereto as soon as reasonably practicable, but in any event within three (3) Business Days of the termination of such Additional Hedges.

(d)  Notwithstanding anything to the contrary herein but subject to the other terms and provisions of this Section 10.3, if a Party has failed to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at, prior to or, if Closing has occurred, after the Closing (including, if applicable pursuant to Section 10.3(a) above, the obligation of Seller to consummate the Closing, but specifically excluding the obligation of Purchaser to consummate the Closing), the other Party may seek specific performance of such covenant or agreement at any time prior to the valid termination of this Agreement without the necessity of posting bond or furnishing other security. Each Party understands and agrees that the other Party may suffer irreparable damage as a result of it failing to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at, prior to or, if Closing has occurred, after the Closing. Accordingly, each Party waives any right it may have to challenge the enforceability of this Agreement by a decree of specific performance and agrees it will not argue in any proceeding that the requirements for specific performance have not been met, that monetary damages constitute a sufficient remedy or make any other argument in opposition to the specific performance of this Agreement.

Article 11
INDEMNIFICATION; LIMITATIONS

11.1 Assumed Obligations. Subject to, and without limitation of, Purchaser’s rights to indemnity under this Article 11, the terms of Article 3 (including Purchaser’s rights and remedies arising thereunder), the special warranty of Defensible Title in the Assignment and Bill of Sale, or any adjustments to the Base Purchase Price set forth in Section  2.3, on the Closing Date, Purchaser shall assume and hereby agrees to fulfill, perform, pay, and discharge (or cause to be fulfilled, performed, paid, or discharged) all of the obligations and liabilities of Seller and its Affiliates, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on, or after the Effective Date, including the following (collectively, and, for purposes of clarity, excluding the Retained Obligations, the “Assumed Obligations”):

(a)  all obligations and liabilities arising from or in connection with any production, pipeline, storage, processing, or other imbalance attributable to Hydrocarbons produced from the Properties, whether before, on, or after the Effective Date, including obligations to furnish makeup gas in accordance with the terms of applicable gas sales, gathering, or transportation Contracts;

(b)  obligations to pay working interests and Royalties;

(c)  obligations for plugging and abandonment of all of the Wells and dismantlement, decommissioning, or abandonment of all structures and Equipment included in the Assets or located on the lands covered by, or described in, the Leases (whether such Leases have terminated or expired) and restoration of the surface covered by the Assets in accordance with applicable Laws (whether or not required to be plugged, abandoned, dismantled, or restored as of the Effective Date, and whether or not the applicable Lease has terminated or expired), including any obligations to assess, remediate, remove, and dispose of NORM, asbestos, mercury, drilling fluids, chemicals, and produced waters and Hydrocarbons;

(d)  subject to the terms of Article 3, the special warranty of Defensible Title in the Assignment and Bill of Sale, all Damages and obligations arising from, or relating to, Title Defects, deficiencies, or other title matters with respect to the Assets, whether arising or relating to periods of time before, on, or after the Effective Date;

(e)  subject to the terms of Article 3, all Damages and obligations arising from, or relating to, Environmental Defects, or other environmental matters, with respect to the Assets, whether arising or relating to periods of time before, on, or after the Effective Date; and

(f)  following the expiration of the applicable survival periods described in Section 11.6(b)(i) and 11.6(b)(iii) with respect thereto, the Retained Obligations described in Sections 11.2(b), 11.2(d), 11.2(e), 11.2(f), 11.2(i)and 11.2(j).

11.2 Retained Obligations. Notwithstanding the terms of Section 11.1, the Assumed Obligations shall not include, and Seller shall retain and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged), any and all liabilities, Damages, duties, or obligations, known or unknown, to the extent they are attributable to, arise out of or in connection with, or are based upon (collectively, the “Retained Obligations”):

(a)  the Excluded Assets (including the ownership or operation thereof);

(b)  matters required to be borne, paid or retained by Seller under Sections  2.3 and 2.4;

(c)  Seller Taxes;

(d)  any property damage, personal injury or death attributable to, or arising out of, Seller’s or any of its Affiliates’ ownership or operation of the Assets prior to the Closing Date;

(e)  the off-site disposal of any Hazardous Substances, mercury, drilling fluids, chemicals, produced waters, Hydrocarbons or other materials of any nature generated by or on behalf of Seller or any of its Affiliates or otherwise produced from or attributable to any of the Assets and taken from a location that is on or within any of the Assets to a location that is not on or within any of the Assets, to the extent that such disposal occurred prior to the Closing Date;

(f)  any fines or penalties of Governmental Authorities levied at any time against Seller or any of its Affiliates, or imposed or assessed at any time related to or arising out of Seller’s or its Affiliates’ ownership or operation of the Assets prior to the Closing Date;

(g)  the actions, suits, proceedings and other matters set forth on Schedule 4.2 (or that should have been set forth on Schedule 4.2 in order for Seller’s representation in Section 4.2 to have been true and correct at and as of the Execution Date and the Closing);

(h)  any employment-related claims by employees or independent contractors of Seller or any of its Affiliates prior to the Closing Date;

(i)  the Fraud, gross negligence or willful misconduct of Seller or any of its Affiliates in connection with the ownership or operation of the Assets prior to the Closing Date; or

(j)  any claims by Royalty, overriding royalty, or other Working Interest owners for underpayments, mispayments, or miscalculations attributable to periods prior to the Effective Date (excluding, however, suspense funds that are held in suspense by the operator of any Assets), to the extent Purchaser or the Assets are charged or required to pay in respect thereof after Closing; provided, however, that, in each case, the Retained Obligations shall not include, and Seller shall not be responsible for, any interest, penalties or other similar charges accruing on or with respect to any such claims, underpayments, mispayments or miscalculations.

11.3 Indemnification.

(a)  From and after Closing, but subject to the applicable limitations set forth in this Article 11, Purchaser shall indemnify, defend, and hold harmless Seller and its and their Affiliates and its and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and Representatives (collectively, the “Seller Group”) from and against all Damages incurred or suffered by Seller Group:

(i)  caused by, arising out of, or resulting from, the Assumed Obligations;

(ii)  caused by, arising out of, or resulting from, Purchaser’s breach or nonfulfillment of, or failure to perform, any of Purchaser’s covenants or agreements contained in this Agreement; or

(iii) caused by, arising out of, or resulting from, any breach or inaccuracy of any representation or warranty made by Purchaser contained in Article 5 of this Agreement or in the certificate delivered at Closing pursuant to Section 8.3(a)(v),

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEE, OR THIRD PERSON, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION, BUT EXCLUDING THE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON, and further excepting in each case Damages against which Seller would be required to indemnify Purchaser Group under Section 11.3(b).

(b)  From and after Closing, but subject to the applicable limitations set forth in this Article 11, Seller shall indemnify, defend, and hold harmless Purchaser and its Affiliates and its and their respective former, current and future members, shareholders, owners, officers, directors, managers, employees, agents and Representatives (“Purchaser Group”) from and against all Damages incurred or suffered by Purchaser Group:

(i)  caused by or arising out of, or resulting from, the Retained Obligations;

(ii)  caused by, arising out of, or resulting from, Seller’s breach or nonfulfillment of, or failure to perform, any of Seller’s covenants or agreements contained in this Agreement; or

(iii) caused by, arising out of, or resulting from any breach or inaccuracy of any representation or warranty made by Seller contained in Article 4 of this Agreement, or in the certificate delivered at Closing pursuant to Section  8.2(a)(vi),

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEE, OR THIRD PERSON, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON.

(c)  Notwithstanding anything to the contrary contained in this Agreement, except in the case of Fraud, and without limitation of the special warranty of Defensible Title in the Assignment and Bill of Sale from and after Closing, Seller’s and Purchaser’s sole and exclusive remedy against each other with respect to breaches of the representations, warranties, covenants, and agreements of the Parties contained in this Agreement (excluding Sections 6.4 and 6.6, which shall also be separately enforceable by Seller and Purchaser, as applicable, pursuant to whatever rights and remedies are available to it outside of this Article 11, and Section 4.7, the sole and exclusive remedy for which shall be pursuant to Section  2.3), and the affirmations of such representations, warranties, covenants, and agreements contained in the certificates respectively delivered by each Party at Closing pursuant to Sections 8.2(a)(vi) and 8.3(a)(v), as applicable, is set forth in this Article 11 (and, with respect to the representation and warranty in Section 4.7, in Section  2.3) and if no such right of indemnification (or, with respect to the representations and warranty in Section 4.7, right under Section  2.3) is expressly provided, then such claims are hereby waived to the fullest extent permitted by Law. Except for the remedies contained in this Article 11 (and, with respect to the representation and warranty in Section 4.7, Section  2.3) and in the case of Fraud, and without limitation of the special warranty of Defensible Title in the Assignment and Bill of Sale, upon Closing, each Party releases, remises, and forever discharges the other Party and its Affiliates and its and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and other Representatives from any and all suits, legal or administrative proceedings, claims, demands, Damages, losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which such Party might now or subsequently may have, based on, relating to, or arising out of this Agreement or Seller’s ownership, use, or operation of the Assets, or the condition, quality, status, or nature of the Assets, including rights to contribution under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the oil pollution act of 1990, as amended, breaches of statutory and implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, any rights under insurance policies issued or underwritten by the other Party or any of its Affiliates, even if caused in whole or in part by the negligence (whether sole, joint, or concurrent), strict liability, or other legal fault of any released Person, invitee, or third party, and whether or not caused by a pre-existing condition.

(d)  The Parties shall treat, for Tax purposes, any amounts paid pursuant to this Article 11 as an adjustment to the Purchase Price.

11.4 Indemnification Actions. All claims for indemnification under Section 6.4, Section 9.4 or Section 11.3 shall be asserted and resolved as follows:

(a)  For purposes of this Article 11, the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 11, and the term “Indemnified Person” when used in connection with particular Damages shall mean a Person having the right to be indemnified with respect to such Damages pursuant to this Article 11, Section 6.4 or Section 9.4 (including, for the avoidance of doubt, those Persons identified in Section 11.4(g)).

(b)  To make a claim for indemnification under Section 6.4, Section 9.4 or Article 11, an Indemnified Person shall notify the Indemnifying Person of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a complete copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Person to give notice of a Claim as provided in this Section 11.4 shall not relieve the Indemnifying Person of its obligations under Section 6.4, Section 9.4 or Article 11, except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Person’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant, or agreement that was inaccurate or breached and the basis of such inaccuracy or breach.

(c)  In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend and indemnify the Indemnified Person against such Claim under Section 6.4, Section 9.4 or this Article 11, as applicable. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed obligated to provide such indemnification hereunder. The Indemnified Person is authorized, prior to and during such thirty (30) day period but prior to the Indemnifying Person admitting (or being deemed to have admitted such obligation pursuant to this Section 11.4(c)) its obligation to provide indemnification with respect to the matter in question, to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d)  If the Indemnifying Person admits its obligation (or is deemed to have admitted its obligation), it shall have the right and obligation to diligently defend and indemnify, at its sole cost and expense, the Claim. The Indemnifying Person shall have full control of such defense and proceedings, including, subject to the remainder of this Section 11.4(d), any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may, at its own expense, participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 11.4(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final, non-appealable, resolution of the Indemnified Person’s liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Claim) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(e)  If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend, indemnify against, or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation to indemnify the Indemnified Person and assume the defense of the Claim at any time prior to settlement or final, non-appealable determination thereof. If the Indemnifying Person has not yet admitted its obligation to defend and indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation for indemnification with respect to such Claim and (ii) if its obligation is so admitted, assume the defense of the Claim, including the power to reject the proposed settlement. If the Indemnified Person settles any Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation for indemnification in writing (or is deemed to be obligated to indemnify such Indemnified Person pursuant to Section 11.4(c) or this Section 11.4(e)), the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

(f)  In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages, or (iii) dispute the claim for such Damages. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Person shall be conclusively deemed to be obligated to provide indemnification hereunder, subject to the other provisions of this Article 11.

(g)  Any claim for indemnity under Section 6.4, Section 9.4 or this Article 11 by any Affiliate, member, shareholder, owner, officer, director, manager, employee, agent or Representative must be brought and administered by the applicable Party to this Agreement that is related to such Person. No Indemnified Person other than Seller and Purchaser shall have any rights against Seller or Purchaser under the terms of Section 6.4, Section 9.4 or this Article 11 except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Section 11.4(g). Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Section 11.4 on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 11.4.

11.5 Casualty and Condemnation.

(a)  Subject to, and without limitation of, the Seller’s representations, warranties, covenants and agreements made pursuant to this Agreement, if Closing occurs, then, from and after the Effective Date, Purchaser shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of any Equipment due to ordinary wear and tear, in each case, with respect to the Assets.

(b)  If, after the Execution Date but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is expropriated or taken in condemnation or under right of eminent domain (each, a “Casualty Loss”), then:

(i)  Seller shall promptly notify Purchaser in writing following the occurrence of such Casualty Loss, which notice shall include reasonable detail of the nature of such Casualty Loss and Seller’s good faith estimate of the costs to repair or replace the relevant Asset(s);

(ii)  Seller shall use commercially reasonable efforts to mitigate (or attempt to mitigate) any Damages resulting from, or relating to, such Casualty Loss;

(iii) Purchaser shall, subject to the other terms and conditions of this Agreement, nevertheless be required to proceed with Closing;

(iv)  Seller, at the Closing, shall pay to Purchaser all sums paid or credited to Seller or any of its Affiliates by Persons by reason of such Casualty Loss insofar as with respect to the relevant Assets and shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Seller’s (and, if applicable, its Affiliates’) right, title and interest (if any) in and to any and all insurance claims, unpaid awards and other rights against any third Persons arising out of or in connection with such Casualty Loss insofar as with respect to the Assets; and

(v)  only if the Damages to the Assets affected by such Casualty Loss exceed 0.3125% of the Base Purchase Price, reduce the Base Purchase Price by an amount equal to the reasonable cost for repair or replacement of the affected Assets; provided, however, to the extent that this Section 11.5(b)(v) applies and the Purchase Price is reduced pursuant to this Section 11.5(b)(v), then the foregoing Section 11.5(b)(iv) shall not be applicable, and Seller shall reserve and retain all right, title and interest (if any) in insurance claims, paid or unpaid awards, or other rights, causes of actions and remedies against Third Parties for the recovery of Seller’s costs and expenses incurred prior to Closing in repairing such Casualty Loss or pursuing or asserting any such insurance claim.

(c)  Notwithstanding anything herein to the contrary, neither Seller nor any of its Affiliates shall compromise, settle or adjust any amounts payable by reason of, or in connection with, any Casualty Loss without the prior written consent of Purchaser.

11.6 Limitation on Actions.

(a)  The representations and warranties of Seller in Article 4 (excluding, for purposes of clarity, the Seller Fundamental Representations and Seller’s representations and warranties in Sections 4.3 and 4.7), the corresponding representations, warranties, and affirmations given in the certificate delivered by Seller at Closing pursuant to Section 8.2(a)(vi), and the covenants and agreements of the Parties to be performed at or prior to Closing shall, in each case, survive the Closing for a period of twelve (12) months. The Seller Fundamental Representations shall survive the Closing for a period of three (3) years. The representations and warranties of Seller set forth in Section 4.3 shall survive the Closing for the applicable statute of limitations period plus sixty (60) days and the representations and warranties of Seller set forth in Section 4.7 shall survive the Closing until the Cut-Off Date. The representations and warranties of Purchaser in Article 5 (excluding the Purchaser Fundamental Representations), and the corresponding representations, warranties, and affirmations given in the certificate delivered by Purchaser at Closing pursuant to Section 8.3(a)(v), shall, in each case, survive the Closing for a period of twelve (12) months. The Purchaser Fundamental Representations shall survive the Closing for a period of six (6) years. The covenants and agreements of the Parties to be performed at any time from and after Closing shall survive Closing until fully performed, subject to the applicable limitations set forth in this Section 11.6. The remainder of this Agreement shall survive the Closing and delivery of the Assignment and Bill of Sale without time limit except as may otherwise be expressly provided herein. Representations, warranties, covenants, and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its expiration date (and, for purposes of clarity, there shall be no termination of any indemnification obligations underlying any such claim in such circumstance).

(b)  The indemnities in Sections 11.3(a)(ii), 11.3(a)(iii), 11.3(b)(ii), and 11.3(b)(iii) shall terminate as of the termination date of each respective representation, warranty, covenant, or agreement that is subject to indemnification thereunder, except in each case as to matters for which a bona fide specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date (and, for purposes of clarity, there shall be no termination of any indemnification obligations underlying any such claim in such circumstance). The indemnity in Section 11.3(b)(i) shall survive the Closing (i) as set forth in Sections  2.3 and 2.4 with respect to Section 11.2(b), (ii) for the applicable statute of limitations period plus sixty (60) days with respect to Section 11.2(c) and Section 11.2(e), (iii) three (3) years with respect to Sections 11.2(d), 11.2(f), 11.2(i), and 11.2(j), and (iii) without time limit with respect to the remaining subparagraphs of Section 11.2. The indemnities in Section 11.3(a)(i) shall continue without time limit.

(c)  Seller shall not have any liability for any indemnification under Section 11.3(b)(iii) (except for breaches or inaccuracies of any of the Seller Fundamental Representations and/or the representations and warranties of Seller in Section 4.3), for an individual matter until and unless the amount of the liability for Damages with respect to which Seller an obligation to indemnify the Purchaser Group pursuant to the terms of Section 11.3(b)(iii) (except for breaches or inaccuracies of any of the Seller Fundamental Representations and/or the representations and warranties of Seller in Section 4.3) exceeds Forty-Two Thousand Three Hundred Twenty-Five Dollars ($42,325) (the “Individual Indemnity Threshold”). Without limiting the foregoing, Seller shall not have any liability for any indemnification under Section 11.3(b)(iii) (except for breaches or inaccuracies of any of the Seller Fundamental Representations and/or the representations and warranties of Seller in Section 4.3) until and unless the aggregate amount of the liability for all Damages (i) for which Claim Notices are delivered by Purchaser under Section 11.3(b)(iii) (except for breaches or inaccuracies of any of the Seller Fundamental Representations and/or the representations and warranties of Seller in Section 4.3), (ii) with respect to which Seller has an obligation to indemnify Purchaser pursuant to the terms of Section 11.3(b)(iii) (except for breaches or inaccuracies of any of the Seller Fundamental Representations and/or the representations and warranties of Seller in Section 4.3), and (iii) which exceed the Individual Indemnity Threshold exceeds an amount equal to two and one-half percent (2.5%) of the Base Purchase Price, and then only to the extent such Damages exceed an amount equal to two and one-half percent (2.5%) of the Base Purchase Price.

(d)  Purchaser shall not have any liability for any indemnification under Section 11.3(a)(iii) (except for breaches or inaccuracies of any of the Purchaser Fundamental Representations, for which the following limitations shall not apply), for an individual matter until and unless the amount of the liability for Damages with respect to which Purchaser has an obligation to indemnify the Seller Group pursuant to the terms of Section 11.3(a)(iii) (except for breaches or inaccuracies of any of the Purchaser Fundamental Representations) exceeds the Individual Indemnity Threshold.

(e)  Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall not be required to indemnify Purchaser (i) under Section 11.3(b)(iii) (except for breaches or inaccuracies of any of the Seller Fundamental Representations and/or the representations and warranties in Section 4.3), for aggregate Damages in excess of fifteen percent (15%) of the Base Purchase Price, and (ii) under this Article 11 for aggregate Damages in excess of one hundred percent (100%) of the Base Purchase Price.

(f)  The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 11 shall be reduced by the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates); provided, however, that no Party shall be required to seek recovery under any policy of insurance as a condition to indemnification hereunder.

(g)  Seller shall be subrogated to the rights of any Indemnified Person that is a member of the Purchaser Group and Purchaser shall be subrogated to the rights of any Indemnified Person that is a member of the Seller Group, in each case, against any insurer, indemnitor, guarantor or other Person with respect to the subject matter of any Damages subject to indemnification by such Party pursuant to Article 11 to the extent that a Party pays any such Indemnified Person with respect to such Damages. Any member of the Purchaser Group or Seller Group, as applicable, who is indemnified pursuant to Article 11 shall assign or otherwise cooperate with Seller or Purchaser, as applicable, in the pursuit of any claims against, and any efforts to recover amounts from, such other Person for any such Damages for which any member of the Seller Group or Purchaser Group, as applicable, has been paid. Any such Purchaser Group Indemnified Person shall remit to Seller or Seller Group Indemnified Person shall remit to Purchaser, as applicable, within five (5) Business Days after receipt, any insurance proceeds or other payment that is received by any member of the Purchaser Group or Seller Group, as applicable, from a third Person and which relates to Damages for which (but only to the extent) such member of the Seller Group or Purchaser Group, as applicable, has been previously compensated hereunder (minus the reasonable out-of-pocket costs incurred in obtaining such recovery).

(h)  Neither Seller nor Purchaser shall have any obligation or liability under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement for any breach, misrepresentation, or noncompliance with respect to any representation, warranty, covenant, indemnity, or obligation if such breach, misrepresentation, or noncompliance shall have been affirmatively and expressly waived in writing by the other Party.

(i)  As used in this Agreement, the term “Damages” means the amount of any actual liability, loss, cost, expense, Tax, claim, award, or judgment incurred or suffered by any Person, whether attributable to personal injury or death, property damage, contract claims, torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants, or other agents and experts reasonably incident to the matters in question, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity provided hereunder. Notwithstanding the foregoing, neither Purchaser nor Seller shall be entitled to indemnification under Section 6.4, Section 9.4 or this Article 11 for, and “Damages” shall not include, (i) loss of profits, to the extent consequential, or other consequential damages suffered by the Party claiming indemnification, or any special or punitive damages (other than loss of profits, consequential damages, or punitive damages suffered by third Persons for which responsibility is allocated among the Parties or to the extent such damages constitute direct damages under Texas law), and (ii) any increase in liability, loss, cost, expense, claim, award or judgment to the extent such increase is caused by the actions or omissions of any Indemnified Person after the Closing Date.

(j)  Notwithstanding anything herein to the contrary, for purposes of determining the indemnity obligations set forth in this Article 11, (i) when determining whether a breach or inaccuracy of Seller’s representations or warranties contained in this Agreement has occurred, and (ii) when calculating the amount of Damages incurred, arising out of or relating to any such breach or inaccuracy of any such representation or warranty by Seller, in each case, all references to materiality and all material respects contained in such representation or warranty shall be disregarded, but Seller Material Adverse Effect shall not be disregarded.

Article 12
MISCELLANEOUS

12.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

12.2 Notices. All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English and by personal delivery (if signed for receipt), by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or transmitted via electronic mail (following appropriate confirmation of receipt by return email, including an automated confirmation of receipt) and shall be deemed to have been made and the receiving Party charged with notice, when received except that if received after 5:00 p.m. (in the recipient’s time zone) on a Business Day or if received on a day that is not a Business Day, such notice, request or communication will not be effective until the next succeeding Business Day. All notices shall be addressed as follows:

If to Seller:	Alchemist Energy LeaseCo, LP 545 E. John Carpenter Fwy., Suite 1550 Irving, Texas 75062 Attention: Billy Hannes Telephone: (716) 397-0505 Email: billy@alchemist.energy

With a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP
201 Main Street, Suite 1600
Fort Worth, Texas 76102
Attn: Cole Bredthauer
Email: cbredthauer@akingump.com

If to Purchaser:

Presidio Production Company 500 West 7th Street Fort Worth, Texas 76102 Attention: Brett Barnes Email: brett@bypresidio.com

With a copy to (which shall not constitute notice):

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention: Chris Heasley; John Stavinoha
Telephone: (713) 546-7532; (713) 646-7937
Email: chris.heasley@lw.com; john.stavinoha@lw.com

Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

12.3 Expenses. Except as provided in Sections 3.10(c), 6.5, 8.4(c), 10.2 and in Section 11.4, all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, and the exhibits and schedules hereto and thereto, and all other matters related to the Closing and the transactions related thereto, including all fees and expenses of counsel, accountants, and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

12.4 Replacement of Credit Support. The Parties understand that none of the Credit Support, if any, posted by Seller or any Affiliate thereof with or for the benefit of any Governmental Authority or third Person and relating to the Assets will be transferred to Purchaser. On or before Closing, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such Credit Support as is necessary for Purchaser to own and, if applicable, operate the Assets, and shall cooperate in good faith with Seller to assist Seller in causing, effective as of the Closing, the cancellation or return to Seller of the Credit Support posted by Seller or its Affiliates; provided, however, that if, as of the Closing Date, Purchaser is unable to (a) obtain replacements of any such Credit Support and/or (b) the cancellation of or return to Seller of any such Credit Support, then, Purchaser shall indemnify and reimburse Seller for any costs, expenses or other Damages paid or incurred by Seller under or pursuant to such Credit Support resulting from the ownership or operation of the any of the applicable Assets from and after the Closing Date until such time as Purchaser is able to obtain such replacements of such Credit Support and/or the cancellation of or return to Seller of any such Credit Support, as applicable, following the Closing Date.

12.5 Records.

(a)  As soon as practicable, but in no event later than five (5) days after the Closing Date, Seller shall deliver or cause to be delivered to Purchaser the original Records (or digital copies of Records to the extent Seller does not have originals of such Records) that are in the possession of Seller or its Affiliates, subject to Section 12.5(b). Notwithstanding anything to the contrary herein, Seller shall cooperate in good faith with Purchaser (at no additional cost or expense to Seller) to cause the Records to be delivered to Purchaser in the format or formats that are reasonably requested by Purchaser.

(b)  Seller may retain a copy of all data room materials for the transactions contemplated by this Agreement along with the originals of those Records (i) relating to Tax and accounting matters, (ii) relating to Properties in which Seller retains any interest, or (iii) which are subject to a legal hold by Seller (until such hold is released) and provide Purchaser, at its request, with copies of such Records other than Records that pertain solely to Income Tax matters related to the Assets. Seller may retain copies of any other Records, including geological, geophysical, and similar data and studies.

(c)  Purchaser, for a period of seven (7) years after the Closing shall: (i) retain the Records and (ii) provide Seller, and the members of the Seller Group with access to the Records during normal business hours for review and copying at Seller’s sole expense.

12.6 Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Texas, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction; provided, however, (a) in connection with the determination of the existence of any Title Defect or with respect to conveyancing matters as to any Asset, the laws of the state where such Asset is located shall govern and control such determination and (b) in connection with the determination of the existence of any Environmental Defect, the federal laws of the United States and the Laws of the state where the applicable affected Asset is located shall govern and control such determination.

12.7 Venue; Waiver of Jury Trial.

(a)  Each Party consents to personal jurisdiction in any action brought in the Texas Business Court located in the Eleventh Business Court Division of the State of Texas (or, if the Texas Business Courts are unavailable or lack jurisdiction, then the United States District Court located closest to Tarrant County, Texas, and if such federal court is unavailable or lack jurisdiction, then any state court in Tarrant County, Texas) with respect to any dispute, claim, or controversy arising out of, in relation to, or in connection with, this Agreement, and each of the Parties agrees that any action instituted by it against the other with respect to any such dispute, controversy, or claim (except to the extent a dispute, controversy, or claim arising out of, in relation to, or in connection with, title or environmental matters pursuant to Section 3.10 or the determination of Purchase Price adjustments pursuant to Section 8.4(b) is referred to an expert pursuant to those Sections) will be instituted exclusively in such courts. Each Party (a) irrevocably submits to the exclusive jurisdiction of such courts, (b) waives any objection to laying venue in any such action or proceeding in such courts, (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it, and (d) agrees that service of process upon it may be effected by mailing a copy thereof by registered mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 12.2. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Texas for any purpose except as provided herein and shall not be deemed to confer any rights on any Person other than the Parties to this Agreement. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF, IN RELATION TO, OR IN CONNECTION WITH, THIS AGREEMENT.

(b)  Notwithstanding anything in this Agreement to the contrary, and if, despite the foregoing waivers, any Action (as defined below) is brought against the Debt Financing Sources, each of the parties to this Agreement on behalf of itself and each of its Affiliates hereby: (i) agrees that any action, cause of action, claim, demand, litigation, suit, citation, summons, subpoena, hearing, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise (an “Action”), involving the Debt Financing Sources, arising out of or relating to this Agreement, the Debt Financing, the definitive agreements entered into in connection with the Debt Financing (including the Debt Commitment Letters, collectively, the “Debt Financing Documents”) or any of the transactions contemplated hereby or thereby, in each case involving the Debt Financing Sources, or the performance of any services under the Debt Financing Documents, shall be subject to the exclusive jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in New York County and any appellate court thereof (each such court, the “Subject Courts”) and each party hereto irrevocably submits itself and its property with respect to any such dispute to the exclusive jurisdiction of such court and agrees that any such Action shall be governed by, and construed in accordance with, New York law (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), (ii)(1) agree that none of the Debt Financing Sources shall have any liability to Seller or its Affiliates (whether at law or equity, in contract, in tort or otherwise) relating to or arising out of this Agreement, the Debt Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and (2) agrees that it will not bring or support or permit any of its Affiliates to bring or support any Action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description) against the Debt Financing Sources in any way relating to this Agreement, the Debt Financing, the Debt Financing Documents or any of the transactions contemplated hereby or thereby or the performances of any services thereunder in any forum other than any Subject Court, (iii) irrevocably waives to the fullest extent permitted by applicable Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such claim in any such court, (iv) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law and (v) waives, and agrees not to assert, by way of motion or as a defence, counterclaim or otherwise, in any Action involving any Debt Financing Source involving the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the Subject Courts as described herein for any reason, (vi) agree that in no event shall Seller have the right to specifically enforce the Debt Commitment Letters and (vii) agrees (x) that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Section 12.7(b) (or the definitions of any terms used in this Section 12.7(b)) and (y) to the extent any amendments to (or waiver of) any provision of this Section 12.7(b) (or, solely as they relate to such Section, the definitions of any terms used in this Section 12.7(b)) or any other provision of this Agreement the amendment or waiver of which has the effect of directly modifying this Section 12.7(b) are adverse to the Debt Financing Sources, such provisions shall not be amended without the prior written consent of the Debt Financing Sources as provided pursuant to Section 12.12. The provisions of this Section 12.7 shall be enforceable by each Debt Financing Source, its Affiliates and their respective successors and permitted assigns, and notwithstanding anything contained herein to the contrary, nothing in this Section 12.7(b) shall in any way affect any Party’s or any of their respective Affiliates’ rights and remedies under any binding agreement to which a Debt Financing Source is a party, including the Debt Financing Documents. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING AGAINST ANY DEBT FINANCING SOURCES DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND FOR ANY COUNTERCLAIM THEREIN.

12.8 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

12.9 Waivers. Any failure by any Party to comply with any of its obligations, agreements, or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No course of dealing on the part of Seller or Purchaser, or their respective Affiliates and its and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and Representatives or any failure by Seller or Purchaser to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

12.10  Assignment. No Party shall assign or otherwise transfer all or any part of this Agreement to any third Person, nor shall any Party delegate any of its rights or duties hereunder to any third Person, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be void ab initio; provided that Purchaser may, without consent of Seller but with prior written notice to Seller and subject to the immediately succeeding sentence, assign to one or more of its wholly-owned subsidiaries its rights hereunder to receive assignment and transfer of the Assets, but Purchaser shall remain liable for its obligations hereunder; provided, further, that the Purchaser shall have the right to assign its rights hereunder (in whole or in part) to the Debt Financing Sources for collateral purposes. Any assignment of this Agreement permitted by this Section 12.10 shall be made subject to the obligations contained in this Agreement and such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

12.11  Entire Agreement. This Agreement, the Non-Disclosure Agreement, the Registration Rights Agreement, and the documents to be executed hereunder and the exhibits and schedules attached hereto and thereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. In entering into this Agreement, neither Party has relied on any statement, representation, warranty, covenant, nor agreement of the other Party or its Representatives other than those expressly contained in this Agreement. For the avoidance of doubt, this Agreement constitutes a “definitive written agreement” as contemplated by the Non-Disclosure Agreement and, as such, upon Closing the Non-Disclosure Agreement shall automatically terminate, effective as of the Closing Date, or if Closing does not occur, the Non-Disclosure Agreement shall survive in accordance with its terms.

12.12  Amendment. This Agreement may be amended or modified only by an agreement in writing signed by Seller and Purchaser and expressly identified as an amendment or modification. Notwithstanding anything to the contrary contained herein, the definitions of “Action”, “Debt Commitment Letters”, “Debt Financing”, “Debt Financing Documents”, “Debt Financing Sources” and “Subject Courts”, Sections 6.15 (solely with respect to the Debt Financing Sources), 12.7, 12.10, 12.13, 12.18, 12.19, this Section 12.12 and, in each case, any other provisions of this Agreement to the extent a modification thereof would directly affect the substance of any of the foregoing, may not be amended in a manner that is adverse to a Debt Financing Sources without the prior written consent of the Debt Financing Sources.

12.13  No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Sections 6.4, Section 9.4, Section 12.19 and Article 11, which rights shall be exercised through the applicable Party; provided, that provided, that the Debt Financing Sources shall be third party beneficiaries of Sections 6.15 (solely with respect to the Debt Financing Sources), 12.7, 12.10, 12.12, 12.18 12.19, and this Section 12.13. Accordingly, references to the indemnification rights of Purchaser or Seller under this Agreement shall be deemed to include the indemnification rights of the Purchaser Group or the Seller Group, as applicable.

12.14  Severability. If any provision of this Agreement, or any application thereof, is held invalid, illegal, or unenforceable in any respect under any Law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the Parties, to such Law, and, to the extent such provision cannot be so reformed, then such provision (or the invalid, illegal, or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality, and enforceability of the remaining provisions contained herein (and any other application of such provision) shall not in any way be affected or impaired thereby.

12.15  Time of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

12.16  References. In this Agreement, unless the context requires otherwise: (a) references to any gender includes a reference to all other genders; (b) references to the singular includes the plural, and vice versa; (c) reference to any Article or Section means an Article or Section of this Agreement; (d) reference to any exhibit or schedule means an exhibit or schedule to this Agreement, all of which are incorporated into, and made a part of, this Agreement for all purposes; (e) unless expressly provided to the contrary, “hereunder”, “hereof”, “herein”, and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; (f) references to “$” or “Dollars” means United States Dollars; (g) “include” and “including” mean include or including without limiting the generality of the description preceding such term and (h) the term “Seller” shall be deemed and construed to refer to the various individual Persons that collectively constitute Seller. If the date of performance falls on a day that is not a Business Day, then the actual date of performance will be the next succeeding day that is a Business Day.

12.17  Construction. Purchaser is capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances, including with respect to all matters relating to the Assets, their value, operation, and suitability. Seller and Purchaser have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof.

12.18  Limitation on Damages. Notwithstanding anything to the contrary contained herein but without limitation of Section 10.2, neither Purchaser nor Seller, nor any of their respective Affiliates shall be entitled to consequential, special, or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than consequential, special, or punitive damages suffered by third Persons for which responsibility is allocated between the Parties) and Purchaser and Seller, for themselves and on behalf of their respective Affiliates, hereby expressly waive any right to consequential, special, or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than consequential, special, or punitive damages suffered by third Persons for which responsibility is allocated between the Parties). Notwithstanding anything herein to the contrary in this Section 12.18 or any other provision of this Agreement to the contrary, nothing in this Section 12.18 shall be construed as limiting any Person’s ability to recover any direct damages (including lost profits that are direct damages) as provided under Texas Law. In furtherance and not in limitation of the foregoing, in no event shall Seller be entitled to an injunction, specific performance or any other equitable remedy to enforce or seek to enforce Purchaser’s or any of its Affiliate’s obligation to enforce specifically their respective rights against any Debt Financing Source. Notwithstanding anything to the contrary in this Agreement, if the circumstances described in Section 10.3 are applicable, Seller’s right to retain the Deposit and demand the losses, breakage costs or other amounts payable expressly provided in Section 10.3 shall be the sole and exclusive remedy of Seller, whether or not the Seller shall have terminated this Agreement in accordance with Section 10.3(b), and all other remedies (including equitable remedies) shall be deemed waived against Purchaser for any and all losses, damages and expenses suffered or incurred by the Seller or any other Person in connection with this Agreement and upon payment of such amounts, Purchaser shall have no further liability or obligation relating to or arising out of this Agreement or the Transactions

12.19  Non-Recourse Parties. Subject to the remainder of this Section 12.19, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity, or granted by statute) that may be based upon, are in respect of, arise under, arise out or by reason of, are connected with, or relate in any manner to this Agreement, the negotiation, execution, or the performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) or the transaction contemplated hereby and thereby, may be made only against (and are expressly limited to) the entities that are expressly identified as “Parties” in the preamble to this Agreement or any successor or permitted assign of any such Parties (“Contracting Parties”). No Person who is not a Contracting Party, including without limitation, any Debt Financing Source, trustee, director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or Representative of, and any financial advisor, lender, investor or equity provider (whether actual or prospective) of, any Contracting Party, or any trustee, director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or Representative of, and any financial advisor, lender, investor or equity provider (whether actual or prospective) of, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity, or granted by statute) to any Contracting Party with which it is not engaged or does not have a contractual relationship with (outside of this Agreement) or any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement, the performance of this Agreement, or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of the other Contracting Party on any of its Nonparty Affiliates, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any of the other Contracting Party’s Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Notwithstanding anything in this Section 12.19 to the contrary, this Section 12.19 does not provide (and shall in no event be interpreted to provide) for any waiver, release or relinquishment by any Contracting Party of any claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity, or granted by statute) of any sort which such Contracting Party may have against any of Nonparty Affiliates (being those that such Contracting Party has engaged or has a contractual relationship with outside of this Agreement).

12.20  Reliance. Notwithstanding anything to the contrary in this Agreement, each Party has relied upon and will be deemed to have relied upon for all purposes of this Agreement all of the other Party’s express indemnification obligations set forth in this Agreement or any other documents contemplated as a part of this transaction and all of the other Party’s express representations, warranties, covenants and agreements set forth in this Agreement and in each other document contemplated as a part of this transaction (including, for purposes of clarity, the special warranty of Defensible Title set forth in the Assignment and Bill of Sale).

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IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the Execution Date.

SELLER:

Alchemist Energy LeaseCo, LP

By:	/s/ Billy Hannes
Name:	Billy Hannes
Title:	SVP & General Counsel

Signature Page to Purchase and Sale Agreement

PURCHASER:

PRESIDIO PRODUCTION COMPANY

By:	/s/ Brett Barnes
Name:	Brett Barnes
Title:	Executive Vice President & General Counsel

Signature Page to Purchase and Sale Agreement